Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of April 2, 2012

among

THE YANKEE CANDLE COMPANY, INC.,
as Domestic Borrower

YANKEE CANDLE CANADA INC.,
as Canadian Borrower

YANKEE CANDLE COMPANY (EUROPE) LIMITED
as UK Borrower

YANKEE CANDLE DEUTSCHLAND GMBH
as German Borrower

The Guarantors Named Herein

BANK OF AMERICA, N.A.
as Agent
and

The Other Lenders Party Hereto

BARCLAYS BANK PLC,
as Syndication Agent

U.S BANK NATIONAL ASSOCIATION and WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and BARCLAYS BANK PLC,
as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		124

5.01	Financial Condition	124
5.02	No Change	124
5.03	Existence, Compliance with Requirements of Law	125
5.04	Corporate Power; Authorization; Enforceable Obligations	125
	No Legal Bar	126
5.06	No Material Litigation	126
5.07	No Default	126
5.08	Ownership of Property; Liens	126
5.09	Intellectual Property	126
5.10	Taxes	127
5.11	Federal Regulations	127
5.12	ERISA	127
	Investment Company Act	128
5.14	Subsidiaries	129
5.15	Environmental Compliance	129
	Accuracy of Information, etc.	129
5.17	Security Documents	129
5.18	Solvency	130
5.19	Senior Indebtedness	130
5.20	Labor Matters	131
	Regulation H	131
5.22	Anti-Money Laundering and Economic Sanctions Laws	131
5.23	Insurance	131
5.24	Deposit Accounts; Credit Card Arrangements	132
5.25	Ranking	132

ARTICLE VI AFFIRMATIVE COVENANTS		132

6.01	Financial Statements	132
6.02	Certificates; Other Information	133
6.03	Notices	135
6.04	Payment of Obligations	137
6.05	Preservation of Existence, Etc.	137
6.06	Maintenance of Properties	137
6.07	Maintenance of Insurance	137
6.08	Compliance with Requirements of Laws	138
6.09	Accountants	138
6.10	Inspection Rights	139
	Additional Collateral and Additional Loan Parties	139
6.12	Cash Management	142
6.13	Cycle Counts	143
6.14	Environmental Laws	143
6.15	Further Assurances	144
6.16	Canadian Pension Benefit Plans	144
	Maintenance of Process Agent	144
	Designation as Senior Debt	144
6.19	UK “Know your customer” checks	144
6.20	UK Pension Plans	145
6.21	Centre of Main Interests	145
6.22	Post-Closing Obligations	146

ARTICLE VII NEGATIVE COVENANTS		146

	Liens	146
	Investments	149
	Indebtedness	151
7.04	Fundamental Changes	154
	Dispositions	154
7.06	Restricted Payments	156
7.07	Prepayments of Indebtedness	158
7.08	Change in Nature of Business	159
7.09	Transactions with Affiliates	160
7.10	Burdensome Agreements	160
7.11	Use of Proceeds	161
7.12	Amendment of Material Documents; Designation of Indebtedness	161
7.13	Fiscal Year	161
7.14	Deposit Accounts; Credit Card Processors	162
7.15	Sales and Leasebacks	162
7.16	Clauses Restricting Subsidiary Distributions	162
7.17	Limitation on Hedge Agreements	163
7.18	Financial Covenants	163

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		163

8.01	Events of Default	163
8.02	Remedies Upon Event of Default	166
8.03	Application of Funds	167

ARTICLE IX THE AGENT		176

9.01	Appointment	176
9.02	Appointment of the Agent as security trustee under the European Security Documents	177
9.03	Parallel Debt Obligations	180
9.04	Delegation of Duties	180
9.05	Exculpatory Provisions	181
9.06	Reliance by Agent	181
	Notice of Default	182
9.08	Non-Reliance on Agent and Other Lenders	182
	Indemnification	182
	Rights as a Lender	183
	Successor Agent	183
9.12	Collateral and Guaranty Matters	184
9.13	No Other Duties, Etc.	184
9.14	Agent May File Proofs of Claim	185
9.15	Notice of Transfer	185
9.16	Reports and Financial Statements	185
9.17	Agency for Perfection	186
9.18	Relation among Lenders	186
9.19	Risk Participation	186

ARTICLE X MISCELLANEOUS		188

10.01	Amendments and Waivers	188
10.02	Notices; Effectiveness; Electronic Communications	190

10.03	No Waiver; Cumulative Remedies	192
10.04	Expenses; Indemnity; Damage Waiver	192
10.05	Payments Set Aside	194
10.06	Successors and Assigns	194
10.07	Treatment of Certain Information; Confidentiality	198
10.08	Right of Setoff	199
10.09	Interest Rate Limitation	200
10.10	Counterparts; Integration; Effectiveness	200
10.11	Survival	200
10.12	Severability	201
10.13	Replacement of Lenders	201
	GOVERNING LAW	202
	SUBMISSION TO JURISDICTION; WAIVERS	202
10.16	Waivers of Jury Trial	202
10.17	No Advisory or Fiduciary Responsibility	202
10.18	USA PATRIOT Act; Proceeds of Crime Act	203
10.19	Foreign Asset Control Regulations	203
10.20	Time of the Essence	204
10.21	Designation as Senior Debt	204
10.22	Press Releases	204
10.23	Additional Waivers	204
10.24	Judgment Currency	206
10.25	No Strict Construction	206
10.26	Attachments	206
10.27	Electronic Execution of Assignments and Certain Other Documents	206
10.28	Obligations and Collateral of the Canadian Loan Parties, the UK Loan Parties, and the German Loan Parties	207
10.29	Language	207

SIGNATURES		S-1

SCHEDULES

1.01	Guarantors
1.02	Existing Letters of Credit
1.03	Mandatory Cost
2.01	Commitments and Applicable Percentages
4.01	Unrestricted Subsidiaries
4.01(m)	Certain Properties: Mortgages; Title Reports; Title Insurance; Surveys
5.01	Contingent Obligations; Certain Indebtedness
5.08(a)	Excepted Property
5.08(b)	Owned and Leased Real Estate
5.14	Subsidiaries
5.17	Filing Jurisdictions
5.21	Flood Zone Properties
5.24	Insurance
5.25(a)	DDAs
5.25(b)	Credit Card Arrangements
6.02	Financial and Collateral Reporting
7.01(f)	Existing Liens
7.02	Existing Investments
7.03(d)	Existing Indebtedness
7.10	Existing Burdensome Agreements
7.16	Existing Restrictions on Subsidiary Distributions
10.02	Agent’s Office; Certain Addresses for Notices

v

EXHIBITS

Form of

A-1	Committed Loan Notice (Domestic)
A-2	Committed Loan Notice (Canadian)
A-3	Committed Loan Notice (UK)
A-4	Committed Loan Notice (Germany)
B	Swing Line Loan Notice
C-1	Revolving Note (Domestic)
C-2	Revolving Note (Canadian)
C-3	Revolving Note (UK)
C-4	Revolving Note (Germany)
C-5	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Foreign Lender Exemption Certificate
F-2	Foreign Lender U.S. Tax Compliance Certificate
F-3	Alternative Form Foreign Lender U.S. Tax Compliance Certificate
F-4	Foreign Partnership U.S. Tax Compliance Certificate
G	Closing and Solvency Certificate
H	Credit Card Notification
I	Borrowing Base Certificate
J	Joinder Agreement
K	Closing Checklist

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 2, 2012, among

THE YANKEE CANDLE COMPANY, INC., a Massachusetts corporation (the “Company”, or the “Domestic Borrower”),

YANKEE CANDLE CANADA INC., a corporation incorporated under the laws of the Province of Ontario (the “Canadian Borrower”),

YANKEE CANDLE COMPANY (EUROPE) LIMITED, a company incorporated in England and Wales with company number 03530345 (the “UK Borrower”),

YANKEE CANDLE DEUTSCHLAND GMBH, a limited liability company existing under the laws of Germany (the “German Borrower”),

the Persons named on Schedule 1.01 hereto (collectively, the “Guarantors”),

each Lender from time to time party hereto,

BANK OF AMERICA, N.A., as administrative agent and collateral agent;

BARCLAYS BANK PLC, as Syndication Agent; and

U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO CAPITAL FINANCE, LLC, as Co-Documentation Agents.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability (A) except as provided in clause (ii)(B) hereof, less than the greater of (x) 15% of the Loan Cap and (y) $15,000,000, in each case for five (5) consecutive Business Days, or (B) during the August Period, less than 10% of the Loan Cap for five (5) consecutive Business Days.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (x) so long as such Event of Default has not been waived, and/or (y) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, (1) subject to clause (2) hereof, until the date Excess Availability shall have been not less than the greater of 15% of the Loan

Cap and $15,000,000 for 30 consecutive calendar days and (2) if such failure occurs during the August Period, for the balance of the August Period and thereafter until the requirements of clause (1) have been satisfied. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible bill of lading or other Document (as defined in the UCC) that (a) is issued to the order of a Loan Party or, if so requested by the Agent solely with respect to negotiable Documents (as defined in the UCC), to the order of the Agent, (b) is not subject to any Lien (other than in favor of the Agent and the Term Agent), and (c) is on terms otherwise reasonably acceptable to the Agent.

“Accommodation Payment” as defined in Section 10.23(d).

“Account” means “accounts” as defined in the UCC and in the PPSA, (or to the extent governed by the Civil Code of Québec, defined as “claims” for the purposes of the Civil Code of Québec) and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter of credit rights or letters of credit.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an Investment in or a purchase of fifty percent (50%) or greater interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person, (c) a purchase or acquisition of a Real Estate portfolio or stores from any other Person or assets constituting a business unit, line of business or division of any other Person, (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or greater than fifty percent (50%) of the Equity Interests, of any Person, in each case, in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15(c).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate.  The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing July 2, 2012.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto, and solely with respect to the loan servicing requirements of the Canadian Borrower, Bank of America, N.A. (Canada branch).

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Parent and the Lenders.

“Aggregate Commitments” means, at any time of calculation, $175,000,000 or such greater or lesser amount to which the Commitments are increased or reduced in accordance with the terms of this Agreement.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.23(d).

“Amended or Refinanced” means, in respect of any obligation, or the agreement or contract pursuant to which such obligation is incurred, (a) such obligation (or any portion thereof) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, supplemented, modified, restructured, consolidated, refinanced, replaced, refunded or repaid from time to time and (b) any other obligation issued in exchange or replacement for or to refinance such obligation, in whole or in part, whether with same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a shorter or longer maturity, in each case to the extent not prohibited under the terms of the Loan Documents then in effect. “Amend or Refinance” and “Amendment or Refinancing” shall have correlative meanings.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of (a) Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (b) the Proceeds of Crime Act, and (c) the Money Laundering Regulations 2007 (UK), Proceeds of Crime Act 2002 (UK) and Terrorism Act 2000 (UK).

“Applicable Lenders” means the Required Lenders, the Required Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)                                  From and after the Closing Date until July 2, 2012, the percentages set forth in Level II of the pricing grid below; and

(b)                                 From and after July 2, 2012 until the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon Average Daily Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that upon the occurrence of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Excess Availability requirements for a different Level have been met); provided further if the information set forth in any Borrowing Base Certificates proves to be false or incorrect due to intentional misrepresentation by the Borrowers such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability	LIBOR Margin/BA Equivalent Margin	Prime Rate Loan Margin for Borrowings made in Dollars and Canadian Dollars	Prime Rate Loan Margin for Borrowings made in Pounds and Euros
I	Greater than 40% of the Aggregate Commitments	1.50%	0.50%	1.50%
II	Greater than or equal to 20% of the Aggregate Commitments but less than or equal to 40% of the Aggregate Commitments	1.75%	0.75%	1.75%
III	Less than 20% of the Aggregate Commitments	2.00%	1.00%	2.00%

“Applicable Percentage” means with respect to (a) any Domestic Lender at any time, the percentage (carried out to the ninth decimal place) of the Domestic Total Commitments represented by such Domestic Lender’s Domestic Commitment at such time, (b) any Canadian Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Total Commitments represented by such Canadian Lender’s Canadian Commitment at such time, (c) any UK Lender at any time, the percentage (carried out to the ninth decimal place) of the UK Total Commitments represented by such UK Lender’s UK Commitment at such time, (d)  any German Lender at any time, the percentage (carried out to the ninth decimal place) of the German Total Commitments represented by such German Lender’s German Commitment at such time and (e) with reference to all Lenders at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Facility Commitment at such time, in each case of clauses (a) through (e), subject to adjustment as provided in Section 2.16 and 10.06.  If the Commitments of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentages of each Lender shall be determined based on the Applicable Percentages of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentages of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to the Applicable Margin for Loans which are LIBOR Rate Loans less

0.50%, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for Loans which are LIBOR Rate Loans.

“Applicable Time” means, with respect to any borrowings and payments in any Optional Currency, the local time in the place of settlement for such Optional Currency as may be determined by the Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect the UK Borrower or its assets.

“Appraised Value” means the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the applicable Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser reasonably satisfactory to the Agent.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2011, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“August Period” means the period commencing on August 1 through the earlier of (i) the date that the Borrowing Base Certificate is delivered for the August Fiscal Month, and (ii) the fifteenth Business Day after the end of the August Fiscal Month.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the Termination Date.

“Availability Reserves” means any Reserves established by the Agent in its Permitted Discretion which relate to any factor which the Agent reasonably determines, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or factored into the advance rates (a) to reflect the impediments to the Agent’s ability to realize upon the ABL Priority Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the ABL Priority Collateral, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Combined Borrowing Base, the aggregate value of the Collateral reflected in the Combined Borrowing Base or the validity or enforceability of the Loan Documents or the material remedies of the Credit Parties thereunder. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States, Canada, Germany or the United Kingdom; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages, vacation pay and benefits due to employees of any Loan Party, (v) Customer Credit Liabilities, (vi) customer deposits, (viii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s, carrier’s or bailee’s charges and other Permitted Encumbrances which have priority over the interests of the Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods and up to 30% of Eligible Inventory which is consigned by the Domestic Loan Parties or the UK Loan Parties to third parties, (x) the Agent’s estimate of Canadian Priority Payables Reserves, (xi) Cash Management Reserves, (xii) Bank Products Reserves, (xiii) obligations with respect to the Loan Parties’ self-insurance; (xiv) amounts due to vendors on account of Eligible In-Transit Inventory (but only to the extent such amounts are not supported by a Commercial Letter of Credit), (xv) reserves for pension plan contributions; (xvi) with respect to the German Borrower, reserves for congruent and non-congruent security interests and receivables reserves (in an amount not to exceed twenty percent (20%) of the amount of all Accounts of the German Borrower (or such greater amount as may be allowed under applicable Requirements of Law), (xvii) reserves based on dilution of Accounts, (xviii) solely as it relates to Inventory, with respect to the UK Borrower, a reserve for the prescribed part of floating charge realizations which may be set aside for unsecured creditors which at the date of this Agreement is a maximum of 600,000 Pounds for each UK Loan Party, and (xix) reserves in the Agent’s Permitted Discretion for any non-retail third party location (including fulfillment centers) in which Collateral with a value in excess of $1,000,000 of inventory is maintained, whether or not such location is in a Landlord Lien State (or, to the extent that more than $5,000,000 of Collateral in the aggregate is maintained at all such locations, even if the value of the Collateral at any location is less than $1,000,000);  provided, that (i) notwithstanding the foregoing, the Agent shall only be permitted to impose rent reserves equal to one (1) month’s rent (plus any past due rent) against the assets included in the Combined Borrowing Base if the Loan Parties do not deliver to the Agent a Collateral Access Agreement for (w) any location that is located in a Landlord Lien State, (x) any leased distribution center of the Domestic Loan Parties or Canadian Loan Parties in which Collateral with a value in excess of $1,000,000 of inventory is maintained, whether or not such location is in a Landlord Lien State (or, to the extent that more than $5,000,000 of Collateral in the aggregate is maintained at all such locations, even if the value of the Collateral at any location is less than $1,000,000), (y) the headquarters location, or (z) any third party warehouse locations not leased or owned by a Domestic Loan Party or Canadian Loan Party in which Collateral with a value in excess of $1,000,000 of inventory is maintained, whether or not such location is in a Landlord Lien State (or, to the extent that more than $5,000,000 of Collateral in the aggregate is maintained at all such locations, even if the value of the Collateral at any location is less than $1,000,000)); (ii) Cash Management Reserves may be imposed only when a Cash Dominion Event has occurred and is continuing; (iii) Bank Product Reserves in respect of Hedge Agreements secured by the Collateral shall require the consent of the Borrowers; and (iv) any Reserve with respect to Customer Credit Liabilities under clause (a) of the definition thereof shall not exceed 50% of such Customer Credit Liabilities.

“Average Daily Excess Availability” shall mean the average daily Excess Availability for the immediately preceding Fiscal Quarter.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Loans and Letters of Credit Outstandings (excluding any outstanding Swingline Loans) for the Fiscal Quarter immediately preceding such Adjustment Date, divided by the Aggregate Commitments at such time.

“BA Equivalent Loan” means any Canadian Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.

“BA Rate” means, for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to CD$ bankers’ acceptances having an identical or comparable term to the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “Reuters screen CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:00 A.M. (Toronto time) on the immediately preceding Business Day), plus five (5) basis points; provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which a Canadian chartered bank listed on Schedule I of the Bank Act (Canada) as selected by the Agent is then offering to purchase CD$ bankers’ acceptances accepted by it having an identical term to the proposed BA Equivalent Loan (or a term as closely as possible comparable to such term), plus five (5) basis points.

“Bank of America” means Bank of America, N.A. and its successors, as well as any applicable branch thereof located in Canada, Germany or the United Kingdom.

“Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.

“Bank Products” means any services or facilities provided to any Loan Party by the Agent, any Lender, or any of their respective branches or Affiliates on account of (a) Hedge Agreements, (b) leasing, and (c) factoring (but only to the extent that the applicable Loan Party and the Credit Party furnishing such services or facilities notify the Agent in writing that such services or facilities are to be deemed Bank Products hereunder), but excluding Cash Management Services.

“Bank Product Reserves” means such reserves as the Agent from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by an L/C Issuer.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one month interest period as determined on such day, plus 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” means each deposit account in which any funds of any of the Loan Parties from one or more DDAs (other than any Excluded DDA) are concentrated and with respect to which a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC or other applicable Requirement of Law) of such account by the Agent and whereby the bank maintaining such account agrees, at all times (in respect of the UK Blocked Accounts) and upon the occurrence and during the continuance of a Cash Dominion Event (for all other Blocked Accounts), to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank”  has the meaning provided in Section 6.12.

“Borrower Intellectual Property” has the meaning specified in Section 5.09.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means, collectively, the Domestic Borrower, the Canadian Borrower, the German Borrower and the UK Borrower.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I hereto (with such changes therein as may be reasonably required by the Agent to reflect the components of and Reserves against the Combined Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete in all material respects by a Responsible Officer of the Parent which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state where the Agent’s Office in the applicable jurisdiction is located, (b) if such day relates to any interest rate settings as to a LIBOR Rate denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; (c) when used in connection with any Loan by a Canadian Lender, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario, Canada, (d) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro; (e) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (f) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a LIBOR Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Availability” means, as of any date of determination thereof, the result, if a positive number, equal to the lesser of (a)(i) the Canadian Loan Cap minus (ii) the Canadian Total Outstandings on such date, and (b)(i) the Loan Cap minus (ii) the Total Outstandings on such date. In calculating Canadian Availability at any time and for any purpose under this Agreement any amount calculated or referenced in Dollars shall also refer to the Equivalent Amount in CD$.

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Borrowing” means a Canadian Committed Borrowing made to the Canadian Borrower.

“Canadian Borrowing Base” means, at any time of calculation, an Equivalent Amount in Dollars equal to (but not less than zero):

(a)                                  the face amount of Eligible Trade Receivables of the Canadian Loan Parties multiplied by 85%;

plus

(b) the face amount of Eligible Credit Card Receivables of the Canadian Loan Parties multiplied by 90%;

plus

(c)                                  the Inventory Advance Rate multiplied by the Appraised Value of Eligible Inventory of the Canadian Loan Parties multiplied by the Cost of such Eligible Inventory, net of Inventory Reserves;

minus

(d)                                 the then amount of all Availability Reserves relating to the Canadian Loan Parties.

“Canadian Collection Account” has the meaning provided in Section 6.12(c).

“Canadian Committed Borrowing” means a borrowing consisting of simultaneous Canadian Committed Loans of the same Type and, in the case of BA Equivalent Loans or LIBOR Rate Loans, having the same Interest Period made by each of the Canadian Lenders pursuant to Section 2.01.

“Canadian Committed Loan” means any loan at any time made by any Canadian Lender pursuant to Section 2.01.

“Canadian Commitments” means, as to each Canadian Lender, its obligation to (a) make Canadian Committed Loans to the Canadian Borrower pursuant to Section 2.01, and (b) purchase participations in Canadian L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on Schedule 2.01 or in the

Assignment and Assumption pursuant to which such Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Credit Extensions” mean each of the following: (a) a Canadian Borrowing and (b) a Canadian L/C Credit Extension.

“Canadian Credit Party” or “Canadian Credit Parties” means (a) individually, (i) each Canadian Lender and its branches and Affiliates, (ii) the Agent and its Affiliates, (iii) each L/C Issuer of any Canadian Letter of Credit (iv) the Arrangers, (v) each holder of any Other Canadian Liabilities, and (vi) the successors and permitted assigns of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the Canadian Loan Parties.

“Canadian L/C Advance” means with respect to each Canadian Lender, such Canadian Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Percentage.

“Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Canadian Borrower, pursuant to Section 2.03(c)(i) or refinanced as a Canadian Committed Borrowing.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian L/C Obligations” means, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding Canadian Letters of Credit plus the aggregate of all Unreimbursed Amounts under Canadian Letters of Credit, including all Canadian L/C Borrowings.

“Canadian Lenders” means the Lenders having Canadian Commitments from time to time or at any time.  Any Person may be a Canadian Lender only if (a) it is a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Loan Party for purposes of the Income Tax Act (Canada), and (b) is a Domestic Lender or an Affiliate of a Domestic Lender.

“Canadian Letter of Credit” means each Letter of Credit issued hereunder for the account of the Canadian Borrower.

“Canadian Letter of Credit Sublimit” means an amount equal to $5,000,000.  The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Total Commitments.  A permanent reduction of the Canadian Total Commitments shall not require a corresponding pro rata reduction in the Canadian Letter of Credit Sublimit; provided, however, that if the Canadian Total Commitments are reduced to an amount less than the Canadian Letter of Credit Sublimit, then the Canadian Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Canadian Borrower’s option, less than) the Canadian Total Commitments.

“Canadian Liabilities” means (a) all advances to, and debts (including principal, interest, fees, and reasonable costs and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Loan or Canadian Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, reasonable costs and expenses and indemnities that accrue after the commencement by or against any Canadian Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Canadian Liabilities.

“Canadian Loan Cap” means, at any time of determination, the lesser of (a) the Canadian Total Commitments and (b) the Canadian Borrowing Base.

“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Canadian Subsidiary that is a Guarantor of the Canadian Liabilities.  “Canadian Loan Party” means any one of such Persons.

“Canadian Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Lender evidencing Canadian Committed Loans made by such Canadian Lender, substantially in the form of Exhibit C-2.

“Canadian Overadvance” means a Canadian Credit Extension to the extent that, immediately after the making of such Canadian Credit Extension, the aggregate principal balance of all Canadian Credit Extensions then outstanding exceeds the Canadian Loan Cap as then in effect.

“Canadian Pension Plan” means a pension plan that is registered under the Pension Benefits Act (Ontario) or other applicable pension benefits standards legislation of another Canadian province or territory and the Income Tax Act (Canada) and that is (a) maintained or sponsored by any Canadian Loan Party or any Canadian Subsidiary for its employees, (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Loan Party or any Canadian Subsidiary is making or accruing an obligation to make contributions, or (c) a plan with respect to which any Canadian Loan Party has incurred or may incur liability, including contingent liability either to such plan or to any Person or Governmental Authority, including FSCO. For purposes of clarity, “Canadian Pension Plan” shall not include the group registered retirement savings plan in which the employees of any Canadian Loan Party or any Canadian Subsidiary participate and which is not subject to any pension benefits standards legislation or the registered pension plan provisions of the Income Tax Act (Canada).

“Canadian Prime Rate” means, for any day, the greater of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (Canada Branch) as its reference rate of interest for loans made in CD$ and designated as its “prime” rate being a rate set by Bank of America, N.A.’s (Canada Branch) based upon various factors, including Bank of America, N.A. (Canada Branch) costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, provided that in the event that Bank of America, N.A. (Canada Branch) (including any successor or assignor) does not at any time publicly announce a prime rate, such rate shall be the “prime rate” publicly announced by a Schedule I chartered bank in Canada selected by the Agent, (ii) the Bank of Canada Overnight Rate, plus 0.50%, and (iii) the BA Rate for a one month Interest Period as determined on such day, plus 1.0%.  Any change in the prime rate announced by Bank of America, N.A. (Canada Branch) shall take effect at the opening of business on the day specified in the public announcement of such change and each interest rate based on the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate at such time.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Canadian Priority Payable Reserves” means, at any time, without duplication, the obligations, liabilities and indebtedness at such time which have, or would in any proceeding have, a trust, deemed trust, right of garnishment, right of distress, charge or statutory Lien imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Liabilities on any of the Collateral under federal, provincial, state, county, territorial, municipal, or local law including, to the extent that there is such a trust, statutory Liens or Liens in respect of the specified item that has or is capable of having such rank, claims for unremitted and accelerated rents, utilities, taxes (including sales taxes and goods and services taxes (“GST”) and harmonized sales taxes (“HST”), value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), excise taxes or any similar taxes payable provincial or territorial Requirement of Law, the claims of a clerk, servant, travelling salesperson, labourer or worker (whether full-time or part-time) who is owed wages (including any amounts provided a priority under Sections 81.3 or 81.4 of the Bankruptcy and Insolvency Act (Canada) to a maximum amount of $2,000 (plus $1,000 for travelling sales persons) per employee (commonly known to lenders as the WEPPA reserve)), salaries, commissions, disbursements, compensation or other amounts (such as union dues payable on behalf of employees) by the Loan Parties (but only to the extent that the claims of such parties may rank or be capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral), vacation pay, severance pay, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations (including claims of FSCO and all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan)  (but only to the extent ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral), together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any federal, provincial, state, county, municipal, territorial or local law, where such supplier’s right may have priority over Liens securing the Obligations including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada).

“Canadian Security Documents” means the General Security Agreement executed by the Canadian Borrower and the Agent dated as of the Closing Date and each other security agreement or other instrument or document, in each case, governed by Canadian law, executed and delivered by any Canadian Loan Party to the Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Loan Party for the benefit of the Canadian Credit Parties, the UK Credit Parties and the German Credit Parties, as security for the Canadian Liabilities, the UK Liabilities and the German Liabilities.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Canadian Total Commitments” means the aggregate of the Canadian Commitments of all Canadian Lenders.  On the Closing Date, the Canadian Total Commitments are $10,000,000.

“Canadian Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all Canadian Committed Loans and all Canadian L/C Obligations.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) expenditures to the extent financed with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized (or are contractually committed to be utilized) for capital expenditures within twelve (12) months of the receipt of such proceeds; (iii) expenditures for leasehold improvements for which such Person has been reimbursed or received a credit; and (iv) expenditures to the extent they are made with the proceeds of equity contributions (other than Specified Equity Contributions and other than in respect of Disqualified Stock) made to the Borrowers after the Closing Date, (v) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (vi) without duplication of the provisions of clause (iii), above, expenditures that are accounted for as capital expenditures by the Parent or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent or any Restricted Subsidiary and for which neither the Parent nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period); (vii) expenditures that constitute operating lease expenses in accordance with GAAP; (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent and the Restricted Subsidiaries; and (ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateral Account” means (a) with respect to the Domestic L/C Obligations, an account (which may, in accordance with Section 2.03(g) and at the Domestic Borrower’s option, be established as an interest-bearing account) established by the Domestic Borrower with Bank of America, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03 or Section 8.02; (b) in the case of the Canadian L/C Obligations, an account (which may, in accordance with Section 2.03(g) and at the Canadian Borrower’s option, be established as an interest-bearing account) established by the Canadian Borrower with the Agent, for its own benefit and the benefit of the other Canadian Credit Parties, at Bank of America, N.A. (Canada Branch) under the sole and exclusive dominion and control of the Agent, in the name of the Agent or as the Agent shall otherwise direct, in which deposits are required to be made by the Canadian Borrower in respect of the Canadian L/C Obligations in accordance with Section 2.03 or Section 8.02; (c) in the case of the German L/C Obligations, an account (which may, in accordance with Section 2.03(g) and at the German Borrower’s option, be established as an interest-bearing account) established by the German Borrower with the Agent, for its own benefit and the benefit of the other German Credit Parties, at Bank of America under the sole and exclusive dominion and control of the Agent, in the name of the Agent or as the Agent shall otherwise direct, in which deposits are required to be made by the German Borrower in respect of the German L/C Obligations in accordance with Section 2.03 or Section 8.02 and (d) in the case of the UK L/C Obligations, an account (which may, in accordance with Section 2.03(g) and at the UK Borrower’s option, be established as an interest-bearing account) established by the UK Borrower with the Agent, for its own benefit and the benefit of the other UK Credit Parties, at Bank of America under the sole and exclusive dominion and control of the Agent, in the name of the Agent or as the Agent shall otherwise direct, in which deposits are required to be made by the UK Borrower in respect of the UK L/C Obligations in accordance with Section 2.03 or Section 8.02.

“Cash Collateralize” means to deposit in the Cash Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Agent, the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer and in an amount equal to 103% of the maximum stated amount of any such Letter of Credit, determined in the manner set forth in Section 1.07 hereof. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.  Any such amounts on deposit may, at the option of the Agent after request by the applicable Borrower, be invested in Cash Equivalents.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability of at least (A) during the August Period, ten (10%) percent of the Loan Cap for five (5) consecutive days, and (B) at all other times, the greater of (x) twelve and one-half (12.5%) percent of the Loan Cap and (y) $15,000,000, in each case for five (5) consecutive days (which five (5) day period may include days in the August Period in which the threshold set forth in this clause (B) is not satisfied).  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until the date Excess Availability shall have been not less than the greater of twelve and one-half (12.5%) percent of the Loan Cap and $15,000,000 for 30 consecutive calendar days (or if a Cash Dominion Event occurs during the August Period, for the balance of the month of August and continuing until the date Excess Availability shall have been not less than the greater of twelve and one-half (12.5%) percent of the Loan Cap and $15,000,000 for 30 consecutive calendar days (which 30 day period may include days in the August Period in which the threshold set forth in clause (B), above, is satisfied); provided that a Cash Dominion Event may be discontinued only three (3) times during any 365 day period. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Reserves “ means such Reserves as the Agent, from time to time, after the occurrence and during the continuation of a Cash Dominion Event, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services provided to any Loan Party by the Agent or any Lender or any of their respective Affiliates, including, without limitation, (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) credit or debit cards, (e) purchase cards, (f) supply chain finance services (including, without limitation, electronic trade payable services and supplier accounts receivable purchases), and (g) foreign exchange facilities (but only to the extent that the applicable Loan Party and the Credit Party furnishing such cash management services notify the Agent in writing that such cash management services are to be deemed Cash Management Services hereunder). For the avoidance of doubt, Cash Management Services do not include Hedge Agreements.

“CD$” or “Canadian Dollars” means lawful money of Canada.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

CFC Holdco” any Domestic Subsidiary that has no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           the Parent shall cease directly or indirectly to own 100% of the Equity Interests of the Company (except to the extent the Parent is permitted to merge with Holdings or any Parent Company pursuant to Section 7.04); or

(b)           any combination of Holdings or any Parent Company shall cease directly or indirectly to own 100% of the Equity Interests of the Parent; or

(c)           prior to an IPO, any combination of Permitted Holders shall cease to own directly or indirectly at least 50.1% of the Equity Interests of the Parent; or

(d)           after an IPO, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group”, directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by the Sponsor and its Sponsor Affiliates), shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 35% of the total voting power of all outstanding Capital Stock of the Parent (or Holdings or any Parent Company to the extent the Parent merged with Holdings or any Parent Company pursuant to Section 7.08(a)(iv)) in the election of directors, unless at such time the Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests in which no other such “person” or “group”, directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by the Sponsor and its Sponsor Affiliates) are direct or indirect “beneficial owners” (as so defined) of Equity Interests of the Parent (or Holdings or any Parent Company to the extent the Parent merged with Holdings or any Parent Company pursuant to Section 7.08(a)(iv)) having a greater percentage of the total voting power of all outstanding Equity Interests of the Parent (or Holdings or any Parent Company to the extent the Parent merged with Holdings or any Parent Company pursuant to Section 7.08(a)(iv)) in the election of directors than that owned by each other “person” or “group” described above; or

(e)           after an IPO and for any reason whatsoever, a majority of the Board of Directors of the Relevant Public Company shall not be Continuing Directors; or

(f)            a “Change of Control” (or comparable term) shall occur under the Term Facility, the Senior Subordinated Notes, any Junior Indebtedness or any Amendment or Refinancing of the foregoing, in each case (other than the Term Facility), if the outstanding principal amount thereof is in excess of $25,000,000; or

(g)           the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party, except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is April 2, 2012.

“Co-Documentation Agents” means, collectively, U.S. Bank National Association and Wells Fargo Capital Finance, LLC.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral”, “Security Assets” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is subject to Liens in favor of the Agent under the terms of the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, and (iv) makes such other agreements with the Agent as the Agent may reasonably require.

“Collection Account” means each of the Domestic Collection Account, the Canadian Collection Account, the German Collection Account and the UK Collection Account.

“Combined Borrowing Base” means, at any time of calculation, an amount equal to the sum of the Domestic Borrowing Base, the Canadian Borrowing Base, the German Borrowing Base and the UK Borrowing Base.

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its Domestic Commitment, its Canadian Commitment its German Commitment or its UK Commitment, as applicable.

“Commitment Fee Percentage” means, for any day, the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Commitment Fee Percentage
Less than 50%	0.50%
Equal to or greater than 50%	0.375%

The Commitment Fee Percentage shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above.

“Committed Borrowing” means each Canadian Committed Borrowing, each Domestic Committed Borrowing, each German Committed Borrowing, and each UK Committed Borrowing.

“Committed Loan” means any loan at any time made by any Lender (including, without limitation, any Domestic Committed Loan, any Canadian Committed Loan, any German Committed Loan and any UK Committed Loan) pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a Conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans or BA Equivalent Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1 (Committed Loan Notice (Domestic)), Exhibit A-2 (Committed Loan Notice (Canadian)),

Exhibit A-3 (Committed Loan Notice (UK)), or Exhibit A-4 (Committed Loan Notice (Germany)), as applicable.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA.

“Commonly Controlled Plan” has the meaning set forth in Section 5.12(b).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” of any Person, means, of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax (or any alternative tax in lieu thereof) expense (including state franchise and similar taxes), (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to this Agreement, the Term Loan Facilities, the Senior Notes the Senior Subordinated Notes, any Junior Indebtedness and any Permitted Amendment or Refinancing of any of the foregoing), (c) depreciation and amortization expense, (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) stock-option based and other equity-based compensation expenses, (g) transaction costs, fees and expenses (including those relating to the transactions contemplated hereby and by the Term Loan Facilities (including any Amendment or Refinancing or waivers of the Loan Documents and/or the Term Loan Facilities), and those payable in connection with the sale of Equity Interests, the incurrence, repayment, redemption, repurchase or defeasance of Indebtedness permitted under Section 7.03, any disposition of Property permitted under Section 7.05 or any recapitalization or any Permitted Acquisition or other Investment permitted under Section 7.02 or any other Specified Transaction(in each case whether or not successful)), (h) all fees and expenses paid pursuant to the Management Agreement, (i) expenses or losses with respect to liability or casualty events and proceeds from any business interruption insurance, in each case, to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days) (in the case of this clause (i) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (j) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, (k) any call premium, tender premium, original issue discount or expenses associated with the repurchase, redemption, defeasance, or repayment of Indebtedness, (l) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, (m) any non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP) and (n) the amount of any non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any non-cash items increasing Consolidated Net Income for such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives), all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of the Parent, the Borrowers and their respective Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person acquired by the Parent, the Borrowers or their respective Restricted Subsidiaries during such period shall be included on a pro forma basis for such period to give effect to the transactions on the Closing Date and any Specified Transactions (but assuming the consummation of such Specified Transaction and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming any synergies and cost savings to the extent certified by the Parent as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such Specified Transaction, (B) the Consolidated EBITDA of any Person Disposed of by the Parent, the Borrowers or their respective Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), (C)  to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness (other than repurchases or repayment of Term Loans), (ii) obligations under any Hedge Agreements or (iii) other derivative instruments, (D) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any net after-tax gain or loss resulting from Hedge Agreement or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and (E) any gains or losses attributable to foreign currency translations, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including FAS No. 52.  For purposes of determining compliance with the financial covenant set forth in Section 7.18 only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA), (i) any cash common equity contribution or (ii) any other equity contribution on terms reasonably acceptable to the Agent, in each case made by Holdings to the Parent, and in turn made in each case as a common equity contribution by the Parent to the Domestic Borrower, the Canadian Borrower or the UK Borrower, on or after the first day of any fiscal quarter and prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter (it being understood that each such contribution shall be credited with respect to only one Fiscal Quarter; provided that such credit shall be effective as to such Fiscal Quarter for all periods in which such Fiscal Quarter is included) will, at the request of the Domestic Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such Fiscal Quarter for the purposes of determining compliance with such financial covenant at the end of such Fiscal Quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four Fiscal Quarter period there shall be at least two Fiscal Quarter in which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions shall be made in the aggregate during the term of this Agreement and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Parent to be in compliance with the financial covenant set forth in Section 7.18 hereof and Section 7.1 of the Term Loan Agreement; provided, further that (A) any reduction in Indebtedness with the proceeds of any Specified Equity Contribution shall be ignored for purposes of determining compliance the financial covenant set forth in Section 7.18, and (B) all Specified Equity Contributions shall be disregarded for the purposes of determining financial ratio-based conditions (other than compliance with the financial covenant set forth in Section 7.18 as described above in this paragraph) or any baskets with respect to the covenants contained in this Agreement.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, with respect to the Parent and its Restricted Subsidiaries, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures (other than Financed Capital Expenditures) made in cash during such period, minus (iii) the aggregate amount of federal, state, provincial, territorial, municipal, local and foreign income Taxes paid in cash during such period (but not less than zero) to (b) the sum of (i) Consolidated Net Interest Expense for such period, plus (ii) scheduled payments of principal on Indebtedness during such period (after giving effect to any reduction thereof due to mandatory or permitted prepayments on such Indebtedness and excluding the payments due upon the maturity of the Senior Notes or Senior Subordinated Notes or the Holdings Notes), plus (iii) the aggregate amount of Restricted Payments made pursuant to Section 7.06(e), (f) and (g) hereof during such period (but excluding Restricted Payments to the extent funded by an issuance by the Borrowers of Indebtedness permitted under Section 7.03 hereof, a Permitted Equity Issuance or capital contribution to the Borrowers).

“Consolidated Net Income” means, of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Parent, the Borrowers and their respective consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Parent, the Borrowers or any of their respective Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent, the Borrowers or any such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income).  Notwithstanding the foregoing, the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with any future Permitted Acquisition, Investment permitted under Section 7.02, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application at SFAS Nos.  141, 142 or 144 (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded from Consolidated Net Income.

“Consolidated Net Interest Expense” means, of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Subsidiaries for such period, in each case determined in accordance with GAAP plus (ii) any one-time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Parent, those paid in connection with the transactions occurring on the Closing Date or in connection with any Amendment or Refinancing hereof.  For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements (other than early termination payments) permitted hereunder.

“Continuing Directors” means the directors of the Parent on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent or the Relevant Public Company, as the case may be, is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor, or those Permitted Investors which then hold a majority of the voting Equity Interests in the Parent or the Relevant Public Company, as the case may be, then held by all Permitted Investors, in his or her election by the shareholders of the Parent or the Relevant Public Company, as the case may be.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Notice” a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type.

“Cost” means the cost of purchases of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Compliance Event” means that Excess Availability at any time is less than the greater of (a) ten (10%) percent of the Loan Cap or (b) $15,000,000.  For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Excess Availability has exceeded the amounts set forth above for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche,

JCB, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option, Maestro, Novus, Interac, Push Funds, Switch, Solo, Visa Delta and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.,  and Novus Services, Inc. and other issuers reasonably approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided in Section 6.12.

“Credit Card Receivables” means, collectively, (a) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means, collectively, each Canadian Credit Party, each Domestic Credit Party, each German Credit Party and each UK Credit Party.

“CTA” means the Corporation Tax Act 2009 (UK).

“Currency Due” has the meaning provided in Section 10.24.

“Customer Credit Liabilities” means at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Loan Parties.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means each of (i) the Bankruptcy Code of the United States, (ii) the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada), and (iii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirement of Laws of the United States, Canada, the United Kingdom, Germany or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum, and (b) otherwise, when used with respect to Obligations, the Canadian Liabilities, the German Liabilities, or the UK Liabilities, an interest rate equal to two percent (2%) per annum in excess of the rate then applicable to such Obligation, Canadian Liability, German Liability or UK Liability.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within one Business Day of the date when due, (b) has notified the Company, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) has been deemed insolvent or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee) as appointed under Section 9.02 of this Agreement.

“Determination Date” shall mean the date upon which each of the following has occurred:

(a)           the Commitments have been terminated by the Borrowers or the Required Lenders (or are deemed terminated) upon the occurrence of an Event of Default; and

(b)           the Obligations, the UK Liabilities, the German Liabilities and/or the Canadian Liabilities have been declared to be due and payable (or have become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.

“Disposition” or “Dispose” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.  For the avoidance of doubt, it is understood and agreed that the Parent, the Borrowers and any Restricted Subsidiary may, in the ordinary course of business, grant licenses to Intellectual Property owned or developed by, or licensed to, such entity and that, for purposes of this Agreement and the other Loan Documents, such licenses shall not constitute a “Disposition” of such Intellectual Property; provided that the terms of such licenses shall not restrict the right of the Agent to use such Intellectual Property in connection with the conduct of a Liquidation.

“Disqualified Institution” means those certain lending institutions specified in writing by the Domestic Borrower to the Arrangers prior to the commencement of the syndication of the Loans by the Arrangers.

“Disqualified Stock” means any Equity Interest (other than, for purposes of determining compliance with Section 7.18, any Equity Interest issued in connection with a Specified Equity Contribution for such periods as such Specified Equity Contribution is deemed to increase Consolidated EBITDA) that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the final scheduled maturity date of the Obligations (other than (i) upon Payment in Full of the Obligations or (ii) if the issuer has the option to settle for Qualified Stock (and cash in lieu of fractional shares thereof in de minimis amounts) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interest or other assets other than Qualified Stock; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings, any Parent Company, the Parent, any of the Borrowers, or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Optional Currency, the equivalent amount thereof in Dollars as determined by the Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate for the purchase of Dollars with such Optional Currency.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, equal to the lesser of (a)(i) the Domestic Loan Cap minus (ii) aggregate unpaid balance of the Domestic Credit Extensions, and (b)(i) the Loan Cap minus (ii) the Total Outstandings on such date.

“Domestic Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Domestic Borrowing” means a Domestic Committed Borrowing or a Swing Line Borrowing made to the Domestic Borrower, as the context may require.

“Domestic Borrowing Base” means, at any time of calculation, an amount equal to (but not less than zero):

(a)           the face amount of Eligible Trade Receivables of the Domestic Loan Parties multiplied by 85%;

plus

(b) the face amount of Eligible Credit Card Receivables of the Domestic Loan Parties multiplied by 90%;

plus

(c)           the Inventory Advance Rate multiplied by the Appraised Value of Eligible Inventory of the Domestic Loan Parties multiplied by the Cost of such Eligible Inventory, net of Inventory Reserves;

minus

(d)           the then amount of all Availability Reserves relating to the Domestic Loan Parties.

“Domestic Collection Account” has the meaning provided in Section 6.12.

“Domestic Committed Borrowing” means a borrowing consisting of simultaneous Domestic Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Domestic Lenders pursuant to Section 2.01.

“Domestic Committed Loan” means any loan at any time made by any Domestic Lender pursuant to Section 2.01.

“Domestic Commitments” means, as to each Domestic Lender, its obligation to (a) make Domestic Committed Loans to the Domestic Borrower pursuant to Section 2.01, (b) purchase participations in Domestic L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Domestic Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Domestic Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Domestic Credit Extensions” mean each of the following: (a) a Domestic Borrowing and (b) a Domestic L/C Credit Extension.

“Domestic Credit Party” or “Domestic Credit Parties” means (a) individually, (i) each Domestic Lender and its Affiliates, (ii) the Agent and its Affiliates, (iii) each L/C Issuer, (iv) the Arrangers, (v) each holder of any Other Domestic Liabilities, and (vi) the successors and permitted assigns of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the Domestic Loan Parties.

“Domestic L/C Advance” means with respect to each Domestic Lender, such Domestic Lender’s funding of its participation in any Domestic L/C Borrowing in accordance with its Applicable Percentage.

“Domestic L/C Borrowing” means an extension of credit resulting from a drawing under any Domestic Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Domestic Borrower pursuant to Section 2.03(c)(i) or refinanced as a Domestic Committed Borrowing.

“Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry thereof, or the increase of the amount thereof.

“Domestic L/C Obligations” means, at any date of determination and without duplication, the aggregate Stated Amount of all outstanding Domestic Letters of Credit plus the aggregate of all Unreimbursed Amounts under Domestic Letters of Credit, including all Domestic L/C Borrowings.

“Domestic Lenders” means the Lenders having Domestic Commitments from time to time or at any time.

“Domestic Letter of Credit” means each Letter of Credit issued hereunder for the account of the Domestic Borrower.

“Domestic Letter of Credit Sublimit” means an amount equal to $25,000,000.  The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Domestic Commitments.  A permanent reduction of the Domestic Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit; provided, however, that if the Domestic Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Company’s option, less than) the Domestic Commitments.

“Domestic Loan” means an extension of credit by a Domestic Lender to the Domestic Borrower under Article II in the form of a Domestic Committed Loan or a Swing Line Loan.

“Domestic Loan Cap” means, at any time of determination, the lesser of (a) the Domestic Total Commitments and (b) the Domestic Borrowing Base.

“Domestic Loan Parties” means, collectively, the Domestic Borrower and each Domestic Subsidiary that is a Guarantor of the Obligations.  “Domestic Loan Party” means any one of such Persons.

“Domestic Note” means a promissory note made by the Domestic Borrower in favor of a Domestic Lender evidencing Domestic Loans made by such Domestic Lender, substantially in the form of Exhibit C-1.

“Domestic Overadvance” means a Domestic Credit Extension to the extent that, immediately after the making of such Domestic Credit Extension, the aggregate principal balance of all Domestic Credit Extensions then outstanding exceeds the Domestic Loan Cap as then in effect.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary organized under the laws of United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt,

any Subsidiary organized under the laws of Puerto Rico or any other territory) other than (i) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC or (ii) any CFC Holdco.

“Domestic Total Commitments” means the aggregate of the Domestic Commitments of all Domestic Lenders.  On the Closing Date, the Domestic Total Commitments are $175,000,000.

“Domestic Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all Domestic Loans and all Domestic L/C Obligations.

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates under common control with such Credit Party; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b) hereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Institution, a Permitted Holder, a Loan Party or any of their respective Affiliates or Subsidiaries other than a Permitted Holder Lender; and provided further that, any assignee of a Canadian Commitment, German Commitment or UK Commitment must also be a Domestic Lender or an Affiliate thereof.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to satisfy such criteria at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Domestic Borrowing Base, Canadian Borrowing Base, German Borrowing Base or UK Borrowing Base, as applicable, pursuant to any of clauses (a) through (g) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)           Credit Card Receivables which do not constitute an Account;

(b)           Credit Card Receivables that have been unpaid for more than five (5) Business Days from the date of sale (or such longer period(s) as may be approved by the Agent in its Permitted Discretion;

(c)           Credit Card Receivables (i) that are not subject to a perfected first-priority security interest (which shall be a fixed, rather than floating, charge with respect to Accounts of the UK Loan Parties) in favor of the Agent (subject to Liens permitted under Section 7.01 having priority by operation of applicable Requirement of Law), for the benefit of itself and to such Credit Parties, or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents, or to the Term Agent under the Term Facility, or any Permitted Amendment or Refinancing  of the foregoing and other Liens having priority by operation of applicable Requirement of Law);

(d)           Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the Credit Card Processors) has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)           Credit Card Receivables as to which a Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase such Loan Party’s entire portfolio of Accounts from such Credit Card Issuer or Credit Card Processor (it being acknowledged and understood that any right of a Credit Card Issuer or Credit Card Processors to chargeback a Credit Card Receivable shall not be deemed a right of such Credit Card Issuer or Credit Card Processor to require a Loan Party to repurchase such Loan Party’s Accounts under this clause (e));

(f)            Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings; or

(g)           Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(i)            Which has been shipped from a foreign location for receipt by a Domestic Loan Party or a UK Loan Party, but which has not yet been delivered to such Domestic Loan Party or such UK Loan Party, as applicable, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(ii)           For which the purchase order is in the name of a Domestic Loan Party or a UK Loan Party and title and risk of loss has passed to such Domestic Loan Party or such UK Loan Party, as applicable;

(iii)          For which an Acceptable Document of Title has been issued and delivered to a Domestic Loan Party or UK Loan Party or to a customs broker thereof with which the Agent has entered into a Customs Broker/Carrier Agreement;

(iv)          Which is insured in accordance with the provisions of this Agreement and the other Loan Documents (including, without limitation, marine cargo insurance);

(v)           Unless the Agent shall otherwise agree in its Permitted Discretion, for which payment of the purchase price has been made by the applicable Domestic Loan Party or applicable UK Loan Party, or the purchase price is supported by a Commercial Letter of Credit; and

(vi)          Which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its discretion, and upon notice to the Domestic Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” under this clause (b) in the event the Agent determines in its Permitted Discretion that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit, which is (or is capable of being) senior to, or pari passu with, the Lien of the Agent or may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory of the Domestic Loan Parties or the UK Loan Parties, as applicable, (ii) items of Inventory of a Domestic Loan Party that are raw materials and (iii) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of such Loan Party’s business, in each case that is not excluded as ineligible  for inclusion in the calculation of the Domestic Borrowing Base, Canadian Borrowing Base, German Borrowing Base or UK Borrowing Base, as applicable, by virtue of one or more of the criteria set forth below.  Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)           Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto free and clear of any Lien, including any Inventory the subject of any retention of title arrangements (other than Liens granted to the Agent pursuant to the Security Documents and to the Term Agent under the Term Facility and Liens permitted by Section 7.01 having priority by operation of applicable Requirements of Law or other Liens of record by landlords permitted by Section 7.01 which have been subordinated to the Lien of the Agent pursuant to a subordination agreement on terms reasonable satisfactory to the Agent);

(b)           Inventory that is leased by or is on consignment to a Loan Party or, except for (i) Inventory of the UK Loan Parties or the German Loan Parties on concession  to third parties in Europe, and (ii) Inventory of the Domestic Loan Parties on concession to third parties in the United States located at retail stores of such third parties, for which the Domestic Loan Parties have taken such actions as are required by the UCC or other applicable Requirements of Law to perfect their consignment liens on such Inventory and which liens and security interests have been assigned to the Agent pursuant to applicable Requirements of Law, and in each case with respect to clauses (i) and (ii), which is consigned by a Loan Party to a Person which is not a Loan Party;

(c)           Inventory (other than (i) Eligible In-Transit Inventory, (ii) Inventory which has been shipped from a Domestic Loan Party or a UK Loan Party to any other Loan Party or (iii) Inventory in-transit between the Domestic Loan Parties’ or UK Loan Parties’ locations or in storage trailers at Loan Parties’ locations) that is not located (i) in the United States of America (excluding territories or possessions of the United States) at a location that is owned or leased by a Domestic Loan Party, (ii) in Canada at a location that is owned or leased by a Canadian Loan Party, (iii) in the United Kingdom at a location that is owned or leased by a UK Loan Party or (iv) in Germany at a location that is owned or leased by a German Loan Party or a UK Loan Party, provided that notwithstanding the foregoing, the following items of Inventory shall be deemed eligible if all of the other eligibility criteria set forth in this definition are satisfied:  (x) Inventory in transit between such owned, leased or third party locations, (y) Inventory of the UK Loan Parties or the German Loan Parties on concession  to third parties in Europe located at such third party’s retail store, or (z) to the extent that the Loan Parties have (A) furnished the Agent with any UCC or PPSA financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) subject to the Waiver and Access Agreement Provision, used commercially reasonable efforts to obtain a Collateral Access Agreement for any other location where Inventory is stored;

(d)           Inventory that is comprised of goods which (i) are damaged, defective, or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, or that constitute samples, spare parts for equipment, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(e)           Inventory that is not subject to a perfected first-priority security interest in favor of the Agent (subject to Liens permitted by Section 7.01 which have priority by operation of applicable Requirements of Law);

(f)            Inventory as to which casualty insurance in compliance with the provisions of Section 6.07 hereof is not in effect;

(g)           Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit;

(h)           Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party or any of its Subsidiaries has received notice of a dispute in respect of any such agreement (but ineligibility shall be limited to the amount of such dispute);

(i)            Inventory of the UK Loan Parties or the German Loan Parties that is subject to a “retention of title” or similar agreement; or

(j)            Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Loan Parties’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, provided such Inventory is not otherwise ineligible as a result of any of clauses (a) to (i) above, and (B) such other due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent in its Permitted Discretion; provided it is agreed that so long as the Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Agent, the Agent shall use reasonable best efforts to complete such due diligence and related appraisal on or prior to the closing date of such Permitted Acquisition.

“Eligible Trade Receivables” means Accounts arising from the sale of the Loan Parties’ Inventory (other than those consisting of Credit Card Receivables) or rendition of services that satisfy the following criteria at the time of creation and meets the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an account debtor (including, without limitation, from a European account debtor with whom a Loan Party maintains a concession arrangement), and in each case is originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Domestic Borrowing Base, Canadian Borrowing Base, German Borrowing Base or UK Borrowing Base, as applicable, pursuant to any of clauses (a) through (r) below.  Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Eligible Trade Receivable.  Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a)           Accounts that are not evidenced by an invoice;

(b)           Accounts that have been outstanding for more than sixty (60) days from the due date;

(c)           Accounts due from any account debtor fifty percent (50%) or more of whose Accounts are not eligible under clause (b), above.

(d)           Except as set forth in the proviso hereto, all Accounts owed by an account debtor and/or its Affiliates together exceed twenty-five percent (25%) (or any other percentage now or hereafter established by the Agent for any particular account debtor) of the amount of all Accounts at any one time(the “Concentration Limit”) (but the portion of the Accounts not in excess of the applicable percentage may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion), provided that the provisions of this clause (d) shall not apply to Accounts due from Kohl’s, Target or Bed Bath & Beyond; as long as the credit rating for each of Kohl’s, Target or Bed Bath & Beyond is at least BBB- (or the equivalent grade), as determined by Moody’s or S&P; provided further that, at the time that the credit rating for any such Person is initially determined to be less than BBB- (or the equivalent grade), the Accounts of such Person in excess of the Concentration Limit shall continue to be Eligible Trade Receivables for a period not to exceed six months thereafter as long as such excess amount is reduced in each thirty (30) day period during such six month period by at least 16.67% of the amount of such excess until the Accounts of such account debtor included as Eligible Trade Receivables does not exceed the Concentration Limit;

(e)           Accounts (i) that are not subject to a perfected first-priority security interest (which shall be a fixed, rather than floating, charge with respect to Accounts of the UK Loan Parties) in favor of the Agent (other than Liens permitted by Section 7.01 which have priority by operation of applicable Requirements of Law), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and Liens granted to the Term Agent under the Term Facility and other Liens permitted by Section 7.01 which have priority by operation of applicable Requirements of Law);

(f)            Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g)           Accounts which arise out of any sale (i) not made in the ordinary course of business, or (ii) made on a basis other than upon credit terms usual to the business of the Loan Parties;

(h)           Accounts which are owed by any Affiliate or any employee of a Loan Party (provided that this clause (h) shall not exclude any Account of any Account Debtor solely on the basis that it is a portfolio company of the Sponsor);

(i)            Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have been duly obtained, effected or given and are in full force and effect;

(j)            Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(k)           Accounts due from any Governmental Authority except to the extent that the subject account debtor is (i) the federal government of the United States of America and the Loan Parties have complied with the Federal Assignment of Claims Act of 1940 or (ii) the federal government of Canada or a political subdivision thereof, or any province or territory, or any municipality or department or agency or instrumentality thereof and the provisions of the Financial Administration Act (Canada) or any applicable provincial, territorial or municipal law of similar purpose and effect restricting the assignment thereof, as the case may be, have been complied with;

(l)            Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(m)          Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or, except for Accounts due from Persons with whom a Loan Party maintains a concession arrangement in Europe, consignment basis or subject to any right of return;

(n)           Other than with respect to jurisdictions agreed by the Borrower and the Agent and specified in writing as of the Closing Date, Accounts owing from any Embargoed Person or from any Person located in a foreign jurisdiction which, in either case, a Lender notifies the Loan Parties in writing shall be ineligible;

(o)           Accounts evidenced by a promissory note or other instrument;

(p)           Accounts consisting of amounts due from vendors as rebates or allowances;

(q)           Accounts which include extended payment terms (datings) beyond those generally furnished in the ordinary course of business; or

(r)            Accounts acquired in a Permitted Acquisition, unless and until the Agent has (A) completed or received such due diligence as the Agent may require with respect thereto, all of the results of the foregoing to be reasonably satisfactory to the Agent, and (B) otherwise agrees that such Accounts shall be deemed Eligible Trade Receivables.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC, the PPSA, or any other applicable Requirement of Law.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Equity Issuance” means any issuance by Holdings, any Parent Company, the Parent or the Borrower or any Subsidiary Guarantor of its Equity Interests in a public or private offering.

“Equivalent CD$ Amount” means, on any date, the rate at which Canadian Dollars may be exchanged into Dollars, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen BOFC on the immediately preceding Business Day.  In the event that such rate does not appear on such Reuters page, “Equivalent Amount” shall mean, on any date, the amount of Dollars into which an amount of Canadian Dollars may be converted or the amount of Canadian Dollars into which an amount of Dollars may be converted, in either case, at, in the case of the Canadian Borrower, the Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date and, in the case of a Domestic Borrower, the Administrative Agent’s spot buying rate in New York as at approximately 12:00 noon (New York City time) on the immediately preceding Business Day.

“Equivalent Amount” means, (a) the Equivalent CD$ Amount, and (b) with respect to any other Optional Currency, the equivalent amount thereof determined by the Agent at such time on the basis of the Spot Rate.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Euros” and the designation “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“European Base Rate” means, with respect to the Optional Currencies, a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as announced from time to time by the Central Bank and used by the local branch of Bank of America in the jurisdiction in which such currency is funded as its “base rate” with respect to such currency.  Any change in such rate shall take effect at the opening of business on the day of such change.

“European Base Rate Loan” means a Loan or portion thereof made to the UK Borrower or the German Borrower denominated in Optional Currency and bearing interest at a rate based on the European Base Rate.

“European Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any European Security Document and all other property that is or is intended under the terms of the European Security Documents to be subject to Liens in favor of the Agent.

“European Security Documents” means the UK Security Documents and the German Security Documents.

“European Credit Parties” means the UK Credit Parties and the German Credit Parties.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means the difference, at any time of calculation, between the Loan Cap and the Total Outstandings.

“Excluded DDA” means (i) any deposit account exclusively used for payroll or employee benefits, (ii) any deposit account which is a trust or fiduciary account, (iii) any deposit account which is a zero balance account, or (iv) any deposit account with an average monthly balance of less than $100,000 for each such account or $7,500,000 in the aggregate.

“Excluded Subsidiary” means (a) any Subsidiary that is not directly or indirectly a wholly owned Subsidiary of the Parent, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Requirements of Law or, to the extent mutually agreed the same would prevent the granting thereof,  Contractual Obligations that are in existence on the Closing Date or at the time of acquisition of such Subsidiary and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (d) any Foreign Subsidiary (other than the Canadian Loan Parties, the UK Loan Parties and the German Loan Parties), (e) any Unrestricted Subsidiaries, (f) captive insurance companies and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrowers, the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Credit Parties therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net or gross income (however denominated), Taxes imposed on or measured by net or gross profits, franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender (or its assignor, if any) acquires such interest in the Loan or Commitment  (or designates a new lending office) (other than pursuant to an assignment request by the Borrowers under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 6, 2007 among the Domestic Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as administrative agent, and a syndicate of lenders.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement as described on Schedule 1.02 hereto.

“Existing Revolver Tranche” has the meaning provided in Section 2.17(a).

“Extended Commitments” has the meaning provided in Section 2.17(a).

“Extending Lender” has the meaning provided in Section 2.17(b).

“Extension Amendment” has the meaning provided in Section 2.17(d).

“Extension Request” has the meaning provided in Section 2.17(a).

“Extension Election” has the meaning provided in Section 2.17(b).

“Extension Series” has the meaning provided in Section 2.17(a).

“Facility Commitment” means, as to any Lender the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Facility Guaranty” means (a) a Guarantee of the Obligations (including, without limitation, for clarity, the Canadian Liabilities, the German Liabilities and the UK Liabilities) made by a Guarantor which is a Domestic Loan Party in favor of the Agent and the other Credit Parties, pursuant to the Guarantee and Collateral Agreement or in such other form reasonably satisfactory to the Agent, (b) a Guarantee of the Canadian Liabilities, the UK Liabilities and the German Liabilities made by a Guarantor which is a Canadian Loan Party in favor of the Agent and the other Canadian Credit Parties, UK Credit Parties and German Credit Parties, pursuant to the Canadian Guarantee or in such other form reasonably satisfactory to the Agent, (c) a Guarantee of the UK Liabilities, the Canadian Liabilities and the German Liabilities made by a Guarantor which is a UK Loan Party in favor of the Agent and the other UK Credit Parties, Canadian Credit Parties and German Credit Parties, pursuant to the Guarantee and Debenture or in such other form reasonably satisfactory to the Agent, and (d) a Guarantee of the German Liabilities, the Canadian Liabilities and the UK Liabilities made by a Guarantor which is a German Loan Party in favor of the Agent and the other UK Credit Parties, Canadian Credit Parties and German Credit Parties, pursuant to the Guarantee Agreement (Garantievertrag) or in such other form reasonably satisfactory to the Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated March 9, 2012, among the Domestic Borrower, the Agent and MLPFS.

“Financed Capital Expenditures” shall mean Capital Expenditures made through purchase money financing (other than from Credit Extensions hereunder) or Capital Lease transactions permitted hereunder.

“Financial Support Direction” a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004 (UK).

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday closest to the end of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means the fiscal year ending on December 31 or the Saturday closest to December 31 of any calendar year.

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Cash Equivalents” means (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s, (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above and (d) in the case of any Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (c) or the definition of Cash Equivalents, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“FSCO” means the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Ontario Superintendent of Financial Services and any other Governmental Authority empowered or created by the Pension Benefits Act (Ontario) or any Governmental Authority of any other Canadian jurisdiction exercising similar functions in respect of any Canadian Pension Plan of any Canadian Loan Party and any Governmental Authority succeeding to the functions thereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that, (i) with respect to Subsidiaries of Parent organized under the laws of Canada, or any province or territory thereof, unless GAAP is being applied, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made and (ii) with respect to Subsidiaries of the Parent organized under the laws of Germany. “GAAP” shall mean generally accepted accounting principles (Grundsätze ordungsgemäßer Buchführung).

“General Security Agreement” means the General Security Agreement dated as of the Closing Date among the Canadian Loan Parties and the Agent for the benefit of the Canadian Credit Parties, the UK Credit Parties and the German Credit Parties, in form and substance reasonably satisfactory to the Agent.

“German Availability” means, as of any date of determination thereof, the result, if a positive number, equal to the lesser of (a)(i) the German Loan Cap minus (ii) the German Total Outstandings on such date, or (b)(i) the Loan Cap minus (ii) the Total Outstandings on such date.

“German Borrower” has the meaning specified in the introductory paragraph hereto.

“German Borrowing” means a German Committed Borrowing made to the German Borrower.

“German Borrowing Base” means, at any time of calculation, an Equivalent Amount in Dollars equal to, not less than zero:

(a)           the face amount of Eligible Trade Receivables of the German Loan Parties multiplied by 85%;

plus

(b) the face amount of Eligible Credit Card Receivables of the German Loan Parties multiplied by 90%;

plus

(c)           the Inventory Advance Rate multiplied by the Appraised Value of Eligible Inventory of the German Loan Parties multiplied by the Cost of such Eligible Inventory, net of Inventory Reserves;

minus

(d)           the then amount of all Availability Reserves relating to the German Loan Parties.

“German Collection Account” has the meaning provided in Section 6.12.

“German Committed Borrowing” means a borrowing consisting of simultaneous German Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the German Lenders pursuant to Section 2.01.

“German Committed Loan” means any loan at any time made by any German Lender pursuant to Section 2.01.

“German Commitments” means, as to each German Lender, its obligation to make German Committed Loans to the German Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such German Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such German Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“German Credit Extensions” mean each of the following: (a) a German Borrowing and (b) a German L/C Credit Extension.

“German Credit Party” or “German Credit Parties” means (a) individually, (i) each German Lender and its branches and Affiliates, (ii) the Agent and its Affiliates, (iii) the Arrangers, (iv) each holder of any Other German Liabilities, and (v) the successors and permitted assigns of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the German Loan Parties.

“German L/C Advance” means with respect to each German Lender, such German Lender’s funding of its participation in any German L/C Borrowing in accordance with its Applicable Percentage.

“German L/C Borrowing” means an extension of credit resulting from a drawing under any German Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the German Borrower, pursuant to Section 2.03(c)(i) or refinanced as a German Committed Borrowing.

“German L/C Credit Extension” means, with respect to any German Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“German L/C Obligations” means, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding German Letters of Credit plus the aggregate of all Unreimbursed Amounts under German Letters of Credit, including all German L/C Borrowings.

“German Lenders” means the Lenders having German Commitments from time to time or at any time.  Any Person may be a German Lender only if it is a Domestic Lender or an Affiliate of a Domestic Lender.

“German Letter of Credit” means each Letter of Credit issued hereunder for the account of the German Borrower.

“German Letter of Credit Sublimit” means an amount equal to $5,000,000.  The German Letter of Credit Sublimit is part of, and not in addition to, the German Total Commitments.  A permanent reduction of the German Total Commitments shall not require a corresponding pro rata reduction in the German Letter of Credit Sublimit; provided, however, that if the German Total Commitments are reduced to an amount less than the German Letter of Credit Sublimit, then the German Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the German Borrower’s option, less than) the German Total Commitments.

“German Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any German Loan Party arising under any Loan Document or otherwise with respect to any German Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any German Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other German Liabilities.

“German Loan Cap” means, at any time of determination, the lesser of (a) the German Total Commitments and (b) the German Borrowing Base.

“German Loan Parties” means, collectively, the German Borrower and each German Subsidiary that is a Guarantor of the German Liabilities.  “German Loan Party” means any one of such Persons.

“German Note” means a promissory note made by the German Borrower in favor of a German Lender evidencing German Committed Loans made by such German Lender, substantially in the form of Exhibit C-4.

“German Overadvance” means a German Credit Extension to the extent that, immediately after the making of such German Credit Extension, the aggregate principal balance of all German Credit Extensions then outstanding exceeds the German Loan Cap as then in effect.

“German Security Documents” means the  pledges over bank accounts of the German Borrower held with any account bank in Germany, security transfer of all Inventory owned by and in the possession of the German Borrower or the UK Borrower in Germany, security transfer of all trade inventory owned by but not in the possession of the German Borrower or the UK Borrower in Germany, security assignment of all present and future trade receivables and each other security agreement or other instrument or document, in each case, governed by German law, executed and delivered by any German Loan Party or the UK Borrower to the Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any German Loan Party for the benefit of the German Credit Parties, the UK Credit Parties and the Canadian Credit Parties, as security for the German Liabilities, the UK Liabilities and the Canadian Liabilities.

“German Subsidiary” means any Subsidiary that is organized under the laws of Germany.

“German Total Commitments” means the aggregate of the German Commitments of all German Lenders.  On the Closing Date, the German Total Commitments are $10,000,000.

“German Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all German Committed Loans and all German L/C Obligations.

“Governmental Authority” means the government of the United States, Canada, the United Kingdom, Germany or any other nation, or any political subdivision thereof, whether state, local, provincial, territorial or municipal and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation” means,  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, guarantees of operating leases in the ordinary course of business, and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Domestic Borrower in good faith.

“Guarantor” means (i) the Parent and each Subsidiary of the Parent existing on the Closing Date who executes and delivers a Facility Guaranty pursuant hereto and (ii) each other Subsidiary of the Parent that shall be required to execute and deliver a Facility Guaranty pursuant hereto; provided that no Excluded Subsidiary shall be required to be a Guarantor hereunder.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements entered into by any Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or the price of commodities, raw materials, utilities and energy, either generally or under specific contingencies.

“Holdings” means YCC Holdings LLC, a Delaware limited liability company.

“Holdings Note Indenture” means that certain indenture dated as of February 9, 2011 made by and among Holdings and Yankee Finance, Inc., as issuers and HSBC Bank USA, National Association, as trustee, pursuant to which the Holdings Notes are issued.

“Holdings Notes” means Holdings’ 10.25%/11.00% Senior Notes due 2016 (as defined in the Holdings Note Indenture) in an original aggregate outstanding principal amount of $315,000,000 as of the Closing Date.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, on any date, any Subsidiary of the Company that (i) had less than 3% of consolidated assets and 3% of annual consolidated revenues of the Parent, the Borrowers and their respective Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such date and (ii) has been designated as such by the Parent in a written notice delivered to the Agent (other than any such Subsidiary as to which the Parent has revoked such designation by written notice to the Agent); provided that no Subsidiary with Property of the type included in the Combined Borrowing Base may be designated as an Immaterial Subsidiary, and provided further that at no time shall all Immaterial Subsidiaries so designated by the Parent have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such time) in excess of 3% of consolidated assets or annual consolidated revenues, respectively, of the Parent, the Borrowers and their respective Restricted Subsidiaries.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, current accounts and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Stock, except for agreements with directors, officers and employees to acquire such Equity Interest upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, other than guarantees of operating leases in the ordinary course of business, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.  Other than for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Indebtedness of any Person secured by a Lien, which Indebtedness is otherwise non-recourse to such Person, shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceedings” means, in the case of a UK Loan Party, any corporate action, legal proceedings or other procedure commenced or other formal step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Loan Party being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or distressed reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Loan Party other than a solvent liquidation or reorganization of such UK Loan Party, the terms of which have been previously approved in writing by the Agent, (iii) a composition, assignment or arrangement with any class of creditors of such UK Loan Party or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Loan Party or any of its assets, and in case of a German Loan Party, any petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sec. 17 to sec. 19 of the German Insolvency Code (Insolvenzordnung) in relation to such German Loan Party.

“Insolvency Regulation” the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, patents, trademarks, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means (i) the Intercreditor Agreement dated as of the Closing Date by and among the Agent and the Term Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof or (ii) any other intercreditor agreement among the Agent and any agent or trustee with respect to the Term Facility or any Permitted Amendment or Refinancing thereof, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

 “Interest Payment Date” means, (a) as to any LIBOR Rate Loan or BA Equivalent Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan or BA Equivalent Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Prime Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date.

“Interest Period” means, (a) as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in a Committed Loan Notice or, if available by all relevant Lenders, such other period that is two weeks, nine months or twelve months requested by the applicable Borrower and Consented to in writing by all of the applicable Lenders, and (b) as to each BA Equivalent Loan, the period commencing on the date such BA Equivalent Loan is disbursed, or Converted to, or continued as, a BA Equivalent Loan and ending on the date that is 30, 60, 90 or 180 days thereafter, as selected by the applicable Borrower in a Committed Loan Notice; provided in each case that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“In-Transit Inventory” means (i) Inventory of a Domestic Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Domestic Loan Party from a location outside of the continental United States to a location of a Domestic Loan Party that is within the continental United States and (ii) Inventory of a UK Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a UK Loan Party from a location outside of the United Kingdom to a location of a UK Loan Party that is within the United Kingdom.

“Inventory” has the meaning given that term in the UCC, the PPSA, or other applicable Requirement of Law, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” means (i) 92.5% for the period July 15 through November 30 of each year and (ii) 90% at all other times.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or factored into the advance rates, to reflect the changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves shall include a reserve equal to 30% of the Cost of Eligible Inventory of the UK Loan Parties and the German Loan Parties which is located at the place of business of a Person which whom such Loan Party has a concession arrangement.

“Investment” has the meaning given to such term in Section 7.02 hereof.

“IPO” means the initial offering by the Parent (or Holdings or any Parent Company in lieu of the Parent) of its Equity Interests to the public by means of an offering registered with the SEC.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Domestic Borrower or in favor of an L/C Issuer and relating to any such Letter of Credit.

“ITA” means the Income Tax Act 2007 (UK).

“Joinder Agreement”:  an agreement substantially in the form of Exhibit J.

“Judgment Currency” has the meaning given to such term in Section 10.24.

“Junior Indebtedness” has the meaning given to such term in Section 7.03(m).

“Landlord Lien State” means any state, province or territory in which a landlord’s claim for rent has priority by operation of applicable Requirement of Law over the Lien of the Agent in any of the Collateral.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest termination date of any Extended Commitment or New Commitment, as applicable, as extended in accordance with this Agreement from time to time.

“L/C Advance” means each Canadian L/C Advance, each Domestic L/C Advance, each German L/C Advance and each UK L/C Advance, as applicable .

“L/C Borrowing” means each Canadian L/C Borrowing, each Domestic L/C Borrowing, each German L/C Borrowing and each UK L/C Borrowing, as applicable.

“L/C Credit Extension” means each Canadian L/C Credit Extension, each Domestic Credit Extension, each German Credit Extension and each UK Credit Extension, as applicable.

“L/C Issuer” means (a) Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and solely with respect to Letters of Credit issued on account of the Canadian Borrower, Bank of America, N.A. (Canada branch), and (b) one other Lender selected by the Parent with the consent of the Agent (such consent not to be unreasonably withheld).  Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, collectively, the Canadian L/C Obligations, the Domestic L/C Obligations, German L/C Obligations, and UK L/C Obligations.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” means each Canadian Lender, each Domestic Lender, each German Lender and each UK Lender and, as the context requires, includes the Swing Line Lender. Any Lender may, in its reasonable discretion, arrange for one or more Loans to be made by Affiliates or branches of such Lender, in which case the term “Lender” shall include any such Affiliate or branch with respect to Loans made by such Affiliate or branch.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Agent.

“Letter of Credit” means each Banker’s Acceptance, each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means the Canadian Letter of Credit Sublimit, the Domestic Letter of Credit Sublimit, the German Letter of Credit Sublimit or the UK Letter of Credit Sublimit, as applicable.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means:

(a)           for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBOR Rate.  LIBOR Rate Loans may be denominated in Dollars or in an Optional Currency.

“LIBOR Unavailability Period” means any period of time during which a notice delivered to the Domestic Borrower in accordance with Section 3.03 shall remain in force and effect.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, it is understood and agreed that the Parent, the Borrowers and any of their respective Restricted Subsidiaries may, as part of their business, grant licenses to Intellectual Property owned or developed by, or licensed to, such entity.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property; provided that the terms of such licenses shall not restrict the right of the Agent to use such Intellectual Property in connection with the conduct of a Liquidation.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Requirements of Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidation Percentage” shall mean, for any Lender, a fraction, the numerator of which is the sum of such Lender’s Domestic Commitment, Canadian Commitment German Commitment and UK Commitment on the Determination Date and the denominator of which is the Aggregate Commitments of all Lenders on the Determination Date.

“Loan” means a Domestic Loan, a Canadian Loan, a German Loan or a UK Loan, as applicable.

“Loan Account” has the meaning assigned to such term in Section 2.11.

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Combined Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, any Facility Guaranty, any Joinder Agreement, any Extension Amendment, and the Intercreditor Agreement, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Domestic Loan Parties, the Canadian Loan Parties, the German Loan Parties and the UK Loan Parties.

“Management Agreement” means the Management Services Agreement, by and between the Sponsor or an Affiliate thereof and the Parent, as in effect on the Closing Date and as modified from time to time in a manner not materially adverse to the Lenders or otherwise with the consent of the Agent.

“Management Investors” means the directors, officers and other employees of Holdings (or any Parent Company) and its Subsidiaries.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.03.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business, properties, or financial condition of the Parent and its Subsidiaries, taken as a whole; or (ii) the validity or enforceability of the Loan Documents or the material rights and remedies of the Agent and the Lenders thereunder, in each case, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $25,000,000.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Maturity Date” means, subject to the proviso below, the later of (a) April 2, 2017 and (b) with respect to any Lender which participates in any Extension Series pursuant to Section 2.17, such extended maturity date relating to such Extension Series as determined pursuant to such Section 2.17; provided, that if:  (i) any Holdings Notes have not been defeased, repurchased, refinanced (pursuant to a Permitted Amendment or Refinancing) or redeemed 91 days prior (such date, the “Holding Notes Trigger Date”) to the maturity date of the Holdings Notes, then the Maturity Date shall be automatically amended to be the

Holding Notes Trigger Date, or (ii) any Senior Subordinated Notes have not been defeased, repurchased, refinanced (pursuant to a Permitted Amendment or Refinancing) or redeemed 91 days prior (such date, the “Senior Subordinated Notes Trigger Date”) to the maturity date of the Senior Subordinated Notes, then the Maturity Date shall be automatically amended to be the Senior Subordinated Notes Trigger Date.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Agent and the Parent (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Most Recently Ended” means, with respect to any period, the most recently ended period for which the financial statements required by Section 6.01(a), Section 6.01(b) or Section 6.01(c), as applicable, have been delivered or required to have been delivered.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Commitment” has the meaning provided in Section 2.17(c).

“New Commitment Lender” has the meaning provided in Section 2.17(c).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Guarantor Subsidiary” means any Borrower and any Subsidiary of any Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent, the Borrowers or any of their respective Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of the Parent, the Borrowers or any of their respective Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary which is the issuer or a guarantor or the direct or indirect parent of the issuer or guarantor of such indebtedness).

“Note” means each Canadian Note, each Domestic Note, each German Note, each UK Note and the Swing Line Note, as applicable.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, and reasonable costs and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and reasonable costs and expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities. For clarity, “Obligations” include, without limitation, all liabilities of the Domestic Loan Parties and all Canadian Liabilities, German Liabilities and UK Liabilities.

“OFAC” has the meaning set forth in the definition of “Embargoed Person”.

“Optional Currency” means Euros, Canadian dollars and Pounds Sterling.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Canadian Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Canadian Loan Parties or any of their Canadian Subsidiaries and/or (b) any Bank Product furnished to any of the Canadian Loan Parties and/or any of their Canadian Subsidiaries.

“Other Domestic Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Domestic Loan Parties or any of their Domestic Subsidiaries and/or (b) any Bank Product furnished to any of the Domestic Loan Parties and/or any of their Domestic Subsidiaries.

“Other German Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the German Loan Parties or any of their German Subsidiaries and/or (b) any Bank Product furnished to any of the German Loan Parties and/or any of their German Subsidiaries.

“Other Liabilities” means the Other Canadian Liabilities, the Other Domestic Liabilities, the Other German Liabilities and the Other UK Liabilities, as applicable.

“Other UK Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the UK Loan Parties or any of their UK Subsidiaries and/or (b) any Bank Product furnished to any of the UK Loan Parties and/or any of their UK Subsidiaries.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means either a Canadian Overadvance, a Domestic Overadvance, a German Overadvance, or a UK Overadvance.

“Parent” means Yankee Holding Corp., a Delaware corporation.

“Parent Company” means any direct or indirect parent company of Holdings that owns 100% of the Equity Interests of Holdings (other than investment funds that are Sponsor Affiliates).

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Participant Register” has the meaning provided therefor in Section 10.06(d)(iii).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (i) no Event of Default exists or would arise as a result of entering into such transaction or the making of such payment, (ii) immediately after giving pro forma effect to such transaction or payment and projected on a pro forma basis for the immediately succeeding six (6) Fiscal Months following such transaction or payment, Excess Availability shall be greater than or equal to 15% of the Loan Cap for each Fiscal Month during such projected six month period, (except that, to the extent that the transaction or payment is made during the August Period or the August Period is included in such six month projections, Excess Availability during such August Period shall only be required to be greater than or equal to 10% of the Loan Cap), and (iii) the Consolidated Fixed Charge Coverage Ratio for the Most Recently Ended period of twelve Fiscal Months preceding such transaction or payment shall be greater than or equal to 1.0 to 1.0 (after giving pro forma effect to such transaction or payment as if such transaction or payment had been made as of the first day of such period), provided that the provisions of this clause (iii) shall not be applicable if Excess Availability, immediately after giving pro forma effect to such transaction or payment and projected for the immediately succeeding six (6) months following such transaction or payment, is greater than 25% of the Loan Cap , (except that, to the extent that the transaction or payment is made during the August Period or the August Period is included in such six month projections, Excess Availability during such August Period shall only be required to be greater than or equal to 10% of the Loan Cap); and (iv) the Domestic Borrower shall have delivered a Compliance Certificate to the Agent including a reasonably detailed calculation of such calculated Excess Availability and, if applicable, Consolidated Fixed Charge Coverage Ratio.

“Payment in Full” means (a) the termination of the Aggregate Commitments and (b) the payment in Dollars (or, if required hereunder, Optional Currency) in full in cash or immediately available funds of all outstanding Obligations (excluding contingent indemnification obligations for which a claim has not then been asserted) including, with respect to (i) amounts available to be drawn under outstanding Letters of Credit (or indemnities or other undertakings issued in respect of outstanding Letters of Credit), the cancellation of such Letters of Credit or the Cash Collateralization thereof or the delivery and provision of backstop letters of credit in respect thereof and (ii) outstanding ABL Obligations with respect to Bank Products and Cash Management Services (or indemnities or other undertakings issued pursuant thereto in respect of outstanding Bank Products and Cash Management Services), the delivery or provision of cash collateral or backstop letters of credit in respect thereof other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or collateralized, and (iii) any Obligations relating to Cash Management Services that, at such time, are allowed by the applicable provider of such Cash Management Services to remain outstanding without being required to be repaid or collateralized.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means (i) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders or (ii) an Acquisition in which all of the following conditions are satisfied:

(a)                                  Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b)                                 prior to the consummation of such Acquisition (i) the Agent shall have received the then current financial projections in respect of the Person, division, product line or line of business acquired in such Acquisition for the one-year period following the consummation of such acquisition, (ii) the Agent shall have received the then current drafts of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the Agent promptly upon becoming available), including all schedules and exhibits thereto and (iii) the Agent shall have received notice of the closing date for such Acquisition; provided that such notice shall be given unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such Acquisition;

(c)                                  if the Acquisition is of Equity Interests and if any of the proceeds of Credit Extensions are utilized to consummate the Acquisition, the legal structure of the Acquisition shall be acceptable to the Agent in its Permitted Discretion,

(d)                                 Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(e)                                  such Person shall have become a Restricted Subsidiary and, if such Person shall be a wholly-owned Domestic Subsidiary (and not an Excluded Subsidiary), a Guarantor and the provisions of Section 6.11 shall have been complied with to the reasonable satisfaction of the Agent; and

(f)                                    The Loan Parties shall have satisfied the Payment Conditions.

“Permitted Amendment or Refinancing” shall mean, with respect to any Person, any Amendment or Refinancing of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Amended or Refinanced except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums and make whole amounts), thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and defeasance costs) incurred in connection with such Amendment or Refinancing and (ii) by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), the Indebtedness resulting from such Amendment or Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Amended or Refinanced, (c) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(c), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being Amended or Refinanced is Indebtedness permitted pursuant to Section 7.03(d), 7.03(i), 7.03(m), 7.03(n), 7.03(o) or 7.03(p), (i) to the extent such Indebtedness being Amended or Refinanced is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such Amendment or Refinancing is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Amended or Refinanced, (ii) the terms and conditions of any such Amended or Refinanced Indebtedness under Section 7.03(m), 7.03(o) or 7.03(p) shall be usual and customary for high yield securities of the type issued, (iii) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such Amended or Refinanced Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Amended or Refinanced, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the requirements of clause (ii) and this clause (iii)  unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iv) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being Amended or Refinanced and (e) in the case of any Permitted Amendment or Refinancing in respect of the Term Facility, such Permitted Amendment or Refinancing is secured only by all or any portion of the collateral securing the Term Facility (but not by any other assets pursuant to one or more security agreements subject, in the case of assets constituting (or required to constitute) Collateral, to the Intercreditor Agreement. When used with respect to any specified Indebtedness, “Permitted Amendment or Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Amendment or Refinancing of such specified Indebtedness.

“Permitted Discretion” means a determination made by the Agent, in the exercise of its reasonable credit judgment from the viewpoint of an asset based lender, exercised in good faith in accordance with customary business practices for comparable asset based lending transactions.

“Permitted Holder Lender” means the Sponsor and its Affiliates (but excluding any portfolio companies of the foregoing), provided such Permitted Holder Lender executes a waiver in form and substance reasonably satisfactory to the Agent that it shall have no right whatsoever with respect to that portion of the Commitments which it holds (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Loan Document, (b) otherwise to vote on any matter related to any Loan Document (provided that, with respect to any amendment or other matter requiring a vote of the Lenders hereunder, the Commitments held by such Permitted Holder Lender (and any Obligation with respect thereto) shall be deemed to have been voted by such Permitted Holder Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Permitted Holder Lenders), (c) to require the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (d) to attend any meeting with the Agent or any Lender or receive any information from the Agent or any Lender, (e) to the benefit of any advice provided by counsel to the Agent or the other Lenders or to challenge the attorney-client privilege of the communications between the Agent, such other Lenders and such counsel, or (f) to make or bring any claim, in its capacity as Lender, against the Agent with respect to the fiduciary duties of the Agent or Lender and the other duties and obligations of the Agent hereunder; except, that, no amendment, modification or waiver to any Loan Document shall, without such Permitted Holder Lender’s consent, deprive any Permitted Holder Lender of its pro rata share of any payments to which the Lenders as a group are otherwise entitled hereunder or otherwise single out, or intentionally discriminate against, the Permitted Holder Lender as such; and provided further that the amount of Loans outstanding and Commitments held by Permitted Holder Lenders may not exceed 10% in the aggregate.

“Permitted Investors” means the collective reference to (i) the Sponsor and Sponsor Affiliates, (ii) the Management Investors, (iii) any Permitted Transferees of any of the foregoing Persons, (iv) other co-investors of the Parent as of the Closing Date, and (v) any ‘‘group’’ (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such ‘‘group’’ and without giving effect to the existence of such ‘‘group’’ or any other ‘‘group,’’ such Persons specified in clauses (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or any Parent Company held by such ‘‘group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other Person or group referred to in clauses (ii), (iii), (iv) or (v).

“Permitted Overadvance” means a Domestic Overadvance made by the Agent to the Domestic Borrower, in its discretion, which:

(a)                                  is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)                                 is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)                                  is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)                                 together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Combined Borrowing Base at any time or (ii) unless a

Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Seller Note” means a promissory note containing subordination and other related provisions reasonably acceptable to the Agent, representing Indebtedness of the Domestic Borrower or any of its Subsidiaries incurred in connection with any acquisition permitted under Section 7.02(f) and payable to the seller in connection therewith.

“Permitted Store Closings” means (a) store closures and related Inventory dispositions which do not exceed (i) in any Fiscal Year of the Company and its Subsidiaries, ten percent (10%) of the number of the Domestic Borrower’s and Canadian Borrower’s stores in the aggregate as of the beginning of such Fiscal Year (net of new store openings) and (ii) in the aggregate from and after the Closing Date, twenty percent (20%) of the number of the Domestic Borrower’s and Canadian Borrower’s stores in existence as of the Closing Date (net of new store openings), and (b) the related Inventory is disposed of at such stores in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent.

“Permitted Transferee”:  means (a) in the case of the Sponsor, (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Investor, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means at a relevant time, any employee benefit plan within the meaning of Section 3(3) of ERISA and in respect of which the Parent, the Domestic Borrower or any of its Restricted Subsidiaries is

(or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“PPSA” means the Personal Property Security Act  (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests or other applicable Liens.

“Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Prime Rate Loan” means a Canadian Prime Rate Loan, a US Index Rate Loan, a European Base Rate Loan, or a Base Rate Loan, as the context may require.

“Proceeds of Crime Act” has the meaning specified in Section 10.18.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Stock” means any Equity Interests that are not Disqualified Stock.

“Qualifying Lender” means

(a)                                  a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance and is:

(i)                                     a Lender:

(A)                              that is a bank (as defined for the purpose of section 879 of the ITA) making an advance; or

(B)                                in respect of an advance by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made,

and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance; or

(ii)                                  a Lender which is:

(A)                              a company resident in the United Kingdom for United Kingdom tax purposes;

(B)                                a partnership, each member of which is:

(C)                                a company so resident in the United Kingdom; or

(D)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(E)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(F)                                 a Treaty Lender; or

(b)                                 a building society (as defined for the purposes of section 880 of the ITA) making an advance.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrowers or any Subsidiary Guarantor.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Company and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Public Company” means the Parent, Holdings or the respective Parent Company that is the registrant with respect to an IPO.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.16(c).

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Requirement of Law” means  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

 “Reserves” means all Inventory Reserves and Availability Reserves. The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish or modify Reserves upon six (6) Business Days prior written notice to the Parent (during which period the Agent shall be available to discuss any such proposed Reserve with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Agent), provided that no such prior notice shall be required for (1) changes to any Availability Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (2) if a Specified Event of Default has occurred and is continuing; provided further that all such Reserves (including the amount of such Reserve) shall bear a reasonable relationship to the circumstances, conditions, events or contingencies that are the basis for such Reserve.  Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Trade Receivables or reserves criteria deducted in computing the Appraised Value of Eligible Inventory.  In the event the circumstances, conditions, events or contingencies underlying any such Reserve cease to exist or the liability that is the basis for any such Reserve has been reduced, such Reserve shall be rescinded or reduced by an amount as determined in the Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of the Parent or a Borrower, as applicable, or (with respect to Section 6.03) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of the Parent or a Borrower, as applicable.

“Restricted Payment” has the meaning given to such term in Section 7.06 hereof.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“RP Conditions” means, at the time of determination with respect to any Restricted Payment, that (i) no Event of Default exists or would arise as a result of the making of such Restricted Payment, (ii) immediately after giving pro forma effect to such Restricted Payment and projected on a pro forma basis for the immediately succeeding six (6) Fiscal Months following such Restricted Payment, Excess Availability shall be greater than or equal to 15% of the Loan Cap for each Fiscal Month during such projected six month period, (except that, to the extent that the Restricted Payment is made during the August Period or the August Period is included in such six month projections, Excess Availability during such August Period shall only be required to be  greater than or equal to 10% of the Loan Cap), and (iii) the Consolidated Fixed Charge Coverage Ratio for the Most Recently Ended period of twelve Fiscal Months preceding such Restricted Payment shall be greater than or equal to 1.1 to 1.0 (after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made as of the first day of such period), provided that the provisions of this clause (iii) shall not be applicable if Excess Availability, immediately after giving pro forma effect to such Restricted Payment and projected for the immediately succeeding six (6) months following such Restricted Payment, is greater than 25% of the Loan Cap, (except that, to the extent that the Restricted Payment is made during the August Period or the August Period is included in such six month projections, Excess Availability during such August Period shall only be required to be  greater than or equal to 10% of the Loan Cap); and (iv) the Domestic Borrower shall have delivered a Compliance Certificate to the Agent including a reasonably detailed calculation of such calculated Excess Availability and, if applicable, Consolidated Fixed Charge Coverage Ratio.

 “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB; and all applicable securities laws in each province and territory of Canada and the respective regulations, rules regulations, blanket orders and blanket rulings under such laws together with applicable published policy statements and notices of the securities regulator of each such province and territory.

“Security Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date among the Domestic Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Canadian Security Documents, the German Security Documents, the UK Security Documents, the Blocked Account Agreements, the Mortgages, the Intercreditor Agreement, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Note Indenture” means  that certain indenture dated as of February 6, 2007 made by and among the Company, as issuer, certain Subsidiaries, as guarantors, and HSBC Bank USA, National Association, as trustee, pursuant to which the Senior Notes are issued.

“Senior Notes” means the Company’s 8½% Senior Notes due 2015 (as defined in the Senior Note Indenture).

“Senior Notes Supplemental Redemption Notice”: that certain redemption notice, dated as of March 14, 2012, relating to the redemption of $135,000,000 principal amount of the Senior Notes.

“Senior Subordinated Note Indenture” means  that certain indenture dated as of February 6, 2007 made by and among the Company, as issuer, certain Subsidiaries, as guarantors, and HSBC Bank USA, National Association, as trustee, pursuant to which the Senior Subordinated Notes are issued.

“Senior Subordinated Notes” means the Company’s 9¾% Senior Subordinated Notes due 2017 (as defined in the Senior Subordinated Note Indenture) in an original aggregate outstanding principal amount of $188,000,000 as of as of the Closing Date (and any senior subordinated notes having the same terms and conditions as such Senior Subordinated Notes issued in exchange for such Senior Subordinated Notes pursuant to the Senior Subordinated Note Indenture).

“Settlement Date” has the meaning provided in Section 2.14(a).

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” means with respect to any Person (other than a Person organized under German law), as of any date of determination, (a) on a going concern basis the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, state, provincial, territorial, municipal, local and foreign laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an insufficient amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code and, in the case of any Canadian Loan Party, is not an “insolvent person” within the meaning of such term in the Bankruptcy and Insolvency Act (Canada), as applicable.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities. With respect to any Person organized under German law, “Solvent” and “Solvency” shall mean such Person not being illiquid (zahlungsunfähig) caveating to be illiquid or overindebted (überschuldet) in accordance with section 17 to section 19, respectively, of the German Insolvency Code (Insolvenzordnung).

“Specified Equity Contribution” has the meaning given to such term in the definition of Consolidated EBITDA.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a), 8.01(b) (but only insofar as such an Event of Default arises from a breach of the provisions of Section 6.12 or Section 7.18 hereof), 8.01(b)(ii) (provided that, for purposes of this definition only, the grace period applicable thereto shall be five (5) Business Days), 8.01(d) (but only insofar as such Event of Default arises from a material misrepresentation contained in any Borrowing Base Certificate), or 8.01(f).

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or New Commitment or Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” means Madison Dearborn Partners LLC and any Affiliates thereof (but excluding any portfolio companies of the foregoing).

“Sponsor Affiliate” means the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Spot Rate” for a currency means the rate determined by the Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Optional Currency.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full of the Obligations and which is in form and on terms reasonably satisfactory to the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Subsidiary Guarantors” means (i) with respect to the Domestic Facility, each wholly owned Domestic Subsidiary (other than any Excluded Subsidiary), (ii) with respect to the Canadian Liabilities, each wholly owned Domestic Subsidiary (other than any Excluded Subsidiary), the Canadian Subsidiaries, the German Borrower, the German Subsidiaries, the UK Borrower, and the UK Subsidiaries, (iii) with respect to the German Liabilities, each wholly owned Domestic Subsidiary (other than any Excluded Subsidiary), the German Subsidiaries, the Canadian Borrower, the Canadian Subsidiaries the UK Borrower, and the UK Subsidiaries and (iv) with respect to the UK Liabilities, each wholly owned Domestic Subsidiary (other than any Excluded Subsidiary), the UK Subsidiaries, the German Borrower, the German Subsidiaries, the Canadian Borrower, and the Canadian Subsidiaries.

“Substantial Liquidation” means either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-5, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Domestic Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Domestic Commitments. A permanent reduction of the Domestic Commitments shall not require a corresponding pro rata reduction in the Swing Line Sublimit; provided, however, that if the Domestic Commitments are reduced to an amount less than the Swing Line Sublimit, then the Swing Line Sublimit shall be reduced to an amount equal to (or, at Company’s option, less than) the Domestic Commitments.

“Syndication Agent” means Barclays Bank PLC.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance is either:

(i)                          a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)                       a partnership each member of which is:

(A)          a company so resident in the United Kingdom; or

(B)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.

“Tax Deduction” means a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar fees or charges in the nature of a tax, levy, et cetera, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Payment” means, in relation to any UK Borrower, either the increase in a payment made by that UK Borrower to a Lender under Section 1.04(b) or a payment under Section 1.04(c).

“Term Agent” means Bank of America, N.A., in its capacity as administrative agent under the Term Facility, and any successor thereto.

“Term Facility” means the term loan financing facility in the amount of $725,000,000 evidenced by that certain Credit Agreement dated as of the Closing Date among the Company, as borrower, Bank of America, as administrative agent, the lenders party thereto and the other agents, arrangers and bookrunners identified therein, and any Permitted Amendment or Refinancing thereof.

“Term Loans” means the term loans made and incurred from time to time under the Term Facility.

“Termination Date” means the earliest to occur of (i) the Latest Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06 hereof.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.19.

“Treaty Lender” means a Lender which:

(a)           is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and

(b)           does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” means, (i) when used with respect to a Committed Loan, its character as a Prime Rate Loan, a BA Equivalent Loan or a LIBOR Rate Loan, and (ii) when used with respect to commitments, refers to whether such commitment is a Commitment, an Extended Commitment of a given Extension Series or a New Commitment.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UFCA “ has the meaning specified in Section 10.23(d).

“UFTA” has the meaning specified in Section 10.23(d).

“UK Availability” means, as of any date of determination thereof, the result, if a positive number, equal to the lesser of (a)(i) the UK Loan Cap minus (ii) the UK Total Outstandings on such date, or (b)(i) the Loan Cap minus (ii) the Total Outstandings on such date.

“UK Blocked Account” means, at any time, the bank accounts of the UK Borrower subject to a fixed charge in favor of the Agent and over which the Agent has practical control.

“UK Borrower” has the meaning specified in the introductory paragraph hereto.

“UK Borrowing” means a UK Committed Borrowing made to the UK Borrower.

“UK Borrowing Base” means, at any time of calculation, an Equivalent Amount in Dollars equal to, not less than zero:

(a)           the face amount of Eligible Trade Receivables of the UK Loan Parties multiplied by 85%;

plus

(b) the face amount of Eligible Credit Card Receivables of the UK Loan Parties multiplied by 90%;

plus

(c)           the Inventory Advance Rate multiplied by the Appraised Value of Eligible Inventory of the UK Loan Parties multiplied by the Cost of such Eligible Inventory, net of Inventory Reserves;

plus

(d) as long as no Event of Default is continuing, 100% of cash standing to the credit of a UK Blocked Account (for more than one Business Day),

minus

(e)           the then amount of all Availability Reserves relating to the UK Loan Parties.

“UK Collection Account” has the meaning provided in Section 6.12.

“UK Committed Borrowing” means a borrowing consisting of simultaneous UK Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the UK Lenders pursuant to Section 2.01.

“UK Committed Loan” means any loan at any time made by any UK Lender pursuant to Section 2.01.

“UK Commitments” means, as to each UK Lender, its obligation to make UK Committed Loans to the UK Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such UK Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such UK Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“UK Credit Extensions” mean each of the following: (a) a UK Borrowing and (b) a UK L/C Credit Extension.

“UK Credit Party” or “UK Credit Parties” means (a) individually, (i) each UK Lender and its branches and Affiliates, (ii) the Agent and its Affiliates, (iii) the Arrangers, (iv) each holder of any Other UK Liabilities, and (v) the successors and permitted assigns of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the UK Loan Parties.

“UK L/C Advance” means with respect to each UK Lender, such UK Lender’s funding of its participation in any UK L/C Borrowing in accordance with its Applicable Percentage.

“UK L/C Borrowing” means an extension of credit resulting from a drawing under any UK Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the UK Borrower, pursuant to Section 2.03(c)(i) or refinanced as a UK Committed Borrowing.

“UK L/C Credit Extension” means, with respect to any UK Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“UK L/C Obligations” means, as at any date of determination and without duplication, the aggregate Stated Amount of all outstanding UK Letters of Credit plus the aggregate of all Unreimbursed Amounts under UK Letters of Credit, including all UK L/C Borrowings.

“UK Lenders” means the Lenders having UK Commitments from time to time or at any time.  Any Person may be a UK Lender only if it is a Domestic Lender or an Affiliate of a Domestic Lender.

“UK Letter of Credit” means each Letter of Credit issued hereunder for the account of the UK Borrower.

“UK Letter of Credit Sublimit” means an amount equal to $15,000,000.  The UK Letter of Credit Sublimit is part of, and not in addition to, the UK Total Commitments.  A permanent reduction of the UK Total Commitments shall not require a corresponding pro rata reduction in the UK Letter of Credit Sublimit; provided, however, that if the UK Total Commitments are reduced to an amount less than the UK Letter of Credit Sublimit, then the UK Letter of Credit Sublimit shall be reduced to an amount equal to (or, at UK Borrower’s option, less than) the UK Total Commitments.

“UK Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any UK Loan Party arising under any Loan Document or otherwise with respect to any UK Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any UK Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other UK Liabilities.

“UK Loan Cap” means, at any time of determination, the lesser of (a) the UK Total Commitments and (b) the UK Borrowing Base.

“UK Loan Parties” means, collectively, the UK Borrower and each UK Subsidiary that is a Guarantor of the UK Liabilities.  “UK Loan Party” means any one of such Persons.

“UK Non-Bank Lender” means:

(i)                          a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

(ii)                       where a Lender becomes a party after the Closing Date, an Assignee which gives a Tax Confirmation in the Assignment and Acceptance Agreement which it executes on becoming a party.

“UK Note” means a promissory note made by the UK Borrower in favor of a UK Lender evidencing UK Committed Loans made by such UK Lender, substantially in the form of Exhibit C-3.

“UK Overadvance” means a UK Credit Extension to the extent that, immediately after the making of such UK Credit Extension, the aggregate principal balance of all UK Credit Extensions then outstanding exceeds the UK Loan Cap as then in effect.

“UK Security Documents” means the debenture dated on or about the date of this Agreement executed by the UK Borrower in favor of the Agent and each other security agreement or other instrument or document, in each case, governed by English law, executed and delivered by any UK Loan Party to the Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any UK Loan Party for the benefit of the UK Credit Parties, the Canadian Credit Parties and the German Credit Parties, as security for the UK Liabilities, the German Liabilities and the Canadian Liabilities.

“UK Subsidiary” means any Subsidiary that is incorporated under the laws of England and Wales.

“UK Total Commitments” means the aggregate of the UK Commitments of all UK Lenders.  On the Closing Date, the UK Total Commitments are $75,000,000.

“UK Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all UK Committed Loans and all UK L/C Obligations.

“Unintentional Overadvance” means an Overadvance which, to the Agents’ knowledge, did not constitute a Overadvance when made but which has become a Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Combined Borrowing Base or misrepresentation by any of the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company designated as such and listed on Schedule 4.01 on the Closing Date and (ii) any Subsidiary of the Company that is designated by a resolution of the board of directors of the Company as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interest or warrants, options or other rights to acquire Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Company or any of its Restricted Subsidiaries; (e) does not hold any assets constituting ABL Priority Collateral or otherwise of the type included in the Combined Borrowing Base; and (f) to the extent requested by the Agent, such Subsidiary shall have entered into an agreement with the Agent, in form and substance reasonably satisfactory to the Agent, allowing the use of the assets and other property of such Subsidiary as may be necessary or desirable for the Liquidation of the ABL Priority Collateral or such other assets.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof.  Subject to the foregoing, the board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and the Loan Parties would be in compliance with Section 7.18 on the date of such designation after giving pro forma effect to such designation, (ii) any designation of an Unrestricted

Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.02 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Company may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Company does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four Fiscal Quarters.

“U.S. Index Rate” means, for any day, a floating rate equal to the annual rate of interest determined by the Agent which is equal to the greatest of (a) the annual rate of interest announced from time to time by Bank of America, as being its reference rate or “base rate” in effect on such date (or if such date is not a Business Day, on the Business Day immediately preceding such date) for determining interest rates on Dollar denominated commercial loans made by it in Canada, in each case regardless of whether such bank actually charges such rate of interest in connection with extensions of credit in Dollars to debtors, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) and (c) the LIBOR Rate for a thirty (30) day interest period as determined on such day, plus 1.0%.  Each change in any interest rate provided for in the Agreement based upon the U.S. Index Rate shall take effect at the time of such change in the U.S. Index Rate.

“U.S. Index Rate Loan” means a Loan or portion thereof made to the Canadian Borrower denominated in Dollars bearing interest at a rate based on the US Index Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Waiver and Access Agreement Provision” means the applicable Borrowers’ use of commercially reasonable efforts to deliver a Collateral Access Agreement for (i) any location that is located in a Landlord Lien State, (ii) (y) any leased distribution center in which Collateral with a value in excess of $1,000,000 of inventory is maintained, whether or not such location is in a Landlord Lien State (or all such locations to the extent that more than $5,000,000 of Collateral in the aggregate is maintained at all such locations, even if the value of the Collateral at any location is less than $1,000,000) or (z) the headquarters location, which as of the date hereof is located at 16 Yankee Candle Way, South Deerfield, Massachusetts, 01373, (iii) any non-retail third party location (including fulfillment centers) in which Collateral with a value in excess of $1,000,000 of inventory is maintained, whether or not such location is in a Landlord Lien State (or all such locations to the extent that more than $5,000,000 of Collateral in the aggregate is maintained at all such locations, even if the value of the Collateral at any location is less than $1,000,000), or (iv) any third party warehouse locations not leased or owned by a Borrower in which Collateral with a value in excess of $1,000,000 of inventory is maintained, whether or not such location is in a Landlord Lien State (or all such locations to the extent that more than $5,000,000 of Collateral in the aggregate is maintained at all such locations, even if the value of the Collateral at any location is less than $1,000,000).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the

Weighted Average Life to Maturity of any Indebtedness that is being Amended or Refinanced (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable Amendment or Refinancing shall be disregarded.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods”

shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  (i) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) upon request, the Company shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(ii)           Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the date hereof.

(iii)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used here shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

1.04        United Kingdom and German Tax Matters.

(a)           The provisions of this Section 1.04 shall only apply in respect of any UK Borrower, German Borrower (but with respect to the German Borrower, only clause (h) below shall apply) or any other Borrower to whom the provisions of Section 874 ITA would apply (ignoring any exceptions) on the payment of any amount of interest (a “Relevant Borrower”) to any Lender.

(b)           Tax gross-up.

(i)            Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii)           A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly.  Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender.  If Agent receives such notification from a Lender it shall notify the Relevant Borrower.

(iii)          If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv)          A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A)          the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B)           the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:

(1)           an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and

(2)           the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C)           the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

(1)           the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and

(2)           the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D)          the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (vii) below.

(v)                                 If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi)                              Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii)                           A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.

(viii)                        Nothing in clause (b)(vii) above shall require a Treaty Lender to:

(A)                              register under the HMRC DT Treaty Passport scheme;

(B)                                apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(C)                                file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause (b)(xi) or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation) and the Relevant Borrower making that payment has not complied with its obligations under clause (b)(xii) or clause (f)(ii) (HMRC DT Treaty Passport scheme confirmation).

(ix)                                A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(x)                                   A UK Non-Bank Lender shall promptly notify the Relevant Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.

(xi)                                A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) by notifying the Company of its scheme reference number and its jurisdiction of tax residence.

(xii)                             Where a Lender notifies the Company as described in clause (b)(xi) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(xiii)                          If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (b)(xi) above or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance.

(c)                                  Tax indemnity.

(i)                                     The Company shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii)                                  Clause (c)(i) above shall not apply:

(A)                              with respect to any Taxes assessed on a Lender

(1)                                     under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2)                                     under the law of the jurisdiction in which such Lender’s Facility Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B)                                to the extent a loss, liability or cost:

(1)                                     is compensated for by an increased payment under Section 1.04(b)(iii) (Tax gross-up); or

(2)                                     would have been compensated for by an increased payment under Section1.04(b)(iii) (Tax gross-up) but was not so compensated solely because one of the exclusions in Section 1.04(b)(iv) (Tax gross-up) applied.

(iii)                               A Lender making, or intending to make a claim under Section 1.04(c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Company.

(iv)                              A Lender shall, on receiving a payment from the Company under this clause (c), notify Agent.

(d)                                 Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i)                                     a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)                                  such Lender has obtained, utilized and retained that Tax Credit,

such Lender shall pay an amount to the Relevant Borrower which such Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e)                                  Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

(i)                                     not a Qualifying Lender;

(ii)                                  a Qualifying Lender (other than a Treaty Lender); or

(iii)                               a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 1.04(e), then such New Lender or Lenders (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Relevant Borrower).  For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 1.04.

(f)                                    HMRC DT Treaty Passport Scheme Confirmation.

(i)                                     A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(ii)                                  Where a Assignment and Acceptance includes the indication described in clause (f)(i) above in the relevant Assignment and Acceptance each Relevant Borrower which is a Party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(g)                                 Stamp Taxes. The Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

(h)                                 Value Added Tax.

(i)                                     All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii)                                  If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(iii)                               Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)                              Any reference in this Section 1.04(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v)                                 Except as otherwise expressly provided in Section 1.04(h), a reference to “determines” or “determined” in connection with tax provisions contained in Section 1.2(h) means a determination made in the absolute discretion of the person making the determination.

1.05                        Rounding.  Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit as in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the maximum stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08                        Currency Equivalents Generally.

(a)                                  For purposes of determining compliance with Sections 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder); provided that, for the avoidance of doubt, the below provisions of Section 1.09 shall otherwise apply to such Sections, including with respect to determining whether any Investment or Indebtedness may be incurred or made at any time under such Sections.

(b)                                 For purposes of determining the Consolidated Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrowers’ financial statements corresponding to the test period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness; provided that, notwithstanding anything to the contrary herein, Loans and L/C Obligations denominated in a currency other than Dollars will be converted to Dollars at the Spot Rate.

1.09                        Exchange Rates; Currency Translation.

(a)                                  The Agent or the L/C Issuer, as applicable, shall determine the Spot Rates to be used for calculating Dollar Equivalent amounts of Loans and Outstanding Amounts denominated in Optional Currencies. Such Spot Rates shall become effective as of any such date of determination and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next date to so occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder (including baskets related thereto, as applicable) or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent or the applicable L/C Issuer, as applicable.

(b)                                 Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the Dollar Equivalent in any Optional Currency.  Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a LIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, LIBOR Rate Loan or Letter of Credit is denominated in an Optional Currency, such amount shall be the relevant Equivalent Amount of such Dollar amount (rounded to the nearest unit of such Optional Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the L/C Issuer, as the case may be.

(c)                                  Notwithstanding the foregoing, for purposes of any determination under Article VI, Article VII or Article VIII or any determination under any other provision of this Agreement expressly requiring the use of a currency exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate.

1.10                        Pro Forma Basis.

(a)                                  Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.10.

(b)                                 For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable period and (ii) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period.  If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then the Consolidated Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(c)                                  Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrowers in good faith to be reasonably anticipated to be realizable within 12 months after the closing date of such Specified Transaction (provided that to the extent any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings and are factually supportable, reasonably identifiable and supported by an officer’s certificate delivered to the Agent) (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that any increase in Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in the definition of Consolidated EBITDA.

(d)                                 In the event that a Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable period and (ii) subsequent to the end of the applicable period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable period.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Committed Loans; Reserves.   (a) Subject to the terms and conditions set forth herein, each Domestic Lender severally agrees to make Domestic Committed Loans to the Domestic Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of the Domestic Commitment of such Domestic Lender, and (y) such Domestic Lender’s Applicable Percentage of the Domestic Borrowing Base; subject in each case to the following limitations:

(i)                                     after giving effect to any Domestic Committed Borrowing, the Domestic Total Outstandings shall not exceed Domestic Availability,

(ii)                                  after giving effect to any Domestic Committed Borrowing, the aggregate Outstanding Amount of the Domestic Committed Loans of any Domestic Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Domestic L/C Obligations, plus such Domestic Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans made to the Domestic Borrower shall not exceed the Domestic Commitment of such Domestic Lender, and

(iii)                               The Outstanding Amount of all Domestic L/C Obligations shall not at any time exceed the Domestic Letter of Credit Sublimit.

Within the limits of the Domestic Commitment for each Domestic Lender, and subject to the other terms and conditions hereof, the Domestic Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

(b)                     Subject to the terms and conditions set forth herein, each Canadian Lender severally agrees to make Canadian Committed Loans to the Canadian Borrower, from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of the Canadian Commitment of such Canadian Lender, and (y) such Canadian Lender’s Applicable Percentage of the Canadian Borrowing Base; subject in each case to the following limitations:

(i)                                     after giving effect to any Canadian Committed Borrowing, the Canadian Total Outstandings shall not exceed Canadian Availability,

(ii)                                  after giving effect to any Canadian Committed Borrowing, the aggregate Outstanding Amount of the Canadian Committed Loans of any Canadian Lender, plus the Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations for such Canadian Lender, shall not exceed the Canadian Commitment of such Canadian Lender, and

(iii)                               the Outstanding Amount of all Canadian L/C Obligations shall not at any time exceed the Canadian Letter of Credit Sublimit.

Within the limits of the Canadian Commitment for each Canadian Lender, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

(c)                      Subject to the terms and conditions set forth herein, each German Lender severally agrees to make German Committed Loans to the German Borrower, from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of the German Commitment of such German Lender, and (y) such German Lender’s Applicable Percentage of the German Borrowing Base; subject in each case to the following limitations:

(i)                                     after giving effect to any German Committed Borrowing, the German Total Outstandings shall not exceed German Availability,

(ii)                                  after giving effect to any German Committed Borrowing, the aggregate Outstanding Amount of the German Committed Loans of any Canadian Lender, plus the Applicable Percentage of the Outstanding Amount of all German L/C Obligations for such German Lender, shall not exceed the German Commitment of such German Lender, and

(iii)                               the Outstanding Amount of all German L/C Obligations shall not at any time exceed the German Letter of Credit Sublimit.

Within the limits of the German Commitment for each German Lender, and subject to the other terms and conditions hereof, the German Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

(d)                     Subject to the terms and conditions set forth herein, each UK Lender severally agrees to make UK Committed Loans to the UK Borrower, from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of the UK Commitment of such UK Lender, and (y) such UK Lender’s Applicable Percentage of the UK Borrowing Base; subject in each case to the following limitations:

(i)                                     after giving effect to any UK Committed Borrowing, the UK Total Outstandings shall not exceed UK Availability,

(ii)                                  after giving effect to any UK Committed Borrowing, the aggregate Outstanding Amount of the UK Committed Loans of any UK Lender, plus the Applicable Percentage of the Outstanding Amount of all UK L/C Obligations for such UK Lender, shall not exceed the UK Commitment of such UK Lender, and

(iii)                               the Outstanding Amount of all UK L/C Obligations shall not at any time exceed the UK Letter of Credit Sublimit.

Within the limits of the UK Commitment for each UK Lender, and subject to the other terms and conditions hereof, the UK Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

(e)                      The initial Reserves on the Closing Date are as set forth in the Borrowing Base Certificate delivered to the Agent pursuant to Section 4.01 hereof. Subject to the restrictions otherwise set forth in this Agreement, the Agent shall have the right to establish, modify or eliminate Reserves against the Combined Borrowing Base assets in its Permitted Discretion.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                      Domestic Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBOR Rate Loans as the Company may request subject to and in accordance with this Section 2.02.  All Swing Line Loans shall be only Base Rate Loans.  All Domestic Committed Loans shall be made in Dollars.

(b)                     Canadian Committed Loans made to the Canadian Borrower shall be either Canadian Prime Rate Loans or BA Equivalent Loans (if made in CD$) or LIBOR Rate Loans or U.S. Index Rate Loans (if in Dollars) as the Canadian Borrower may request subject to and in accordance with this Section 2.02.  All Canadian Committed Loans shall be made in either Dollars or Canadian Dollars.

(c)                      German Committed Loans made to the German Borrower and UK Committed Loans made to the UK Borrower shall be made in the Optional Currencies (other than Canadian Dollars) and shall be either LIBOR Rate Loans or European Base Rate Loans as the German Borrower or the UK Borrower, as applicable, may request subject to and in accordance with this Section 2.02.

(d)                     Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.  Each Committed Borrowing, each Conversion of Committed Loans from one Type to the other, and each continuation of LIBOR Rate Loans or BA Equivalent Loans shall be made upon the applicable Borrower’s irrevocable notice to the Agent, which may be given by telephone.  Each such notice must be received by the Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans or of any Conversion of LIBOR Rate Loans or BA Equivalent Loans to Prime Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Prime Rate Loans; provided, however, that if the UK Borrower or the German Borrower wishes to request any Committed Borrowing to be made or continued in an Optional Currency or of any conversion of any such Loans in an Optional Currency to Loans of a different Type, the applicable notice must be received four (4) Business Days prior to the requested date of such Borrowing, and if the Company wishes to request LIBOR Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, Conversion or continuation, whereupon the Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 1:00 p.m., three Business Days before the requested date of such Borrowing, Conversion or continuation, the Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Company pursuant to this Section 2.02(d) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans shall be in a principal amount of $5,000,000 or CD$5,000,000, as applicable, or a whole multiple of $1,000,000 or CD$1,000,000, as applicable, in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Prime Rate Loans shall be in sum minimum amounts as the Agent may require.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a Conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Rate Loans or BA Equivalent Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, Converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be Converted, (v) whether such Committed Loan is to be made in Dollars or, with respect to the Canadian Borrower, the UK Borrower and the German Borrower only, an Optional Currency, (vi) if applicable, the duration of the Interest Period with respect thereto, and (vii) the Borrower for whom the Committed

Loan is requested.  If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a Conversion or continuation, then the applicable Committed Loans shall be made as, or Converted to, Prime Rate Loans.  Any such automatic Conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans or BA Equivalent Loans.  If the Company requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans or BA Equivalent Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a LIBOR Rate Loan.

(e)                      Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a Conversion or continuation is provided by the Company, the Agent shall notify each Lender of the details of any automatic Conversion to Prime Rate Loans described in Section 2.02(d).  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01) the Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the applicable Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding with respect to such Borrower, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(f)                        To the extent not paid by the Borrowers when due (after taking into consideration any grace period), the Agent, without the request of the Borrowers, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby; provided, that the Agent may not charge amounts owing in respect of Other Liabilities to the Loan Account to the extent an Overadvance may result thereby.  The Agent shall advise the Company of any such advance or charge promptly after the making thereof.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(f) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

(g)                     Except as otherwise provided herein, a LIBOR Rate Loan or BA Equivalent Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan or BA Equivalent Loan.  During the existence of any Event of Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans or BA Equivalent Loans (whether in Dollars or any Optional Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBOR Rate Loans denominated in an Optional Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(h)                     The Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans and BA Equivalent Loans upon determination of such interest rate.  At any time that Prime Rate Loans are outstanding, the Agent shall notify the applicable Borrower and the Lenders of any change in the U.S. Index Rate, the Base Rate or the Canadian Prime Rate used in determining the Prime Rate promptly following the public announcement of such change.

(i)                         After giving effect to all Committed Borrowings, all Conversions of Committed Loans from one Type to another in accordance with the terms hereof, and all continuations of Committed Loans as the same Type, there shall not be more than (i) three (3) Interest Periods in effect with respect to Committed Loans having an Interest Period of two weeks, or (ii) ten (10) Interest Periods in effect unless otherwise agreed to between the Agent and the Borrowers with respect to all Committed Loans.

(j)                         The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Agent may, in its discretion, make Permitted Overadvances to the Domestic Borrower without the consent of any of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby.  Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Domestic Borrower and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Domestic Borrower in accordance with the provisions of Section 2.05(c).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Domestic Lenders’ obligations to purchase participations with respect to Letter of Credits issued for the Domestic Borrower or of Section 2.04 regarding the Domestic Lenders’ obligations to purchase participations with respect to Swing Line Loans.  The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvances.

2.03                        Letters of Credit.

(a)                      The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or one or more Optional Currencies for the account of a Borrower or a Restricted Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the applicable Lenders severally agree to participate in Letters of Credit issued for the account of each applicable Borrower or Restricted Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Domestic Total Outstandings shall not exceed the Domestic Loan Cap, the Canadian Total Outstandings shall not exceed the Canadian Loan Cap, the German Total  Outstandings shall not exceed the German Loan Cap, and the UK Total Outstandings shall not exceed the UK Loan Cap, as applicable, (x) the Total Outstandings shall not exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the applicable Letter of Credit Sublimit.  Each request by a Borrower for the issuance or amendment of a

Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension (or such other period as may be acceptable to the Agent and the L/C Issuer), unless the Required Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Commercial Letter of Credit would occur more than one (1) year after the date of issuance (or such other period as may be acceptable to the Agent and the Issuer), unless the Required Lenders have approved such expiry date; or

(C)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit or, with respect to an Auto-Extension Letter of Credit, on or prior to the date of any extension of such Letter of Credit which would extend the expiry date thereof to a date beyond the Letter of Credit Expiration Date (or, in each case, such later date as to which the Agent may agree) or all the Lenders have approved such expiry date; or.

(D)                               any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is not otherwise compensated);

(E)                                 the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(F)                                 such Letter of Credit is to be denominated in a currency other than Dollars or an Optional Currency, except as may be approved by the Agent and the L/C Issuer, each in their sole discretion;

(G)                                the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(H)                               such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(I)                                    any Lender is at that time a Defaulting Lender, unless (i) after giving effect to the requested issuance, there would exist no Fronting Exposure (in the good faith determination of the L/C Issuer) or (ii) the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its good faith determination) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)                               The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                     Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company and the applicable Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 1:00 p.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Borrower or Restricted Subsidiary for whose account the Letter of Credit is being issued, and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may reasonably require.

(ii)                                  Subject to the provisions of Section 2.02(b)(iv) hereof, promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower  or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance or amendment of each Letter of Credit, each Lender having a Commitment to the applicable Borrower shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit.  Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii)                               If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Any L/C Issuer (other than Bank of America or any of its Affiliates) shall notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer, provided that (A) until the Agent advises any such Issuing Bank that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and the L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such

L/C Issuer may agree.  The L/C Issuer will also deliver (contemporaneously with the notification set forth in the first sentence hereof) to the applicable Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(v)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)                      Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such payment.  In the case of a Letter of Credit denominated in an Optional Currency, the applicable Borrower shall reimburse the L/C Issuer in such Optional Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Optional Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 1:00 p.m. on the second Business Day immediately following the day that the applicable Borrower receives notice from the L/C Issuer of a drawing under a Letter of Credit to be reimbursed in Dollars or an Optional Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing and in the applicable currency, together with all interest accruing on such amount from the date of such drawing.  If any Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each applicable Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Optional Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Loan Cap, Canadian Loan Cap, German Loan Cap or UK Loan Cap, as applicable, and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each applicable Lender shall upon any notice from the Agent pursuant to Section 2.03(c)(i) make funds available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each such Lender that so makes funds available shall be deemed to have made a Prime Rate Loan to the applicable Borrower in such amount.  The Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Prime Rate Loans.  In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each applicable Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation (and the Bank of Canada Overnight Rate with respect to payments due to the Agent in Canadian Dollars or any Optional Currency) plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                     Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the L/C Issuer, or the Agent for the account of the L/C Issuer, receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Agent pursuant to Section 2.03(g)), the L/C Issuer shall distribute any payment it receives to the Agent and the Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Agent.

(ii)                                  If any payment received by the L/C Issuer or by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each applicable Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect (and the Bank of Canada Overnight Rate with respect to payments due to the Agent in Canadian Dollars or other Optional Currency).  The obligations of the Lenders under this clause shall survive the Payment in Full of the Obligations and the termination of this Agreement.

(e)                      Obligations Absolute.  Subject to the limitations set forth below, the obligation of each applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the applicable Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries;

(ix)                                any adverse change in the relevant exchange rates or in the availability of the relevant Optional Currency to the Borrowers or any of their Subsidiaries or in the relevant currency markets generally; or

(x)                                   the fact that any Default or Event of Default shall have occurred and be continuing.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with such Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                        Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Loan Party or to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document, or (v) for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will be binding upon the Loan Parties and the Lenders; provided that the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to punitive, consequential or exemplary, damages suffered by the Borrowers were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                     Cash Collateral.  If, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders).  Sections 2.05, 2.06(c) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations.  Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America; provided that interest may be earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Agent (at the request of the Borrowers and at the Borrowers’ risk and expense).   If at any time the Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the applicable Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.  The Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(h)                     Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirement of Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)                         Letter of Credit Fees.  Each Borrower shall pay to the Agent for the account of each applicable Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such Borrower or a Restricted Subsidiary equal to the Applicable Rate for the relevant period times the Dollar Equivalent of the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  Notwithstanding anything to the contrary contained herein, while any Specified Default exists, all overdue Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j)                         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Each Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit, at a rate equal to 0.125% per annum, computed on the Dollar Equivalent of the daily amount available with respect to each Letter of Credit, on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.   For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                      Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Swing Line Loans.

(a)                      The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Domestic Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Domestic Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender to the Domestic Borrower at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations of the Domestic Borrower at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Domestic Commitment, and provided, further, that the Domestic Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit extension may have, Fronting Exposure).  Within the foregoing limits, and subject to the other terms and conditions hereof, the Domestic Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Domestic Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan.  The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)       Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Domestic Borrower either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Company; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings of the Domestic Borrower outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Domestic Borrower as provided above.

(c)       Refinancing of Swing Line Loans.

(i)            In addition to settlements required under Section 2.14 hereof, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Domestic Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Domestic Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agent.  Each Domestic Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Domestic Borrower in such amount.  The Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Domestic Lenders fund their risk participation in the relevant Swing Line Loan and each Domestic Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Domestic Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Domestic Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Domestic Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Domestic Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan to the Domestic Borrower included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Domestic Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Domestic Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Domestic Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Domestic Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Domestic Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)       Repayment of Participations.

(i)            At any time after any Domestic Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute such payment to the Agent and the Agent shall distribute to each such Domestic Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Domestic Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Domestic Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Domestic Lenders under this clause shall survive the Payment in Full of the Obligations and the termination of this Agreement.

(e)       Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Domestic Borrower for interest on the Swing Line Loans.  Until each Domestic Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Domestic Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)        Payments Directly to Swing Line Lender.  The Domestic Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments; Loan Reallocation.

(a)       The Borrowers may, upon irrevocable notice from the Company to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that provided that (A) such notice must be received by the Agent not later than 11:00 a.m. (1) four Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in Optional Currencies, (2) two Business Days prior to any date of prepayment of LIBOR Rate Loans and BA Equivalent Loans and (3) on the date of prepayment of Prime Rate Loans; (B) any prepayment of LIBOR Rate Loans denominated in Optional Currencies shall be in an Equivalent Amount equal to the principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (C) any prepayment of LIBOR Rate Loans or BA Equivalent Loans shall be in a principal amount of $1,000,000 or CD$1,000,000, as applicable, or a whole multiple of $500,000 or CD$500,000, as applicable, in excess thereof; (D) any prepayment of Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans or BA Equivalent Loans, the Interest Period(s) of such Loans.  The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Company, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan or BA Equivalent Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)       The Domestic Borrower may, upon irrevocable notice to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given, then the Domestic Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)       If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay the Loans and L/C Borrowings and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess, to be applied to such Loans, L/C Borrowings and L/C Obligations as the Borrowers and the Agent may agree; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations (other than L/C Borrowings) pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.

(d)       If for any reason the Domestic Total Outstandings at any time exceed the Domestic Loan Cap as then in effect, the Domestic Borrower shall, upon notification by the Agent, immediately prepay the Domestic Loans and Domestic L/C Borrowings and Cash Collateralize the Domestic L/C Obligations (other than Domestic L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Domestic Borrower shall not be required to Cash Collateralize the Domestic L/C Obligations (other than Domestic L/C Borrowings) pursuant to this Section 2.05(d) unless after the prepayment in full of the Domestic Loans the Domestic Total Outstandings exceed the Domestic Loan Cap as then in effect.

(e)       If for any reason the Canadian Total Outstandings at any time exceed the Canadian Loan Cap as then in effect, the Canadian Borrower shall, upon notification by the Agent, immediately prepay the Canadian Loans and Canadian L/C Borrowings and Cash Collateralize the Canadian L/C Obligations (other than Canadian L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Canadian Borrower shall not be required to Cash Collateralize the Canadian L/C Obligations (other than Canadian L/C Borrowings) pursuant to this Section 2.05(e) unless after the prepayment in full of the Canadian Loans the Canadian Total Outstandings exceed the Canadian Loan Cap as then in effect.

(f)        If for any reason the German Total Outstandings at any time exceed the German Loan Cap as then in effect, the German Borrower shall, upon notification by the Agent, immediately prepay the German Loans and German L/C Borrowings and Cash Collateralize the German L/C Obligations (other than German L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the German Borrower shall not be required to Cash Collateralize the German L/C Obligations (other than German L/C Borrowings) pursuant to this Section 2.05(f) unless after the prepayment in full of the German Loans the German Total Outstandings exceed the German Loan Cap as then in effect.

(g)       If for any reason the UK Total Outstandings at any time exceed the UK Loan Cap as then in effect, the UK Borrower shall, upon notification by the Agent, immediately prepay the UK Loans and UK L/C Borrowings and Cash Collateralize the UK L/C Obligations (other than UK L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the UK Borrower shall not be required to Cash Collateralize the UK L/C Obligations (other than UK L/C Borrowings) pursuant to this Section 2.05(g) unless after the prepayment in full of the UK Loans the UK Total Outstandings exceed the UK Loan Cap as then in effect.

(h)       The applicable Borrower shall prepay the Loans pursuant to the provisions of Section 6.12 hereof and, after the occurrence and during the continuance of a Specified Event of Default or to the extent required by the provisions of Section 2.06, Cash Collateralize the L/C Obligations to the extent required pursuant to the provisions of Section 2.03(g) hereof.

(i)        Prepayments made on account of the Obligations (other than the Canadian Liabilities, German Liabilities and UK Liabilities) first, shall be applied ratably to the Domestic L/C Borrowings and the Swing Line Loans made to the Domestic Borrower, second, shall be applied ratably to the outstanding Domestic Committed Loans, third, after the occurrence and during the continuance of a Specified Event of Default, shall be used to Cash Collateralize the remaining Domestic L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Domestic L/C Borrowings, Swing Line Loans and Domestic Committed Loans outstanding at such time and the Cash Collateralization of the remaining Domestic L/C Obligations (to the extent required hereunder) in full shall be deposited by the Agent in a deposit account of the Company and may be utilized by the Domestic Borrower in the ordinary course of its business to the extent otherwise permitted hereunder.  Upon the drawing of any Domestic Letter of Credit that has been Cash Collateralized, the funds held as

Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(j)        Prepayments made on account of the Canadian Liabilities, first, shall be applied ratably to the Canadian L/C Borrowings made to the Canadian Borrower, second, shall be applied ratably to the outstanding Canadian Committed Loans, third, after the occurrence and during the continuance of a Specified Event of Default, shall be used to Cash Collateralize the remaining Canadian L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Canadian L/C Borrowings made to the Canadian Borrower and Canadian Committed Loans outstanding at such time and the Cash Collateralization of the remaining Canadian L/C Obligations (to the extent required hereunder) in full shall be deposited by the Agent in a deposit account of the Canadian Borrower and may be utilized by the Canadian Borrower in the ordinary course of its business to the extent otherwise permitted hereunder.  Upon the drawing of any Canadian Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(k)       Prepayments made on account of the German Liabilities, first, shall be applied ratably to the German L/C Borrowings made to the German Borrower, second, shall be applied ratably to the outstanding German Committed Loans, third, after the occurrence and during the continuance of a Specified Event of Default, shall be used to Cash Collateralize the remaining German L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all German L/C Borrowings made to the German Borrower and German Committed Loans outstanding at such time and the Cash Collateralization of the remaining German L/C Obligations (to the extent required hereunder) in full shall be deposited by the Agent in a deposit account of the German Borrower and may be utilized by the German Borrower in the ordinary course of its business to the extent otherwise permitted hereunder.  Upon the drawing of any German Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(l)        Prepayments made on account of the UK Liabilities, first, shall be applied ratably to the UK L/C Borrowings made to the UK Borrower, second, shall be applied ratably to the outstanding UK Committed Loans, third, after the occurrence and during the continuance of a Specified Event of Default, shall be used to Cash Collateralize the remaining UK L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all UK L/C Borrowings made to the UK Borrower and UK Committed Loans outstanding at such time and the Cash Collateralization of the remaining UK L/C Obligations (to the extent required hereunder) in full shall be deposited by the Agent in a deposit account of the UK Borrower and may be utilized by the UK Borrower in the ordinary course of its business to the extent otherwise permitted hereunder.  Upon the drawing of any UK Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(m)      In the case of Loans and Letters of Credit denominated in Optional Currencies, the Agent shall with the delivery of each Borrowing Base Certificate, and may, at its discretion, at other times, recalculate the aggregate exposure under such Loans and Letters of Credit denominated in Optional Currencies at any time to account for fluctuations in exchange rates affecting the Optional Currencies in which any such non-U.S. dollar loans and Letters of Credit are denominated.  The

Borrowers shall promptly make payments in accordance with the provisions of Section 2.05(e), (f) and (g) hereof, to the extent necessary as a result of any such recalculation.

(n)       Any prepayments of the Loans or other Obligations pursuant to this Section 2.05 shall not reduce the Domestic Commitments, the Canadian Commitments, the German Commitments or the UK Commitments.  Notwithstanding anything herein to the contrary, no amounts paid by the Canadian Borrower, the UK Borrower or the German Borrower shall be applied in reduction of the Loans made to, and Letters of Credit issued for the account of the Domestic Borrower.

2.06        Termination or Reduction of Commitments.

(a)       The Domestic Borrower may, upon irrevocable notice from the Parent to the Agent (except as set forth below), terminate the Domestic Total Commitments, the Domestic Letter of Credit Sublimit or the Domestic Swing Line Sublimit or from time to time permanently reduce in part the Domestic Total Commitments, the Domestic Letter of Credit Sublimit or the Domestic Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 1:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Domestic Borrower shall not reduce (A) the Domestic Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Domestic Total Outstandings would exceed the Domestic Total Commitments, (B) the Domestic Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Domestic L/C Obligations (other than Domestic L/C Borrowings) not fully Cash Collateralized hereunder would exceed the Domestic Letter of Credit Sublimit, and (C) the Domestic Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans made to the Domestic Borrower hereunder would exceed the Domestic Swing Line Sublimit.  Notwithstanding anything to the contrary contained herein, the Domestic Borrower may rescind any notice of reduction or termination of the Domestic Commitments provided pursuant to this Section 2.06(a), if such termination or reduction was to have been made with the proceeds of an Amendment or Refinancing of all part of the Committed Loans hereunder or from the proceeds of an asset sale or an Equity Issuance, which Amendment or Refinancing, asset sale or Equity Issuance shall not have been consummated or shall otherwise have been delayed.

(b)       The Canadian Borrower may, upon irrevocable notice from the Canadian Borrower to the Agent (except as set forth below), terminate the Canadian Total Commitments or the Canadian Letter of Credit Sublimit or from time to time permanently reduce in part the Canadian Total Commitments or the Canadian Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 1:00 p.m. (Toronto time) three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Canadian Borrower shall not reduce (A) the Canadian Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Canadian Total Outstandings would exceed the Canadian Total Commitments, and (B) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Canadian L/C Obligations (other than Canadian L/C Borrowings) not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit.  Notwithstanding anything to the contrary contained herein, the Canadian Borrower may rescind any notice of reduction or termination of the Canadian Commitments provided pursuant to this Section 2.06(b), if such termination or reduction was to have been made with the proceeds of an Amendment or Refinancing of all part of the Committed Loans hereunder or from the proceeds of an asset sale or an Equity Issuance, which Amendment or Refinancing, asset sale or Equity Issuance shall not have been consummated or shall otherwise have been delayed.

(c)       The German Borrower may, upon irrevocable notice from the German Borrower to the Agent (except as set forth below), terminate the German Total Commitments or the German Letter of Credit Sublimit or from time to time permanently reduce in part the German Total Commitments or the German Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 1:00 p.m. (Berlin time) three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the German Borrower shall not reduce (A) the German Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the German Total Outstandings would exceed the German Total Commitments, or (B) the German Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of German L/C Obligations (other than German L/C Borrowings) not fully Cash Collateralized hereunder would exceed the German Letter of Credit Sublimit.  Notwithstanding anything to the contrary contained herein, the German Borrower may rescind any notice of reduction or termination of the German Commitments provided pursuant to this Section 2.06(c), if such termination or reduction was to have been made with the proceeds of an Amendment or Refinancing of all part of the Committed Loans hereunder or from the proceeds of an asset sale or an Equity Issuance, which Amendment or Refinancing, asset sale or Equity Issuance shall not have been consummated or shall otherwise have been delayed.

(d)       The UK Borrower may, upon irrevocable notice from the UK Borrower to the Agent (except as set forth below), terminate the UK Total Commitments or the UK Letter of Credit Sublimit or from time to time permanently reduce in part the UK Total Commitments or the UK Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 1:00 p.m. (London time) three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the UK Borrower shall not reduce (A) the UK Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the UK Total Outstandings would exceed the UK Total Commitments, or (B) the UK Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of UK L/C Obligations (other than UK L/C Borrowings) not fully Cash Collateralized hereunder would exceed the UK Letter of Credit Sublimit.  Notwithstanding anything to the contrary contained herein, the UK Borrower may rescind any notice of reduction or termination of the UK Commitments provided pursuant to this Section 2.06(d), if such termination or reduction was to have been made with the proceeds of an Amendment or Refinancing of all part of the Committed Loans hereunder or from the proceeds of an asset sale or an Equity Issuance, which Amendment or Refinancing, asset sale or Equity Issuance shall not have been consummated or shall otherwise have been delayed.

(e)       If, after giving effect to any reduction of the Domestic Total Commitments, the Domestic Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Domestic Total Commitments, such Domestic Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(f)        If, after giving effect to any reduction of the Canadian Total Commitments, the Canadian Letter of Credit Sublimit exceeds the amount of the Canadian Total Commitments, such Canadian Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(g)       If, after giving effect to any reduction of the German Total Commitments, the German Letter of Credit Sublimit exceeds the amount of the German Total Commitments, such German Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(h)       If, after giving effect to any reduction of the UK Total Commitments, the UK Letter of Credit Sublimit exceeds the amount of the UK Total Commitments, such UK Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(i)        The Canadian Total Commitments and the Canadian Letter of Credit Sublimit shall be automatically terminated without any further action of any Loan Party or any Credit Party upon the termination of the Domestic Commitments pursuant to Section 2.06(a) hereof.

(j)        The German Total Commitments and the German Letter of Credit Sublimit shall be automatically terminated without any further action of any Loan Party or any Credit Party upon the termination of the Domestic Commitments pursuant to Section 2.06(a) hereof.

(k)       The UK Total Commitments and the UK Letter of Credit Sublimit shall be automatically terminated without any further action of any Loan Party or any Credit Party upon the termination of the Domestic Commitments pursuant to Section 2.06(a) hereof.

(l)        The Agent will promptly notify the Domestic Lenders, the Canadian Lenders, the German Lenders or the UK Lenders, as applicable, of any termination or reduction made pursuant to this Section 2.06.  Upon any reduction of the Domestic Total Commitments, the Domestic Commitment of each Domestic Lender shall be reduced by such Domestic Lender’s Applicable Percentage of such reduction amount.  Upon any reduction of the Canadian Total Commitments, the Canadian Commitment of each Canadian Lender shall be reduced by such Canadian Lender’s Applicable Percentage of such reduction amount.  Upon any reduction of the German Total Commitments, the German Commitment of each German Lender shall be reduced by such German Lender’s Applicable Percentage of such reduction amount.  Upon any reduction of the UK Total Commitments, the UK Commitment of each UK Lender shall be reduced by such UK Lender’s Applicable Percentage of such reduction amount.  All fees (including, without limitation, Commitment Fees and Letter of Credit Fees) and interest in respect of the Aggregate Total Commitments accrued until the effective date of any termination of the Aggregate Total Commitments shall be paid on the effective date of such termination.

2.07        Repayment of Obligations.

(a)       The Domestic Borrower shall repay to the Agent, for the account of the Lenders on the Termination Date the aggregate principal amount of Obligations outstanding on such date.

(b)       The Canadian Borrower shall repay to the Agent, for the account of the Canadian Lenders, on the Termination Date the aggregate principal amount of Canadian Liabilities outstanding on such date.

(c)       The German Borrower shall repay to the Agent, for the account of the German Lenders, on the Termination Date the aggregate principal amount of German Liabilities outstanding on such date.

(d)       The UK Borrower shall repay to the Agent, for the account of the UK Lenders, on the Termination Date the aggregate principal amount of UK Liabilities outstanding on such date.

2.08        Interest.

(a)       Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin plus (in the case of a LIBOR Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each BA Equivalent Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Margin;, (iii) each Base Rate Loan made to the Domestic Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin); (iv) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin; (v) each US Index Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the US Index Rate plus the Applicable Margin; (vi) each European Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the European Base Rate plus the Applicable Margin; and (vii) each Swing Line Loan made to the Domestic Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)       (i)            If any amount payable under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall, at the Agent’s option, thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Requirement of Law.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Except as provided in Section 2.08(b)(ii), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)       Commitment Fee.  The Borrowers shall pay to the Agent for the account of each Lender (other than a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee equal to the Commitment Fee Percentage multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings (excluding outstanding Swing Line Loans) (subject to adjustment as provided in Section 2.16) during the immediately preceding quarter.  For purposes of calculating the amount of the commitment fee only, the Aggregate Commitments and the Commitment of any Lender who is also the Swing Line Lender shall be reduced by the average daily amount of Swing Line Loans outstanding during the applicable quarter. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)       Other Fees.  The Borrower shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees.

(a)       All computations of interest for Prime Rate Loans and BA Equivalent Loans which are calculated based on Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Committed Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)       For the purposes of this Agreement and the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty (360) or the number of days in such period, as applicable.

(c)       If any provision of this Agreement or of any of the other Loan Documents would obligate a Loan Party to make any payment of interest or other amount payable to any of the Agent or any Lender under this Agreement or any other Loan Document in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by any of the Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Agent or any Lender under this subsection 2.10, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Agent or any Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Agent or any Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Agent or such Lender, to obtain reimbursement from such party in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Agent or such Lender to the Canadian Borrower.  Any amount or rate of interest referred to in this Section 2.10(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding with the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall be included in the calculation of such effective rate and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

(d)       All calculations of interest payable by the Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document.  The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.11        Evidence of Debt.

(a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender acting solely as a non-fiduciary agent for the Borrowers, shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the applicable Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the applicable Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)       In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and, with respect to the Domestic Lenders, Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.12        Payments Generally; Agent’s Clawback.

(a)       General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Optional Currency, all payments by the Borrowers hereunder shall be made, as applicable, to the Agent, for the account of the respective Domestic Lenders to which such payment is owed, at the Agent’s Office in Dollars and to the Agent, for the account of the respective Canadian Lenders to which such payment is owed, at the Agent’s Office, in each case, in immediately available funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Optional Currency shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in such Optional Currency and in immediately available funds not later than the Applicable Time specified by the Agent on the dates specified herein. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, a Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Optional Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Optional Currency payment amount.  The Agent will promptly distribute to each Lender, as applicable, its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office in accordance with the provisions of Section 2.15.  All payments received by the Agent after (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Agent in the case of payments in an Optional Currency, in either case at the option of the Agent be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment (other than with respect to payment of a LIBOR Rate Loan or BA Equivalent Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)       Currency.  Loans shall be funded and payments shall be made in respect of Optional Currencies in the applicable Optional Currency.  Letters of Credit denominated in an Optional Currency shall be reimbursed by the applicable Borrower in that Optional Currency.  All obligations of the Lenders with respect to Letters of Credit will be immediately due and payable in Dollars, provided that the amount of any amounts denominated in an Optional Currency will be redenominated into Dollars.

(c)       (i)            Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of LIBOR Rate Loans or BA Equivalent Loans (or in the case of any Committed Borrowing of Prime Rate Loans, prior to 1:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Agent, such Lender’s share of such Committed Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Committed Borrowing of Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the applicable Borrower, severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrowers to but excluding the date of payment to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation (or at the Bank of Canada Overnight Rate with respect to payments due to the Agent in Canadian Dollars or other Optional Currency) plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing.  If the applicable Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrowers the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii)           Payments by Borrowers; Presumptions by Agent.  Unless the Agent shall have received notice from the Parent or any Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to, as applicable, the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation (or at the Bank of Canada Overnight Rate with respect to payments due to the Agent in Canadian Dollars or other Optional Currency).

A notice of the Agent to any Lender or the Parent with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)       Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)       Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans to each applicable Borrower, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(f)        Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders.  If, other than as expressly provided elsewhere herein, any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations, Canadian Liabilities, German Liabilities or UK Liabilities, as applicable, resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations, Canadian Liabilities, German Liabilities or UK Liabilities, as applicable, greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations, Canadian Liabilities, German Liabilities or UK Liabilities, as applicable, of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) payments made in accordance with Sections 2.15 or 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirement of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Settlement Amongst Lenders.

(a)       The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)       The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Agent shall transfer to each applicable Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender to the applicable Borrower shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding to such Borrower as of such Settlement Date.  If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.  If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation (or at the Bank of Canada Overnight Rate with respect to payments due to the Agent in Canadian Dollars or other Optional Currency) plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15        Increase in Commitments.

(a)       Request for Increase.  Provided no Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), and without the Lenders’ consent, the Borrowers may request (i) an increase in the Total Commitments in an aggregate amount not exceeding US$75,000,000; provided that any increase in the Canadian Commitments shall not exceed $10,000,000 in the aggregate, any increase in the German Commitments shall not exceed $10,000,000 in the aggregate, and any increase in the UK Commitments shall not exceed $25,000,000 in the aggregate; provided further that any such request for a Commitment Increase shall be in a minimum amount of $10,000,000 (or if less, for any Borrower, the remaining unused amount available under this Section 2.15(a)) ; and (ii) the Borrowers may make a maximum of five (5) such requests for a Commitment Increase.  Each then existing Lender may (but shall have no obligation to) participate in such Commitment Increase.  At the time of sending such request for a Commitment Increase, the Parent (in consultation with the Agent) shall specify the time period within which each then existing Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)       Lender Elections to Increase.  Each Lender shall notify the Agent within such time period whether or not it agrees to increase its applicable Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested Commitment Increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)       Notification by Agent; Additional Commitment Lenders.  The Agent shall notify the Borrowers and each applicable Lender of the Lenders’ responses to each request made hereunder for a Commitment Increase.  To achieve the full amount of a requested Commitment Increase, to the extent that the existing applicable Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Borrowers, the applicable Borrower may, at its option, request the Agent or any of its Affiliates to, and the Agent and such Affiliates shall, use its reasonable efforts to arrange for other Eligible Assignees to become a Domestic Lender, Canadian Lender, German Lender, or UK Lender, as applicable, hereunder and to issue commitments in an amount equal to the amount of the increase in the Domestic Total Commitments, Canadian Total Commitments, German Total Commitments and UK Total Commitments requested by such Borrower and not accepted by the existing Lenders (each such Eligible Assignee issuing a commitment and becoming a Lender, an “Additional Commitment Lender”), provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $10,000,000.

(d)       Effective Date and Allocations.  If the Domestic Total Commitments, the Canadian Total Commitments, the German Total Commitments, or the UK Total Commitments are increased in accordance with this Section 2.15, the Agent, in consultation with the applicable Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Commitment Increase.  The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such Commitment Increase and the Increase Effective Date and on the Increase Effective Date (i) the Domestic Total Commitments, the Canadian Total Commitments, the German Total Commitments, and the UK Total Commitments, as applicable, and the Aggregate Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increase, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e)       Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (i) the Borrowers shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except to the extent that such representations and warranties are qualified by materiality, in which case they are true and correct in all respects, and except that for purposes of this Section 2.15(e), the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a Joinder Agreement; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to any existing Lender increasing its Commitment as the applicable Borrower and such Lenders shall agree; (iv) the applicable Borrower shall have paid such arrangement fees to the Agent and such Affiliates as such Borrower and the Agent may agree; (v)  the Borrowers, the Additional Commitment Lenders and any existing Lender increasing its Commitment shall have delivered such other instruments, documents and agreements evidencing the Commitment Increase as the Agent may reasonably have requested; and (vi) no Default exists.

(f)        Adjustments to Credit Exposure.  Upon each increase in the Commitments pursuant to this Section 2.15, (x) each applicable Lender will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase in respect of such increase, and each such Additional Commitment Lender and existing Lender increasing its applicable Commitment will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit, (ii) participations hereunder in Swing Loans held by each applicable Lender will equal the percentage of the applicable Commitments of all such Lenders and (y) if, on the date of such increase, there are any Loans of such class outstanding, such Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in the applicable Commitments), which prepayment shall be accompanied by accrued interest on such Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05.  The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g)       Conflicting Provisions.  This Section 2.15 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

(h)       The terms and provisions of any Commitment Increase shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Loans and for purposes of this Agreement, any Commitment Increase shall be deemed to be Loans and Commitments.  Each Joinder Agreement may, without the consent of any other Lender or Credit Party, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effect the provisions of this Section 2.15.

2.16        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16(a)(ii).

(C)           With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Requirement of Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b)           Defaulting Lender Cure.  If the Company, the Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17        Extensions of Loans.

(a)           Extension of Commitments.  The Borrowers may at any time and from time to time request that all or a portion of the Commitments of a given Type (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Commitments (any such Commitments which have been so amended, “Extended Commitments”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than three (3) Types of Loans and Commitments outstanding at any time.  In order to establish any Extended Commitments, the Borrowers shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Agent) of the Extended Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Commitments under the Existing Revolver Tranche from which such Extended Commitments are to be amended, except that: (i) the Maturity Date of the Extended Commitments shall be later than the Maturity Date of the Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Commitments); and (iii) all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (II) repayments required upon the termination date of the non-extending Commitments); provided further, that (A) the conditions precedent to a Borrowing set forth in Section 4.02 shall be satisfied as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Commitment, (B) in no event shall the final maturity date of any Extended Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Commitments hereunder, (C) any such Extended Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing.  Any Extended Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments for all purposes of this Agreement; provided that any Extended Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche.  Each Extension Series of Extended Commitments incurred under this Section 2.17 shall be in an aggregate principal amount reasonably acceptable to the Agent.

(b)           Extension Request.  The Parent shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17.  No Lender shall have any obligation to agree to provide any Extended Commitment pursuant to any Extension Request.  Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Commitments shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Commitments (subject to any minimum denomination requirements imposed by the Agent).  In the event that the aggregate principal amount of Commitments under the Existing Revolver Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Commitments requested to be extended pursuant to the Extension Request, Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Commitments, which Extended Commitments shall be allocated as agreed by Agent and the Borrowers.

(c)           New Revolving Commitment Lenders.  Following any Extension Request made by the Borrowers in accordance with Sections 2.17(a) and 2.17(b), if the Lenders shall have declined to agree during the period specified in Section 2.17(b) above to provide Extended Commitments in an aggregate principal amount equal to the amount requested by the Borrowers in such Extension Request, the Borrowers may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extending Lenders which qualify as Eligible Assignees (the “New Commitment Lenders”), which New Commitment Lenders may elect to provide an Extended Commitment hereunder (a “New Commitment”); provided that such Extended Commitments of such New Commitment Lenders (i) shall be in an aggregate principal amount for all such New Commitment Lenders not to exceed the aggregate principal amount of Extended Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Commitment of any New Commitment Lender, the Agent, the L/C Issuer and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to each New Commitment Lender if such consent would be required under Section 10.06(b) for an assignment of Commitments to such Person.  Notwithstanding anything herein to the contrary, any Extended Commitment provided by New Commitment Lenders shall be pro rata to each New Commitment Lender.  Upon effectiveness of the Extension Amendment to which each such New Commitment Lender is a party, (a) the Commitments of all existing Lenders of each Type specified in the Extension Amendment in accordance with this Section 2.17 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Commitments of such New Commitment Lenders and (b) the Commitment of each such New Commitment Lender will become effective.  The Extended Commitments of New Commitment Lenders will be incorporated as Commitments hereunder in the same manner in which Extended Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.17, and for the avoidance of doubt, all Borrowings and repayments of Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Types of Commitments including such New Commitment Lenders (based on the outstanding principal amounts of the respective Types of Commitments) except for (x) payments of interest and fees at different rates for each Type of Commitments and (y) repayments required on the Maturity Date for any particular Type of Commitments.  Upon the effectiveness of each New Commitment pursuant to this Section 2.17(c), (a) each Lender of all applicable existing Types of Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Commitment Lender, and each such New Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Lender of each Type of Commitments (including each such New Commitment Lender) will equal the percentage of the aggregate Commitments of all Types of Lenders represented by such Lender’s Commitment and (b) if, on the date of such effectiveness, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such New

Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such New Commitments, which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04.  The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)           Extension Amendment.  Extended Commitments and New Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Agent and each Extending Lender and each New Commitment Lender, if any, providing an Extended Commitment or a New Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (c) above (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Agent, receipt by the Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Agent in order to ensure that the Extended Commitments or the New Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents.  The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments or the New Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Required Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Domestic Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.

(e)           No conversion of Loans pursuant to any Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)       All payments made by or on account of the Borrowers under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes unless required by applicable Requirement of Law.  If any Taxes are required to be withheld by any applicable withholding agent from any amounts payable hereunder or under any other Loan Document, (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirement of Law, and (iii) to the extent the deduction is on account of Non-Excluded Taxes or Other Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after deduction or withholding of all Non-

Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)       Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirement of Law.

(c)       Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Agent for the account of the Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment.  The Borrowers shall indemnify the Agent and the Lenders for any Non-Excluded Taxes payable in connection with any payments made by the Borrowers under any Loan Document and any Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if an indemnitee does not notify the Borrower of any indemnification claim under this Section 3.01(c) within 180 days after such indemnitee has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Borrower shall not be required to indemnify such indemnitee for any incremental interest or penalties resulting from the such indemnitee’s failure to notify the Borrower within such 180 day period.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf, shall be conclusive absent manifest error.

(d)       If the Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to Section 3.01 or Section 3.02, it shall promptly pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that no Borrower shall be required to repay to the Agent or such Lender an amount in excess of the amount paid over by such party to such Borrower pursuant to this Section.  This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

(e)       Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable Requirement of Law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           executed originals of IRS Form W-8ECI;

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Domestic Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Company or the Agent to determine the withholding or deduction required to be made;

(D)          on or before the date the Agent becomes a party to this Agreement, the Agent shall provide to the Company two accurate and complete original, signed copies of IRS Form W-9 or the applicable IRS Form W-8, as the case may be; and

(E)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

(f)        Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(g)       UK Loan Parties Excluded.  Notwithstanding anything in this Section 3.01 to the contrary, for the avoidance of doubt, the UK Loan Parties shall be excluded from the provisions of this Section 3.01 and instead shall be governed with respect to tax matters by Section 1.04.

(h)       Evidence of Payments.  Upon request by the Company or the Agent, as the case may be, after any payment of Taxes by the Company or by the Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Agent or the Agent shall deliver to the

Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Agent, as the case may be.

(i)        For purposes of this Section 3.01, the term “Lender” includes the L/C Issuer.

3.02        Illegality.  If any Lender reasonably determines that any Requirement of Law or Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans or BA Equivalent Loans, or to determine or charge interest rates based upon the LIBOR Rate or BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or BA Equivalent Loans or to Convert Prime Rate Loans to LIBOR Rate Loans or BA Equivalent Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans and shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans and BA Equivalent Loans of such Lender to Prime Rate Loans (the interest rate on which Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans or BA Equivalent Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or BA Equivalent Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or BA Equivalent Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) with respect to BA Equivalent Loans only, there is no market for bankers acceptances, (c) adequate and reasonable means do not exist for determining the LIBOR Rate or BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Equivalent Loan, as applicable, or (d) the LIBOR Rate or BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Equivalent Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans or BA Equivalent Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Required Lenders) revokes such notice (any such time period, the “LIBOR Unavailability Period”).  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans or, failing that, will be deemed to have Converted such request into a request for a Committed Borrowing of Prime Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on LIBOR Rate Loans or BA Equivalent Loans.

(a)       Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirements reflected in the LIBOR Rate, and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii)           result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining LIBOR Rate Loans; or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein, in each case that is not otherwise accounted for in the definition of Adjusted LIBOR Rate, BA Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan or BA Equivalent Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, within fifteen (15) days after demand therefor by such Lender or the L/C Issuer setting forth in reasonable detail such increased costs, the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that in no event shall this Section apply to Taxes, which shall be exclusively governed by Section 3.01.

(b)       Capital Requirements.  If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital or liquidity of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender or L/C Issuer setting forth in reasonable detail the charge and calculation of such reduced rate of return the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Loan Parties shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)       Reserves on LIBOR Rate Loans.  Without duplication of any reserves specified in the definition of “LIBOR Rate”, the Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain LIBOR liabilities, additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05        Compensation for Losses.  Upon written demand of any Lender (with a copy to the Agent) from time to time, which such demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, Conversion, payment or prepayment of any Loan other than a Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Prime Rate Loan on the date or in the amount notified by the Company;

(c)           any failure by any Borrower to make payment of any Loan (for a reason other than the failure of such Lender to make a Loan) or drawing under any Letter of Credit (or interest due thereon) denominated in an Optional Currency on its scheduled due date or any payment thereof in a different currency; or

(d)           any assignment of a LIBOR Rate Loan or BA Equivalent Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan or BA Equivalent Loan made by it at the LIBOR Rate or BA Rate, as applicable, for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan or BA Equivalent Loan was in fact so funded.

3.06        Mitigation Obligations.

If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

3.08        Availability of Credit.  Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the applicable credit facility contemplated herein with all other Borrowers.  Consequently, subject to the terms and conditions of this Agreement, each Borrower hereby assumes, guarantees payment and performance of, and agrees to discharge all Obligations of each of the other Borrowers; provided that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, (i) the Canadian Loan Parties shall be liable only for the Canadian Liabilities and, to the extent permitted by applicable Requirement of Law, the German Liabilities and the UK Liabilities, (ii) the German Loan Parties shall be liable only for the German Liabilities and, to the extent permitted by applicable Requirement of Law, the Canadian Liabilities and the UK Liabilities, and (iii) the UK Loan Parties shall be liable only for the UK Liabilities and, to the extent permitted by applicable Requirement of Law, the German Liabilities and the Canadian Liabilities.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions to Initial Credit Extension.  The agreement of each Lender and the L/C Issuer to make the initial Credit Extension requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Credit Agreement; Security Documents.  The Agent shall have received (i) this Agreement, executed and delivered by the Agent, the L/C Issuer, each Loan Party, and each Lender whose name appears on the signature pages hereof, (ii) the Security Documents specified on the Closing Checklist attached hereto as Exhibit 4.01 required to be delivered on the Closing Date (except to the extent set forth in the final paragraph of this Section 4.01 and as set forth in Sections 6.12(b) and (c) and 6.22 hereof), executed and delivered by the Loan Parties and the Agent, (iii) an Acknowledgement and Consent in the form attached to the Security Agreement executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (iv) a Note executed by the applicable Borrowers in favor of each Lender requesting a Note, and (v) all other Loan Documents specified on the Closing Checklist required to be delivered on the Closing Date, each duly executed by the applicable Loan Parties.

(b)           Existing Indebtedness.  (i) The Parent, the Borrowers and their respective Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the Term Loan Facility, the Senior Notes, the Senior Subordinated Notes, the ABL Facility and the other Indebtedness permitted by Section 7.03 and (ii) the Parent, the Borrowers and their respective Subsidiaries shall have repaid in full all Indebtedness outstanding under the Existing Credit Facility, together with all accrued but unpaid interest, fees and other amounts owing thereunder (other than (A) contingent indemnification obligations not yet due and payable and (B) obligations with respect to Existing Letters of Credit and (i) all commitments to lend or make other extensions of credit thereunder shall have been terminated, (ii) all security interests in respect of, and Liens securing, the Indebtedness and other obligations thereunder created pursuant to the security documentation relating thereto shall have been terminated and released, and the Agent shall have received all such releases as may have been reasonably requested by the Agent, which releases shall be in form and substance reasonably satisfactory to Agent, including, without limiting the foregoing, if applicable, (a) proper termination statements (Form UCC-3, PPSA 3C or the appropriate equivalent) for filing under the Uniform Commercial Code or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1, PPSA 1C or the appropriate equivalent) was filed with respect to the Parent, the Borrowers or any of their respective Subsidiaries in connection with the security interests created with respect to the Existing Credit

Facility and (b) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Parent, the Borrowers or any of their respective Subsidiaries and (iii) other than with respect to Existing Letters of Credit, Holdings and its Subsidiaries shall have made arrangements reasonably satisfactory to the Agent and the Joint Lead Arrangers for the cancellation of any letters of credit outstanding thereunder.

(c)           Term Facility.  Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.01(c), the Parent, the Domestic Borrower and their respective Subsidiaries party thereto shall have entered into the Term Facility and the Agent shall have received a counterpart of the Intercreditor Agreement, signed by the administrative agent under the Term Facility and acknowledged by the Loan Parties party thereto.

(d)           Fees.  The Agent and the Lenders shall have received (i) all fees required to be paid under the Fee Letter, and (ii) all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Agent), in each case under this clause (ii) required to be paid pursuant to Section 10.04 on or before the Closing Date.

(e)           Closing and Solvency Certificate.  The Agent shall have received a closing and solvency certificate signed by the chief financial officer on behalf of the Parent, substantially in the form of Exhibit G hereto.

(f)            Lien Searches.  The Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code or PPSA financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.01 or liens to be discharged (or requiring estoppel letters) on or prior to the Closing Date.

(g)           Legal Opinions.  The Agent shall have received an executed legal opinion of (i) Kirkland & Ellis LLP, counsel to the Loan Parties as to matters under the Laws of the United States, (ii) Anderson & Kreiger LLP, Massachusetts counsel to the Domestic Borrower, (iii) Fraser Milner Casgrain LLP, counsel to the Canadian Loan Parties, and (iv) Norton Rose LLP, English and German counsel to the Agent, each in form and substance reasonably satisfactory to the Agent.

(h)           Pledged Stock; Stock Powers; Pledged Notes.  The Agent shall have received (i) copies of the certificates representing the shares, if any, of Equity Interests of the Borrowers and (to the extent required by the terms of the Security Documents) each of the Borrowers’ Subsidiaries pledged to the Agent pursuant to (and, in the case of the Equity Interests of any Foreign Subsidiary (other than Excluded Subsidiaries), subject to the limitations of) the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) copies of each promissory note (if any) required to be pledged to the Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof. The original certificates and notes shall have been delivered to the Term Agent.

(i)            Filings, Registrations and Recordings.  Each document (including, without limitation, any Uniform Commercial Code or PPSA financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Agent in proper form for filing, registration or recordation and the Agent shall have received evidence reasonably satisfactory to it that such filings have been made or have been provided for.

(j)            Insurance.  Except as otherwise provided in Section 6.22 hereof, the Agent shall have received insurance certificates satisfying the requirements of Section 6.07.

(k)           Pro Forma Balance Sheet; Financial Statements; Financial Plan.  The Agent shall have received and be reasonably satisfied with detailed financial projections and business assumptions for the Parent and its Subsidiaries on (x) a quarterly basis through the Parent’s Fiscal Year ending on or about December 31, 2012, and (y) on an annual basis, for each Fiscal Year thereafter to the Maturity Date, including, in each case, a consolidated income statement, balance sheet, and statement of cash flow.  In addition, the Agent shall have received and be reasonably satisfied with detailed borrowing base availability analysis prepared on a monthly basis through the Parent’s Fiscal Year ending on or about December 31, 2012.

(l)            Mortgages, etc.  The Agent shall have received:

(i)            the Mortgages for the properties listed on Schedule 4.01(m), as required by the Agent, each duly executed and delivered by the parties thereto, and such other documentation relating to each such Mortgage or the owned real property subject thereto as may reasonably be required by the Agent (or arrangements satisfactory to the Agent for delivery thereof shall have been made);

(ii)           evidence satisfactory to the Agent that the Borrowers have paid (A) to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each title policy and (B) all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each of the properties listed on Schedule 4.01(m) in the appropriate real estate records;

(iii)          legal opinion from Anderson & Kreiger LLP relating to the Mortgages described above with respect to the owned real properties located in the Commonwealth of Massachusetts, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent;

(iv)          completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Property subject to a Mortgage (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Domestic Borrower and each Loan Party relating thereto);

(v)           a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07 (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Agent, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the

Agent 45 days written notice of cancellation or non-renewal and (iv) shall be otherwise in form and substance reasonably satisfactory to the Agent;

(vi)          ALTA mortgagee title insurance policies or unconditional signed commitments therefor including all endorsements reasonably required by the Agent (and available in the applicable jurisdiction) issued by one or more title companies reasonably satisfactory to the Agent with respect to the properties listed on Schedule 4.01(m) to the extent that the Agent requires such a title insurance policy or unconditional signed commitment therefor in its reasonable discretion in amounts not less than the fair market value of such owned real property or such other amount reasonably required by the Agent and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, all in form and substance reasonably satisfactory to the Agent; and

(vii)         Surveys, “no change affidavits” and existing surveys or such other documents reasonably necessary to eliminate the “survey exception” and include all survey-related endorsements (available in the applicable jurisdiction) with respect to the title policies for owned real property referred to in clause (v) above.

(m)          Excess Availability.  After giving effect to (i) the first funding under the Loans, and (ii) all Letters of Credit to be issued at, or immediately subsequent to, the establishment of the credit facility contemplated hereby, Excess Availability shall be not less than $25,000,000.

(n)           Borrowing Base Certificate.  The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the Fiscal Month ended on February 29, 2012, and executed by a Responsible Officer.

(o)           No Material Adverse Effect.  There shall have been no Material Adverse Effect since December 31, 2011.

(p)           Due Diligence.  The Agent shall have received (i) appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Agent, and (ii) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent.

(q)           No Litigation.  There shall exist no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in writing in any court or before any arbitrator or governmental authority in which there is a reasonable possibility of a decision which would reasonably be expected to have a Material Adverse Effect.

(r)            Consents.  Any consents or approvals required in connection with the effectiveness of the this Agreement and the other Loan Documents shall have been obtained and shall be in full force and effect.

(s)           UK Cash Dominion. The Agent shall have received a Blocked Account Agreement for each UK Blocked Account providing for the Agent to have sole control over such UK Blocked Accounts.

Notwithstanding anything herein to the contrary, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in or Liens upon the Collateral or the properties listed in Schedule 4.01(m) (other than any such property the security interest in or Lien upon which may be perfected by the filing of a Uniform Commercial Code financing statement or the delivery of stock certificates and any Security Document (subject to Section 6.12)) is not provided on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the provision of any such security interest(s) or Liens(s) or deliverable shall not constitute a condition precedent to the initial extensions of credit under this Section 4.01 on the Closing Date but shall be required to be delivered within 60 days after the Closing Date or such later date as the Agent shall agree; provided, for the avoidance of doubt, in no event shall the German Borrower be required to deliver a Blocked Account Agreement with respect to its account number 2705663 00 at Commerzbank (the “Commerzbank Account”).

4.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type, or a continuation of LIBOR Rate Loans or BA Equivalent Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)           The representations and warranties of each Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           After giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, no Overadvance shall exist.

(e)           In the case of a Credit Extension to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Optional Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type or a continuation of LIBOR Rate Loans or BA Equivalent Loans) submitted by the applicable Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the applicable Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Company and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01        Financial Condition

(a)           .  The audited consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as at December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the financial condition of the Borrowers and their consolidated Subsidiaries as at such date, and the results of their operations and their cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto and normal year end adjustments, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of such unaudited financial statements, subject to the absence of footnotes).  Except as set forth on Schedule 5.01, as of the Closing Date, none of Borrowers or their Subsidiaries (i) has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Borrowers and their Subsidiaries as of the Closing Date or (ii) is party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in this paragraph, (x) which was incurred by any Borrower or any of its Subsidiaries or guaranteed by any Borrower or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by any Borrower or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by any Borrower or any of its consolidated Subsidiaries or with any Indebtedness or Equity Interests issued by any Borrower or any such Subsidiary.

(b)           The forecasted Combined Borrowing Base, balance sheet and statements of income and cash flows of the Company and its Subsidiaries delivered pursuant to Section 6.02(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.

5.02        No Change.

There has been no event, circumstance, development, change or effect since the date of the Audited Financial Statements that has had a Material Adverse Effect.

5.03        Existence, Compliance with Requirements of Law.  Each of the Parent, the Borrowers and their respective Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation, unlimited liability company or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all applicable Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

5.04        Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder.  Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.  Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices, which consents, authorizations, filings and notices have been obtained or, within any period set forth in the relevant Security Document, will be obtained or made and are or will be in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect, (ii) filings to perfect the Liens created by the Security Documents, (iii) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (iv) filings pursuant to the Financial Administration Act (Canada) in respect of accounts of the Parent and its Subsidiaries the Obligor in respect of which is Her Majesty the Queen in the right of Canada or any department, agency or instrumentality thereof, and (v) the filings referred to in Section 5.17.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

(b)           Under the law of each Loan Party’s jurisdiction of incorporation it is not necessary that any UK Security Document be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any UK Security Document or the transactions contemplated by any UK Security Document, except (a) registration of particulars of each UK Security Document at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 and payment of associated fees; and (b) registration of each UK Security Document at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees, and which registrations, filings and fees will be made and paid promptly after the date of each UK Security Document.

5.05        No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate in any material respect any applicable Requirement of Law or any material Contractual Obligation of the Parent, the Borrowers or any of their respective Restricted Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any applicable Requirement of Law or any such Contractual Obligation (other than Liens required to be granted in favor of the Agent and the Term Agent pursuant to the Loan Documents).

5.06        No Material Litigation.  No litigation, proceeding or, to the knowledge of the Parent and the Borrowers, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent and the Borrowers, likely to be commenced within a reasonable time period against the Parent, the Borrowers or any of their respective Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  No Default or Event of Default has occurred and is continuing.

5.08        Ownership of Property; Liens.

Except as set forth in Schedule 5.08(a), each of the Parent, the Borrowers and their respective Restricted Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in or in the case of real property subject to a license, a right to use, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien other than Liens permitted by Section 7.01.  Schedule 5.08(b) lists all real property which is owned, leased or licensed to use by any Loan Party as of the Closing Date.

5.09        Intellectual Property.  Each of the Parent, the Borrowers and their respective Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the Parent’s and the Borrowers’ knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and none of the Parent, any Borrower or any of their respective Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would cancel the validity of the Parent’s, the Borrowers’ or any Restricted Subsidiary’s rights in any Intellectual Property owned by the Parent, any Borrower or any Restricted Subsidiary (the “Borrower Intellectual Property”) in any respect that would reasonably be expected to have a Material Adverse Effect.  To the Parent’s and the Borrowers’ knowledge, no pending claim has been asserted or threatened in writing by any Person challenging the use by the Parent, any Borrower or any Restricted Subsidiaries of any Borrower Intellectual Property or the validity of any Borrower Intellectual Property, except in each case as would not reasonably be expected to have a Material Adverse Effect.  To the Parent’s and the Borrowers’ knowledge, the use of any Borrower Intellectual Property by the Parent, the Borrowers or their respective Restricted Subsidiaries does not infringe on the rights of any other Person in a manner that would reasonably be expected to have a Material Adverse Effect.  The Parent, the Borrowers and their respective Restricted Subsidiaries have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.10        Taxes.  Each of the Parent, the Borrowers and each of their respective Restricted Subsidiaries (i) has timely filed or caused to be filed all federal, state, provincial, territorial and other Tax returns that are required to be filed by it, and (ii) has duly and timely paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other charges imposed on it or any of its Property, assets, income, businesses and franchises by any Governmental Authority responsible for administering Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent, the Borrowers or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There are no current, proposed or, to the knowledge of the Parent, the Borrower or any of its Restricted Subsidiaries, pending Tax assessments, deficiencies or audits against the Parent, the Borrower or any of its Restricted Subsidiaries, as the case may be, except those that are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent, the Borrower or such Restricted Subsidiary, as the case may be, or that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.11        Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Federal Reserve Board.  If requested by any Lender (through the Agent) or the Agent, the Domestic Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

5.12        ERISA.

(a)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; none of the Parent, the Borrower nor any of its Restricted Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of the Parent and the Borrower, no Multiemployer Plan is in Reorganization or Insolvent.

(b)           the Parent, the Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than the Parent, the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Parent, the Borrower and its Restricted Subsidiaries to pay money.

(c)           With respect to any Pension Plan under the laws of any foreign jurisdiction (including, without limitation, any Canadian Pension Plan), none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Parent or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such foreign plan; (d) any Lien on the property of the Parent or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a foreign plan; (e) for each such foreign plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Parent or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent or any of its Subsidiaries concerning the assets of any such foreign plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

(d)           No UK Loan Party is or has at any time been (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b)”connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

(e)           No UK Loan Party has been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme.

5.13        Investment Company Act.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14        Subsidiaries.

(a)       The Subsidiaries listed on Schedule 5.14 constitute all the Subsidiaries of the Parent at the Closing Date.  Schedule 5.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b)       As of the Closing Date, except as set forth on Schedule 5.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Borrower or any of its Restricted Subsidiaries.

5.15        Environmental Compliance.

Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: none of the Parent, any Borrower or any of their respective Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the business; or (ii) has become subject to any Environmental Liability.

5.16        Accuracy of Information, etc.No statement or information (excluding the projections and pro forma financial information referred to below and information of a general economic or general industry nature) contained in this Agreement, any other Loan Document or any certificate furnished to the Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements contained therein.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, that such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that the projected results will be realized, and that actual results during the period or periods covered by such projections and financial information may differ significantly from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.17        Security Documents.

(a)       The Security Documents are effective to create in favor of the Agent for the benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing) in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Security Documents.  In the case of (i) the Pledged Securities described in the Security Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Term Agent (as agent for the Agent pursuant to the Intercreditor Agreement) and (ii) the other Collateral described in the Security Documents, when financing statements, registration statements or other requisite registrations and recordations in appropriate form (including as required pursuant to the Civil Code of Quebec) are filed, within the time periods (if any) required by applicable law, in the offices specified on Schedule 5.17 (which financing statements or other requisite registrations and recordations have been duly completed and executed (as applicable) and delivered to the Agent) and such other filings as are specified on Schedule 5.17 are made, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 5.17 and the filings specified on Schedule 5.17, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) Liens in favor of the Term Agent, (ii) in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.01 and (iii) Liens having priority by applicable Requirements of Law) to the extent required by the Security Documents.

(b)         Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 4.01(m) and Section 6.11(b), such Mortgage shall be effective to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the applicable Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than the Term Agent, Liens permitted by Section 7.01, or other encumbrances or rights permitted by the relevant Mortgage).

(c)          The UK Security Document has or will have the ranking in priority which it is expressed to have in the relevant UK Security Document and it is not subject to any prior ranking or pari passu ranking Collateral.

5.18        Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are and will be Solvent.

5.19        Senior Indebtedness.

(a)           The Obligations constitute “Senior Indebtedness” of the Company under and as defined in the Senior Subordinated Note Indenture.  The obligations of the Loan Parties under the Security Documents constitute “Senior Indebtedness” in respect of such Loan Parties under and as defined in and the Senior Subordinated Note Indenture.

(b)           All Borrowings permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of) the Term Facility, the Senior Note Indenture, the Senior Subordinated Note Indenture, any other Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing (or under the definitive documentation relating thereto).

5.20        Labor Matters.

There are no strikes or other labor disputes against the Parent, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Parent, the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Parent, the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent, the Borrower or the relevant Restricted Subsidiary.

5.21        Regulation H.  Except as set forth on Schedule 5.21, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.22        Anti-Money Laundering and Economic Sanctions Laws.

(a)           No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds of the Loans from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)           No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c)           Except as otherwise authorized by OFAC, to the extent applicable to such Person, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

5.23        Insurance.  The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies (after giving effect to any self-insurance compatible with the following standards), in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Restricted Subsidiary operates.  Schedule 5.24 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.24 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.24        Deposit Accounts; Credit Card Arrangements.

(a)       Annexed hereto as Schedule 5.25(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)       Annexed hereto as Schedule 5.25(b) is a list of all agreements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.25        Ranking

The UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01        Financial Statements.  Furnish to the Agent for delivery to each Lender (which may be delivered via posting on Intralinks):

(a)           as soon as available, but in any event within 105 days after the end of each Fiscal Year of the Parent, commencing with the Fiscal Year ending December 31, 2011, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, reported on without qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, commencing with the Fiscal Quarter ending March 31, 2012, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

(c)           as soon as available, but in any event not later than 30 days after the end of each Fiscal Month of each Fiscal Year of the Parent, commencing with the Fiscal Month ending March 31, 2012, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such Fiscal Month and the related unaudited consolidated statements of income and of cash flows for such Fiscal Month and the portion of the Fiscal Year through the end of such Fiscal Month, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

(d)           all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes);

If the Parent has filed (within the time period required above) a Form 10-Q or 10-K, as applicable, with the SEC for any fiscal quarter or fiscal year described above, then to the extent that such quarterly or annual report on Form 10-Q or 10-K contains any of the foregoing items, the Lenders will accept such Form 10-Q or 10-K in lieu of such items ; provided that such filings shall be delivered to the Agent and each Lender in the same manner as set forth below.  Documents required to be delivered pursuant to this Section 6.01 may be delivered by posting such documents electronically with notice of such posting to the Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02, or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Agent).

6.02        Certificates; Other Information.  Furnish to the Agent, in form and detail reasonably, satisfactory to the Agent, for delivery to each Lender, or, in the case of clause (i), to the relevant Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants of the Parent in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines and will not be required if such accountants no longer provide such certificates to its customers (or their lenders) generally);

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer on behalf of the Parent stating that such

Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) if applicable for such period, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent, the Borrowers and their respective Subsidiaries with the provisions of Section 7.18 as of the last day of the Fiscal Quarter or Fiscal Year of the Parent, as the case may be, and (y) to the extent not previously disclosed to the Agent, a description of any new Subsidiary and a listing of any new registrations, and applications for registration, of Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c)           on the fifteenth (15) Business Day after the end of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), or more frequently at the Borrowers’ discretion (but in any event not more frequently than twice a month), a Borrowing Base Certificate showing the Combined Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of the Company; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(d)           as soon as available, but in any event not later than 60 days after the end of each Fiscal Year of the Parent (commencing with the Fiscal Year ending on or nearest to December 31, 2012), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent, the Borrowers and their respective Subsidiaries and the related consolidated statements of projected cash flow and projected income, together with a projection of the Combined Borrowing Base and Excess Availability, in each case prepared on a month by month basis);

(e)           promptly upon delivery thereof to the Parent or any Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof);

(f)            promptly after the same are sent, copies of all financial statements and reports that the Parent or any Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Parent or any Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)           the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(h)           promptly following receipt, a copy of any formal request from the trustees of any UK Pension Plan or from the Pensions Regulator for contributions or financial support for a liability under any UK Pension Plan; and

(i)            promptly, such additional financial and other information as the Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent).

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03        Notices.  Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, give notice to the Agent of:

(a)           of the occurrence of any Default or Event of Default;

(b)           any litigation, investigation or proceeding which may exist at any time between the Parent, any Borrower or any of their respective Restricted Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)           the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Parent, any Borrower or any of their respective Restricted Subsidiary knows thereof, as applicable: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan or Canadian Pension Plan, a failure to make any required contribution to a Single Employer Plan or Canadian Pension Plan, the creation of any Lien in favor of the PBGC, FSCO, or a Single Employer Plan or Canadian Pension Plan or any withdrawal from, or the termination or partial termination, Reorganization or Insolvency of, any Canadian Pension Plan or Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC, FSCO or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or partial termination, Reorganization or Insolvency of, any Plan or Canadian Pension Plan, or (iii) the occurrence of any similar events with respect to a

Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Parent, any Borrower or any of their respective Restricted Subsidiaries to pay money;

(d)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(e)           the acquisition of any Property after the Closing Date in which the Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.11;

(f)            the occurrence of any default or event of default under the Senior Subordinated Notes, the Holdings Notes or the Term Facility;

(g)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(h)           of any change in any Loan Party’s chief executive officer or chief financial officer;

(i)            of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(j)            of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $5,000,000;

(k)           of any casualty or other insured damage to any material portion of the ABL Priority Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the ABL Priority Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the ABL Priority Collateral is damaged or destroyed;

(l)            of any failure by any Loan Party to pay rent (which failure continues for more than ten (10) days following the day on which such rent first came due) at (i) any of the Loan Parties’ distribution centers, fulfillment centers or warehouses; (ii) ten percent (10%) or more of such Loan Party’s Store locations or (iii) any of such Loan Party’s other locations if such failure would be reasonably likely to result in a Material Adverse Effect; and

(m)          at least ten (10) days prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business, or, with respect to the Canadian Loan Parties, the establishment of any new office in which any Canadian Loan Party maintains books or records relating to Collateral owned by it or the establishment of any office or facility at which Collateral owned by any Canadian Loan Party is located; (iii) any Loan Party’s organizational form (e.g., corporation, limited liability company, partnership, etc.) or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization.  The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, PPSA or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, the relevant Borrower or the relevant Restricted Subsidiary has taken or proposes to take with respect thereto.

6.04        Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, governmental assessments and governmental charges, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Parent, the Borrowers or their respective Subsidiaries, as the case may be, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (ii) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05        Preservation of Existence, Etc.  (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights (other than Intellectual Property rights, the maintenance of which is addressed in Section 6.06(c)), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all applicable Requirement of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties(a)           .

(a)       Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in reasonably good working order and condition, ordinary wear and tear excepted; and

(b)       Take all commercially reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, or Canadian Intellectual Property Office to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance.

(a)       Maintain insurance with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.  All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Agent of written notice thereof and (ii) name the Agent as insured party or loss payee.

(b)       If any portion of any Property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent.

(c)       (i) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (A) a non-contributing mortgage clause (regarding improvements to real estate) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (B) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (C) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties, (ii) cause commercial general liability policies to be endorsed to name the Agent as an additional insured, (iii) cause business interruption policies to name the Agent as a loss payee, and (iv) cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (B) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(d)       Deliver to the Agent, prior to the cancellation, modification materially adverse to the Lenders or non-renewal of any such policy of insurance, notice of such cancellation, modification or non-renewal and, if requested by the Agent, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor

6.08        Compliance with Requirements of Laws.  Comply in all material respects with the Requirements of Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

6.09        Accountants.

At all times retain Deloitte Touche Tohmatsu or another Registered Public Accounting Firm of equally recognized standing and instruct such Registered Public Accounting Firm to cooperate with, and be reasonably available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm; provided that the Borrowers may be present at any such meeting or discussion.

6.10        Inspection Rights.

(a)       (i) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable Requirement of Law shall be made of all material dealings and transactions in relation to its business and activities, (ii) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Agent), (iii) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent, the Borrowers and their respective Restricted Subsidiaries with officers and employees of the Parent, the Borrowers and their respective Restricted Subsidiaries, and (provided that any Lender shall coordinate any request for such discussions through the Agent), (iv) permit representatives of the Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent, the Borrowers and their respective Restricted Subsidiaries with its independent certified public accountants; provided that a Responsible Officer of the Parent or any Borrower shall be present during such discussion and any such discussions with the Parent’s independent certified public accountants at the Parent’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours with reasonable prior notice.

(b)       Upon the request of the Agent after reasonable prior written notice, permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agent to conduct commercial finance examinations and inventory appraisals, including, without limitation, of (i) the Company’s practices in the computation of the Combined Borrowing Base and (ii) the assets included in the Combined Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the immediately succeeding sentence, the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Agent and such professionals with respect to such examinations and inventory appraisals.  The Agent may conduct (A) one (1) commercial finance examination and one (1) inventory appraisal in any twelve month period at the Borrowers’ expense, provided that, in the event that Excess Availability is less than 25% of the Loan Cap for five (5) consecutive business days (or during the August Period, in the event that Excess Availability is less than 10% of the Loan Cap for five (5) consecutive business days) the Agent may undertake two (2) commercial finance examinations and two (2) inventory appraisals in any twelve month period at the Borrowers’ expense, and (B) one (1) additional commercial finance examination and one (1) additional inventory appraisal in any twelve month period as the Agent may require at the expense of the Lenders, and (C) additional commercial finance examinations and inventory appraisals as the Agent may require in its reasonable discretion if a Specified Event of Default has occurred and is continuing, at the expense of the Borrowers.

6.11        Additional Collateral and Additional Loan Parties.  (a) With respect to any Property (other than Excluded Property (as defined in the Security Documents)) located in the United States, Canada, the United Kingdom or Germany, as applicable, acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraph (b) of this Section 6.11, (y) any Property subject to a Lien expressly permitted by Section 7.01(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such

Property to the Agent and execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent reasonably requests to grant to the Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Agent to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereunder) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code and PPSA financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent.  Any Instrument, Certificated Security (other than in respect of the Equity Interests of any Subsidiary), Security or Chattel Paper in excess of $500,000 shall be promptly delivered to the Agent indorsed in a manner reasonably satisfactory to the Agent to be held as Collateral pursuant to the relevant Security Document.

(b)       With respect to any fee interest in any real property located in the United States, Canada, the United Kingdom or Germany, as applicable, having a value (together with improvements thereof) of at least $2,500,000 acquired or leased after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.01(g); provided that with respect to any warehouse facility, distribution center or similar facility, the applicable Borrower shall use commercially reasonable efforts to provide a reasonably satisfactory, acknowledged bailee letter to the Agent), (i) give notice of such acquisition to the Agent and execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.01) in favor of the Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Agent determines in consultation with the Domestic Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) provide the Lenders with (1) a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Agent) as well as (2) “Life-of-Loan” flood hazard determination (together with an executed notice to Borrower) and evidence of flood insurance, if applicable and (3) a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy) and shall include all reasonably requested survey-related endorsements, each in form and substance reasonably satisfactory to the Agent, and (iii) deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.  Notwithstanding the foregoing, the Domestic Borrower shall provide the Agent with prompt written notice of any warehouse facility, distribution center or other similar facility leased after the Closing Date by any Loan Party and, if requested by the Agent, shall take the actions described in the preceding sentence.

(c)       With respect to any new Domestic Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary (and is not an Unrestricted Subsidiary) and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary (and is not an Unrestricted Subsidiary) or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent reasonably deems necessary to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Unrestricted Subsidiary or an Immaterial Subsidiary), cause such new Subsidiary (A) to become a party to the Security Documents and (B) to take such actions necessary or advisable to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Collateral described in the Security Documents with respect to such new Subsidiary (to the extent the Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code and PPSA financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent.

(d)       With respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent deems necessary or reasonably advisable in order to grant to the Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Equity Interests of any Foreign Subsidiary be required to be so pledged except to the extent such Foreign Subsidiary is a Loan Party hereunder), and, if applicable, (ii) to the extent permitted by applicable law, deliver to the Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Agent, necessary to perfect or ensure appropriate priority the Lien of the Agent thereon.

Notwithstanding any provision set forth herein or in any other Loan Documents to the contrary, in no event shall (x) any Foreign Subsidiary be required to guarantee the obligations of the Domestic Borrower or any Domestic Subsidiary (except that the Canadian Subsidiaries, the German Subsidiaries and the UK Subsidiaries shall each guaranty the Canadian Liabilities, the German Liabilities and the UK Liabilities), (y) the assets of any Foreign Subsidiary constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the obligations of the Domestic Borrower or any Domestic Subsidiary (except that the assets of the Canadian Subsidiaries, the German Subsidiaries and the UK Subsidiaries shall each constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the obligations of the Borrowers other than the Domestic Borrower), or (z) more than 65% of the voting stock of any Foreign Subsidiary directly held by the Domestic Borrower and its Domestic Subsidiaries be required to be pledged to secure the obligations of any Borrower or any Domestic Subsidiary.

In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Combined Borrowing Base.

6.12        Cash Management.

(a)       On or prior to the Closing Date, the Loan Parties shall:

(i)            deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.25(b); and

(ii)           enter into a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent with each bank at which one or more Blocked Accounts are maintained (each, a “Blocked Account Bank”); provided that, other than in respect of the UK Blocked Accounts, such Blocked Account Agreements may be put in place within sixty (60) days following the Closing Date (or such longer period as the Agent may agree in its Permitted Discretion).

(b)       Within sixty (60) days of the Closing Date (or such longer period as the Agent may agree in its Permitted Discretion), the German Borrower shall open an account at Bank of America in Germany and enter into a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent with Bank of America with respect to the German Borrower’s Blocked Accounts that are maintained there; provided that, a condition to any German Credit Extension by any German Lender shall be that the Commerzbank Account is an Excluded DDA

(c)       Within sixty (60) days (or such longer period as the Agent may agree in its Permitted Discretion) following the Closing Date, the UK Loan Parties shall establish the UK Collection Account and the German Collection Account.

(d)       The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA and all payments due from Credit Card Processors.

(e)       The Loan Parties shall and will cause each Blocked Account Bank to ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) (but, with respect to all Loan Parties other than the UK Loan Parties, only after the occurrence and during the continuance of a Cash Dominion Event and notice from the Agent) to the concentration account maintained by the Agent at Bank of America (the “Domestic Collection Account”) (in the case of any Domestic Loan Party) or maintained by the Agent at Bank of America (the “Canadian Collection Account”) (in the case of any Canadian Loan Party) or maintained by the Agent at Bank of America (the “German Collection Account”) (in the case of any German Loan Party) or maintained by the Agent at Bank of America (the “UK Collection Account”) (in the case of any UK Loan Party) of all cash receipts and collections, including, without limitation, the following:

(i)            all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii)           all proceeds of collections of Accounts;

(iii)          all net proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

(iv)          the then contents of each DDA (other than any Excluded DDA) (net of any minimum balance, not to exceed in the aggregate for all DDAs the amount equal to $1,000,000); and

(v)           the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank).

The Loan Parties shall undertake all action which may be necessary to effectuate the foregoing ACH and wire transfers as and when required hereunder.

(f)        Each Collection Account and each UK Blocked Account shall at all times be under the sole dominion and control of the Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Accounts and the UK Blocked Accounts, (ii) the funds on deposit in each Domestic Collection Account shall at all times be collateral security for the Obligations, (iii) the funds on deposit in each Canadian Collection Account, German Collection Account and UK Collection Account shall at all times be collateral security for all of the Canadian Liabilities, the German Liabilities and the UK Liabilities, and (iv) the funds on deposit in the Collection Accounts shall be applied as provided in this Agreement.  In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections at any time (in respect of the UK Loan Parties) or while a Cash Dominion Event exists (in respect of all other Loan Parties), such proceeds and collections shall be held in trust by such Loan Party for the Agents, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the applicable Collection Account or UK Blocked Account or dealt with in such other fashion as such Loan Party may be instructed by the Agents.  Notwithstanding the foregoing, to the extent that no Obligations are outstanding any amounts deposited in any Collection Account or UK Blocked Account shall be disbursed by the Agent to such depository accounts as may be designated by the applicable Borrower.

(g)       Upon the reasonable request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agents not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13        Cycle Counts.

Cause cycle counts to be undertaken, at the expense of the Loan Parties, consistent with past practices, following such methodology as is consistent with the past business practices of the Loan Parties. Upon the Agent’s reasonable request therefor, the Company shall provide the Agent with the results thereof.

6.14        Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental

Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

6.15        Further Assurances.

Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described herein (if applicable, to the extent such security interest can be perfected through the filing of UCC-1, financing statements, PPSA registration statements and other filings required under applicable Requirement of Law, the Intellectual Property filings to be made pursuant to the Security Documents or the delivery of Pledged Securities required to be delivered under the Security Documents), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral.  From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code, the PPSA or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

6.16        Canadian Pension Benefit Plans.  Each Canadian Loan Party shall cause each of its Canadian Pension Plans (other than any Canadian Pension Plan which is a “multi-employer pension plan”, as defined under the Pension Benefits Act (Ontario) or any similar type of plan subject to pension benefits standards legislation of another jurisdiction in Canada) to be duly registered and administered in all material respects in compliance with the Pension Benefits Act (Ontario) or other applicable pension benefits standards legislation and all other applicable laws (including regulations, orders and directives), and the terms of the Canadian Pension Plans and any agreements relating thereto.  Each Canadian Loan Party shall ensure:

(a)           that no Lien arises on any of its assets in respect of any Canadian Pension Plan (other than Liens in respect of employee contributions withheld from pay but not yet due to be remitted to any Canadian Pension Plan); and

(b)           it makes all required contributions to any Canadian Pension Plan when due.

6.17        Maintenance of Process Agent.  Each Canadian Loan Party, German Loan Party and UK Loan Party appoints the Domestic Borrower as its agent to receive on its behalf and on behalf of its property service of process.

6.18        Designation as Senior Debt.  Designate all Obligations as “Designated Senior Indebtedness” under, and defined in, the Subordinated Notes Documents and all supplemental indentures thereto.

6.19        UK “Know your customer” checks.

(a)           If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a UK Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

6.20        UK Pension Plans

(a)           Each UK Loan Party shall to the extent applicable ensure that all defined benefit pension schemes operated by or maintained for the benefit of the UK Loan Parties and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or in the case of any multi-employee defined benefit schemes any English company ceasing to employ any member of such a pension scheme).

(b)           Each UK Loan Party shall ensure that no UK Loan Party is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.

(c)           Each UK Loan Party shall deliver to the Agent to the extent applicable: (i) the usual scheme report and accounts at such times as the same is prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant defined benefit schemes or to the UK Loan Party); and (ii) at any other time if the Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in (a) above.

(d)           Each UK Loan Party shall promptly notify the Agent of any material change in the rate of contributions to any pension scheme mentioned in (a) above paid or recommended to be paid by the scheme actuary or required (by law or otherwise).

6.21        Centre of Main Interests.

Each UK Loan Party shall maintain its centre of main interests in England and Wales for the purposes of the Insolvency Regulation.

6.22        Post-Closing Obligations.

(a)           On or before the date which is thirty (30) days following the Closing Date (or such longer period as the Agent may agree in its Permitted Discretion), the Agent shall have received insurance certificates for the German Loan Parties satisfying the requirements of Section 6.07.

(b)           On or before the date which is sixty (60) days following the Closing Date (or such longer period as the Agent may agree in its Permitted Discretion), the Agent shall have received the German Security Documents duly executed by the German Loan Parties and any other parties thereto and all Liens thereunder shall have been perfected with the priority required thereunder; provided that the failure of the Agent to have so received the German Security Documents shall not constitute a Default or Event of Default hereunder.

ARTICLE VII
NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01        Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days, that are being contested in good faith by appropriate proceedings or the existence of which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(c)           pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch);

(d)           deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any of its Restricted Subsidiaries;

(f)            Liens (i) in existence on the date hereof listed on Schedule 7.01(f) (or to the extent not listed on Schedule 7.01(f), where the fair market value of the Property to which such Lien is attached is less than $1,000,000), (ii) securing Indebtedness permitted by Section 7.03(d) and (iii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.03(d); provided that no such Lien (other than Liens in favor of landlords filed prior to the date hereof) encumbers ABL Priority Collateral or is spread to cover any additional Property of any Borrower or any Restricted Subsidiary after the Closing Date other than (y) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by such Indebtedness, and (z) proceeds and products thereof;

(g)           Liens securing Indebtedness of any Borrower or any Restricted Subsidiary incurred pursuant to Section 7.03(c), 7.03(f), 7.03(j) or 7.03(o); provided that in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.03(c) or 7.03(j) to the extent incurred to finance Permitted Acquisitions or Investments permitted under Section 7.02, (x) such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness, such Liens do not at any time encumber any Property of any Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness (which shall not include ABL Priority Collateral) and the proceeds thereof and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time (and which Indebtedness and other obligations are permitted hereunder) that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property which such requirement would not have applied but for such acquisition;

(h)           Liens created pursuant to the Security Documents;

(i)            any interest or title of a lessor or licensor under any leases or subleases, licenses or sublicenses entered into by any Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed, and any financing statement filed in connection with any such lease or license;

(j)            Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.01(g);

(k)           Liens on property or assets (other than ABL Priority Collateral) acquired pursuant to a Permitted Acquisition under Section 7.02(f) (and the proceeds thereof) or assets (other than ABL Priority Collateral) of a Subsidiary Guarantor in existence at the time such Subsidiary Guarantor is acquired pursuant to a Permitted Acquisition under Section 7.02(f) and not created in contemplation thereof;

(l)            Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;

(m)          with respect to any Non-Guarantor Subsidiaries, receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(o)           Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(p)           Liens solely on any cash earnest money deposits made by any Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.02;

(q)           Liens deemed to exist in connection with Investments permitted by Section 7.02(b) that constitute repurchase obligations;

(r)            Liens upon specific items of inventory or other goods and proceeds of any Non-Guarantor Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)           Liens on cash or cash equivalents securing any Hedge Agreement permitted hereunder;

(t)            other Liens with respect to obligations (other than for borrowed money) that do not exceed $15,000,000 at any one time outstanding;

(u)           the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(v)           banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(w)          Liens arising from Uniform Commercial Code financing statement or PPSA filings regarding operating leases or consignments entered into by any Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits, securities and movables (including the right of set-off and also including any liens arising under the general business conditions of a credit institution with which Holdings or any of its Subsidiaries maintains a banking relationship in Germany)) and which are within the general parameters customary in the banking industry;

(y)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and their Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(aa)         Liens solely on any cash earnest money deposits made by any Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(bb)         Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(cc)         security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(dd)         Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(ee)         so long as the same is subject to the Intercreditor Agreement, Liens on Collateral securing Indebtedness incurred pursuant to Section 7.03(u) and any other “Obligations” as defined in the Term Facility.

7.02        Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person, other than guarantees of operating leases in the ordinary course of business (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in Cash Equivalents and Foreign Cash Equivalents and Investments that were Cash Equivalents or Foreign Cash Equivalents when made;

(c)           Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.03(b), (e) and (h);

(d)           loans and advances to employees of the Parent, any Borrower or any of their Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for the Parent, the Borrowers and all such Restricted Subsidiaries) not to exceed $2,000,000 (excluding (for purposes of such cap) travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e)           Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.03(c)) by any Borrower or any of its Restricted Subsidiaries in any Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(f)            Permitted Acquisitions by the Domestic Borrower;

(g)           loans by any Borrower or any of its Restricted Subsidiaries to the officers or directors of Holdings, the Parent, any Borrower or any of their respective Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such officers or directors directly invest the proceeds of such loans in the Equity Interests of the Parent;

(h)           as long as no Specified Default has occurred and is continuing, Investments by the Borrower and its Restricted Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrower and all Restricted Subsidiaries) not to exceed $30,000,000 at any one time outstanding;

(i)            Investments (including debt obligations) received in the ordinary course of business by any Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j)            Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k)           Investments in existence on the Closing Date and listed on Schedule 7.02;

(l)            Investments of any Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)          Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(n)           Subsidiaries of any Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, such Borrower and such Subsidiary comply with the provisions of Section 6.11(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, such Borrower complies with the provisions of Section 6.11(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition or Investment permitted by Section 7.02(f), 7.02(p), 7.02(w) or 7.02(x), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.11(c) or 6.11(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(o)           as long as no Specified Default has occurred and is continuing, Investments by any Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount (for all the Borrowers and all Subsidiary Guarantors) not to exceed $35,000,000 less the amount of Indebtedness incurred pursuant to Section 7.03(h) at any time outstanding;

(p)           Investments arising directly out of the receipt by any Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets (other than assets of the type included in the Combined Borrowing Base) permitted under Section 7.05; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(q)           Investments resulting from pledges and deposits referred to in Sections 7.02(c) and (d);

(r)            the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.03(b), (e) or (h);

(s)           Investments (other than Permitted Acquisitions) made with cash proceeds of equity contributions (other than with Disqualified Stock and Specified Equity Contributions) from unit holders of Holdings to the Parent, and in turn from the Parent to a Borrower, after the Closing Date, to the extent not used in connection with Section 7.06(c);

(t)            any Investment in a Foreign Subsidiary that is a Restricted Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(u)           Guarantee Obligations permitted by Section 7.03 and any payments made in respect of such Guarantees Obligations; and

(v)           other Investments of the types not described above, provided that the Payment Conditions are satisfied at the time of making any such Investment.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.02, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.03        Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a)           Indebtedness of the Parent, any Borrower or any Subsidiary Guarantor pursuant to any Loan Document or Hedge Agreements;

(b)           Indebtedness (i) of any Borrower to any of its Restricted Subsidiaries which are Subsidiary Guarantors, (ii) of any Subsidiary Guarantor to any Borrower or any Subsidiary Guarantor, and (iii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(c)           (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.01(g) in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in the following clause (iii) hereof, $30,000,000 at any one time outstanding; (ii) Indebtedness arising out of sale and leaseback transactions permitted by Section 7.15; and (iii) any Permitted Amendment or Refinancing of any of the foregoing;

(d)           Indebtedness (other than the Senior Notes and the Senior Subordinated Notes) outstanding on the date hereof and listed on Schedule 7.03(d) and any Permitted Amendment or Refinancing thereof;

(e)           Guarantee Obligations (i) by any Borrower or any of its Restricted Subsidiaries of obligations of any Borrower or any Subsidiary Guarantor, and (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary;

(f)            Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed at any one time outstanding an aggregate principal amount equal to $35,000,000;

(g)           Indebtedness of any Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by such Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h)           (i) Indebtedness of any Non-Guarantor Subsidiary to any Borrower or any Subsidiary Guarantor and (ii) Guarantee Obligations of any Borrower or any Subsidiary Guarantor of Indebtedness of any Non-Guarantor Subsidiaries, in an aggregate principal amount for all such Indebtedness and, without duplication, Guarantee Obligations not to exceed, together with any Investments under Section 7.02(p), $35,000,000 at any one time outstanding;

(i)            additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $25,000,000 at any one time outstanding; provided that up to $15,000,000 of such indebtedness may be secured by Liens permitted by Section 7.01(t);

(j)            Indebtedness under a Permitted Seller Note issued as consideration in connection with an acquisition permitted under Section 7.02(f), in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in this clause (j) $20,000,000 at any one time outstanding together with any Permitted Amendment or Refinancing;

(k)           Indebtedness of any Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business or Indebtedness in connection with any part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch);

(l)            Indebtedness incurred by any Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification or adjustment of purchase price or similar obligations in any case incurred in connection with an acquisition or other Investment permitted by Section 7.02(f) or the disposition of any business, assets or Restricted Subsidiary;

(m)          unsecured, senior, senior subordinated or subordinated Indebtedness of any Borrower (including guarantees thereof by any Subsidiary Guarantor) (such Indebtedness and/or guarantees incurred under this clause (m) or any Permitted Amendment or Refinancing thereof being collectively referred to as the “Junior Indebtedness”); provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Junior Indebtedness shall be required prior to the date at least 180 days after the then Latest Maturity Date), (ii) the terms of any Junior Indebtedness shall be usual and customary for high yield securities, (iii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom, (iv) in the case of Junior Indebtedness that is subordinated Indebtedness, (A) the terms of subordination applicable to any Junior Indebtedness shall be reasonably satisfactory to the Agent and shall, in any event, define “senior indebtedness” or a similar phrase for purposes thereof to include all of the Obligations of the Loan Parties and (B) after giving effect to the incurrence of such Junior Indebtedness, (x) the Parent shall be in compliance with Section 7.18, calculated on a pro forma basis for the period as if such Junior Indebtedness had been incurred on the first day of such period ending on or prior to such date) and (v) in the case of Junior Indebtedness that is unsecured senior Indebtedness, after giving effect to the incurrence of such Junior Indebtedness, the Parent shall be in compliance with Section 7.18, calculated on a pro forma basis as if such Junior Indebtedness had been incurred on the first day of such period ending on or prior to such date);

(n)           other unsecured Indebtedness of any Borrower; provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Unsecured Indebtedness shall be required prior to the date at least 180 days after the Maturity Date, (ii) the terms of any such unsecured Indebtedness shall be usual and customary for high yield securities, (iii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom, and (iv) after giving effect to the incurrence of such unsecured Indebtedness, the Payment Conditions shall be satisfied;

(o)           Indebtedness of any Person that becomes a Restricted Subsidiary as part of a Permitted Acquisition or any Investment permitted by Section 7.02 after the Closing Date and any Permitted Amendment or Refinancing thereof; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest and premium (including tender premiums and make whole amounts) thereon plus other reasonable and customary fees and expenses including upfront fees, original issue discount and defeasance costs) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (o)(i) shall not at any one time outstanding exceed together with any Permitted Amendment or Refinancing referred to in the following clause (ii) hereof, $30,000,000 and (ii) any Permitted Amendment or Refinancing;

(p)           (i) unsecured Indebtedness under the Senior Notes (including Guarantees thereof by a Restricted Subsidiary that is a Subsidiary Guarantor) in an aggregate original principal amount not to exceed $145,000,000 until the redemption date specified in the Senior Notes Supplemental Redemption Notice, and, thereafter, $10,000,000 at any one time outstanding, plus, without duplication any premiums, fees, commissions, discounts or other expenses incurred in connection therewith and (ii) any Permitted Amendment or Refinancing thereof;

(q)           (i) unsecured Indebtedness under the Senior Subordinated Notes (including subordinated Guarantees thereof by a Restricted Subsidiary that is a Subsidiary Guarantor) in an aggregate original principal amount not to exceed $200,000,000 at any one time outstanding, plus, without duplication any premiums, fees, commissions, discounts or other expenses incurred in connection therewith and (ii) any Permitted Amendment or Refinancing thereof;

(r)            Indebtedness consisting of promissory notes issued by any Borrower or any Guarantor to current or former officers, consultants and directors or employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or Holdings issued in lieu of cash payment; provided that such purchase or redemption is permitted under Section 7.06;

(s)           Indebtedness of the Borrowers or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(t)            guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrowers and their Restricted Subsidiaries; and

(u)           Indebtedness of a Borrower or a Guarantor in respect of (i) the Term Facility; provided that the principal amount of the Indebtedness outstanding at any time pursuant to this clause (u) shall not exceed $725,000,000 (and if exercised, an additional $200,000,000 under the incremental portion of the Term Facility) and any Permitted Amendment or Refinancing thereof; provided that the Term Facility and any Permitted Amendment or Refinancing thereof shall be subject to the Intercreditor Agreement.

7.04        Fundamental Changes.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)           (i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into a Borrower organized and having a legal existence in the same country as such Restricted Subsidiary (provided that such Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Subsidiary Guarantor organized and having a legal existence in the same country as such Restricted Subsidiary (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrowers shall comply with Section 6.11 in connection therewith);

(b)           any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary;

(c)           any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any Restricted Subsidiary;

(d)           Dispositions permitted by Section 7.05 may be consummated;

(e)           any Investment expressly permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation; and

(f)            any Excluded Subsidiary may be dissolved or liquidated.

7.05        Dispositions.  Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Equity Interests to any Person, except:

(a)           the Disposition of surplus, obsolete or worn out property in the ordinary course of business;

(b)           (i) the sale of inventory in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of any Borrower or any Subsidiary Guarantor subject to perfected first priority Liens in favor of the Agent under the Security Documents is not materially reduced, and provided that the terms of such licenses shall not restrict the right of the Agent to use such Intellectual Property in connection with the conduct of a Liquidation);

(c)           Dispositions permitted by Section 7.04;

(d)           (i) the Disposition of other assets (not constituting ABL Priority Collateral) having a fair market value not to exceed 5% of consolidated total assets of the Parent, the Borrower and its Restricted Subsidiaries in the aggregate; at the time of such disposition and (ii) any Recovery Event;

(e)           the sale or issuance of any Subsidiary’s Equity Interests to any Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Equity Interests of an Unrestricted Subsidiary to any Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.02;

(f)            bulk sales or other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Permitted Store Closings, at arm’s length;

(g)           the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use (if any) of such Property by the Borrowers or their respective Restricted Subsidiaries;

(h)           the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only (i)  in connection with the compromise or collection thereof consistent with the Borrowers’ commercially reasonable business judgment (and not as part of any bulk sale or financing of receivables), and (ii) provided that, if such overdue accounts constitute Eligible Credit Card Receivables or Eligible Trade Receivables, the Borrowers receive not less than the amounts borrowed or available to be borrowed under the Combined Borrowing Base therefor;

(i)            transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(j)            the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary or their respective assets;

(k)           the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to any Borrower or any other Subsidiary Guarantor provided that any such transfer made by any Domestic Loan Party in a Foreign Subsidiary shall be subject to satisfaction of the Payment Conditions; or (ii) from a Non-Guarantor Subsidiary to (A) any Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary; provided that any sale or issuance of Equity Interests of an Unrestricted Subsidiary to any Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.02;

(l)            the Disposition of Cash Equivalents and Foreign Cash Equivalents in the ordinary course of business;

(m)          sale and leaseback transactions permitted by Section 7.15;

(n)           Liens permitted by Section 7.01;

(o)           Restricted Payments permitted by Section 7.06;

(p)           the cancellation of intercompany Indebtedness among any Borrower and any Subsidiary Guarantor;

(q)           Investments permitted by Section 7.02; and

(r)            the sale or issuance of the Equity Interests of (i) any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary that is an Unrestricted Subsidiary to any other Foreign Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder.

7.06        Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Equity Interests of the Parent, any Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, any Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”), obligating the Parent, any Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Equity Interests (collectively, “Restricted Payments”), except that:

(a)           any Restricted Subsidiary may make Restricted Payments to any Borrower or any Subsidiary Guarantor;

(b)           Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries or to any Loan Party;

(c)           the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)           the Domestic Borrower may make Restricted Payments to Parent, and Parent may make Restricted Payments to Holdings, to permit Parent, Holdings or any Parent Company to pay, (i) for so long as the Domestic Borrower and/or any of its Subsidiaries is a member of a group filing a consolidated or combined Tax return with the Parent, Holdings or any Parent Company, any consolidated or combined income Taxes, franchise Taxes and other similar Taxes that are due and payable by Parent, Holdings or any Parent Company, to the extent such Taxes are attributable to the income of the Domestic Borrower and/or its Subsidiaries, provided that the aggregate amount of such payments in respect of any Tax year shall not exceed the amount that the Domestic Borrower and/or its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of such income, franchise or similar Taxes in respect of such year if Domestic Borrower and its Subsidiaries paid such Taxes directly as a stand-alone consolidated or combined Tax group (reduced by any such Taxes paid directly by the Domestic Borrower or any of its Subsidiaries), (ii) customary fees to members of its board of directors, (iii) ordinary course corporate or limited liability company operating expenses and (iv) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.09;

(e)           the Domestic Borrower may make Restricted Payments to the Parent and the Parent may make Restricted Payments to Holdings for the purpose of funding interest payments due on Holdings’ Notes if (i) no Event of Default exists or would arise as a result of such Restricted Payment, (ii) except for Restricted Payments to be made during the August Period (as to which this clause (ii) shall not apply), immediately after giving pro forma effect to such Restricted Payment and projected for the immediately succeeding six (6) months following such Restricted Payment (provided, for purposes of this clause (ii) and the proviso of clause (iii), only one interest payment on Holdings’ Notes shall be included in the calculation of such six (6) month projection), Excess Availability shall be greater than or equal to 15% of the Loan Cap, and (iii) the Consolidated Fixed Charge Coverage Ratio for the Most Recently Ended period of twelve months preceding such Restricted Payment shall be greater than or equal to 1.1 to 1.0 (after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made as of the first day of such period); provided that for the purposes of this clause (iii), no Restricted Payment made during the month of August for the purpose of funding, in part or in whole, an interest payment on Holdings’ Notes shall be included in the calculation of Consolidated Fixed Charge Coverage Ratio); provided further that the provisions of this clause (iii) shall not be applicable if Excess Availability, immediately after giving pro forma effect to such Restricted Payment and projected for the immediately succeeding six (6) months following such Restricted Payment, is greater than or equal to 25% of the Loan Cap (provided, however, that to the extent the August Period is included in such projected six month period, during such August Period only, projected Excess Availability shall be greater than or equal to 10% of the Loan Cap); and (iv) the Domestic Borrower shall have delivered a Compliance Certificate to the Agent including a reasonably detailed calculation of such calculated Excess Availability and Consolidated Fixed Charge Coverage Ratio, in each case, to the extent applicable;

(f)            the Domestic Borrower may make Restricted Payments to the Parent and the Parent may make Restricted Payments to Holdings for the purpose of prepaying all or a portion of the principal balance of the Holdings’ Notes, but only, in each case, if the Payment Conditions have been satisfied, provided, however, that such a Restricted Payment that is effected through the issuance of new debt securities shall only be subject to clauses (i), (iii) and (iv) of the definition of “Payment Conditions”;

(g)           the Domestic Borrower may make other Restricted Payments to the Parent if the RP Conditions are satisfied;

(h)           the Loan Parties may declare and pay cash dividends to the Parent not to exceed an amount necessary to permit the Parent to pay the Loan Parties’ proportionate share of (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), and (ii) franchise fees or similar taxes and fees required to maintain its corporate existence;

(i)            Investments constituting Restricted Payments and permitted by Section 7.02;

(j)            the Parent may make Restricted Payments in the form of common stock of the Parent or preferred stock of the Parent; and

(k)           so long as no Default or Event of Default shall have occurred and be continuing, the Domestic Borrower may make Restricted Payments to the Parent, and the Parent may make Restricted Payments to Holdings, to permit Holdings, any Parent Company or the Parent to purchase its common stock or common stock options from present or former officers, consultants and directors or employees (and their heirs, estates and assigns) of Holdings, any Parent Company or the Parent, as applicable, any Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments under this clause (k) in any fiscal year of the Parent shall not exceed the sum of (i) $5,000,000 plus any proceeds received from key man life insurance policies and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (k) in the immediately prior fiscal year; and provided further, that without regard to the preceding provisions of this clause (k) and in addition to purchases permitted under such preceding provisions, the Domestic Borrower may make Restricted Payments to the Parent, and the Parent may make Restricted Payments to Holdings, to permit Holdings, any Parent Company or the Parent to purchase its common stock or common stock options from employees (and their heirs, estates and assigns) pursuant to “put rights” exercised by such employees as a result of the termination of their employment by the Borrower during the period of 24 months after the Closing Date.

7.07        Prepayments of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Junior Indebtedness, except:

(a)           payments of principal (including mandatory prepayments) and interest as and when due in respect of any Indebtedness (other than Subordinated Indebtedness) permitted under Section 7.03 hereof;

(b)           the Senior Notes may be (i) converted to, or exchanged for, Equity Interests (other than Disqualified Stock) of Holdings or any Parent Company or (ii) prepaid from the proceeds of Equity Interests (other than Disqualified Stock) issued by Holdings or any Parent Company so long as such prepayment occurs reasonably contemporaneously with the issuance of such Equity Interests;

(c)           the Domestic Borrower may prepay, redeem, repurchase or defease the Senior Notes, the Senior Subordinated Notes or any Junior Indebtedness with the proceeds of any Permitted Amendment or Refinancing or pursuant to any asset sale tender offers required by the terms of such Indebtedness;

(d)           with respect to (i) any Indebtedness under the Senior Notes, the Senior Subordinated Notes or any Permitted Amendment or Refinancing thereof or (ii) any Junior Indebtedness, regularly scheduled interest (whether or not such interest can be paid-in-kind at the option of the issuer) or AHYDO “catch-up” payments;

(e)           the Domestic Borrower may prepay, repurchase, redeem or defease the Senior Subordinated Notes or the Senior Notes with the proceeds of New Term Loans (as defined in the Term Facility);

(f)            voluntary prepayments, repurchases, redemptions or defeasances of (i) Indebtedness permitted under Section 7.03 hereof and not described in clause (b), above, and not constituting Subordinated Indebtedness or intercompany Indebtedness, as long as the Payment Conditions are satisfied, (ii) Subordinated Indebtedness in accordance with the applicable subordination terms thereof and as long as the Payment Conditions are satisfied, and (iii) intercompany Indebtedness in accordance with the applicable subordination terms thereof; and

(g)           any Permitted Amendment or Refinancing of any such Indebtedness.

7.08        Change in Nature of Business.

(a)       In the case of the Parent only, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(i)            conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Equity Interests of the Domestic Borrower and (indirectly) the Subsidiaries of the Domestic Borrower and those incidental to Investments by or in the Parent permitted hereunder, (ii) those incidental to the issuance of and performance under the Term Facility, Senior Notes and the Senior Subordinated Notes (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing, (iii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iv) activities relating to the performance of obligations under the Loan Documents to which it is a party or expressly permitted thereunder, (v) the making of Restricted Payments to the extent of Restricted Payments permitted to be made to the Parent pursuant to Section 7.06, (vi) the receipt and payment of Restricted Payments permitted under Section 7.06 and (vii) the other transactions expressly permitted under this Section 7.08;

(ii)           incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (I) unsecured Indebtedness; provided that (x) no scheduled principal payments, prepayments, redemptions, sinking fund, payment of interest in cash or like payments shall be required prior to 180 days after the Maturity Date, (y) such Indebtedness shall have terms usual and customary for high yield securities, (z) before and after giving effect to the issuance of such Indebtedness, the Payment Conditions shall have been satisfied, (II) nonconsensual obligations imposed by operation of law, (III) pursuant to the Loan Documents to which it is a party, (IV) obligations with respect to its Equity Interests and options thereof issued to Management Investors, (V) in respect of the Term Facility, Senior Notes and the Senior Subordinated Notes (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing and (VI) obligations to its employees, officers and directors not prohibited hereunder;

(iii)          own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with Restricted Payments paid by the Borrowers in accordance with Section 7.06 pending application in the manner contemplated by said Section and Cash Equivalents or cash borrowed under Section 7.08(a)(ii)) other than the ownership of shares of Equity Interests of the Borrowers; or

(iv)          consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that the Parent may be merged, amalgamated or consolidated with or into Holdings or any Parent Company in connection with or in preparation for an IPO (provided that the Parent shall be the continuing or surviving corporation or such surviving company assumes the Parent’s obligations under the Loan Documents).

(b)       In the case of each of the Loan Parties, engage in any business, services, or activities substantially different from the business, services, or activities conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business, service or activity incidental or directly related or similar to any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

7.09        Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, any Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent, such Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the Borrowers and their Restricted Subsidiaries may (i) so long as no Default or Event of Default shall have occurred and be continuing, pay customary annual fees, management fees, advisory fees, and related expenses to the Sponsor and its Affiliates; provided that such fees shall not, in the aggregate, exceed $1,500,000 per annum plus the payment or reimbursement of expenses which are limited to reasonable out-of-pocket expenses incurred by the Sponsor and its Affiliates in connection with the provision of its services; (ii) without being subject to the terms of this Section 7.09, enter into any transaction with any Person which is an Affiliate of the Parent only by reason of such Person and the Parent having common directors; and (iii) pay a closing transaction fee to the Sponsor on the Closing Date.  For the avoidance of doubt, this Section 7.09 shall not apply to employment arrangements with, and payments of compensation, expense reimbursement or benefits to or for the benefit of, current or former employees, officers or directors of the Parent, any Borrower or any of their Restricted Subsidiaries.

7.10        Burdensome Agreements.  Enter into any agreement that prohibits or limits the ability of the Parent, any Borrower or any of their Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Security Documents, other than (a) this Agreement and the other Loan Documents, the Term Loan Documents, the Senior Note Indenture, the Senior Subordinated Note Indenture and any agreement related to any Junior Indebtedness, and any Permitted Amendment or Refinancing thereof (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses pursuant to which the Parent, such Borrower or such Restricted Subsidiary is the licensee or licensor of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or impose restrictions on cash or other deposits with respect thereto, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.10, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h)

customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05 (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (k) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (f) and (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.11        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than (i) the refinancing of Indebtedness under the Existing Credit Agreement, (ii) acquisition of working capital assets in the ordinary course of business, (iii) to finance Capital Expenditures of the Loan Parties, and (iv) for general corporate purposes (including Permitted Acquisitions), in each case to the extent expressly permitted under Requirements of Law and the Loan Documents.

7.12        Amendment of Material Documents; Designation of Indebtedness.

(a)           Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any agreement or instrument governing or evidencing Junior Indebtedness in any manner that is materially adverse to the Lenders without the prior consent of the Agent (which shall not be unreasonably withheld, conditioned or delayed) or (ii) any of the terms of the Senior Notes, the Senior Note Indenture, the Senior Subordinated Notes, the Senior Subordinated Note Indenture or any agreement relating to any Permitted Amendment or Refinancing thereof (other than (w) any such amendment, modification, waiver or other change pursuant to a Permitted Amendment or Refinancing of such Indebtedness or that (x) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and does not involve the payment of a consent fee (other than consent fees to the extent permitted by clause (x) of Section 7.12(a)); or

(b)           Designate any Indebtedness (other than (i) obligations of the Loan Parties pursuant to the Loan Documents or any Permitted Amendment or Refinancing thereof permitted under the Senior Subordinated Note Indenture or any Permitted Amendment or Refinancing thereof), (ii) the Term Loan, (iii) the Senior Notes, or (iv) any Permitted Amendment or Refinancing of any of the foregoing as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture (or any Permitted Amendment or Refinancing thereof).

7.13        Fiscal Year.

Change the Fiscal Year of any Loan Party, or, other than as permitted pursuant to Section 1.03, the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14        Deposit Accounts; Credit Card Processors.

Open new DDAs (other than Excluded DDAs) unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.12 and otherwise satisfactory to the Agent.  No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.12 hereof.

7.15        Sales and Leasebacks.

.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which is to be sold or transferred by any Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Borrower or such Restricted Subsidiary, except for (i) sales or transfers that do not exceed $25,000,000 in the aggregate at any one time outstanding, (ii) sales or transfers by any Borrower or any Subsidiary Guarantor to any Borrower or any other Subsidiary Guarantor and (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary.

7.16        Clauses Restricting Subsidiary Distributions

Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Borrower or any Restricted Subsidiary or (b) make Investments in any Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary, (iii) any restrictions set forth in the Senior Note Indenture, the Senior Subordinated Note Indenture, the documentation for the Term Facility or any Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing; provided that, in the case of any Junior Indebtedness or Permitted Amendment or Refinancing of any of the obligations described in clause (iii) hereof, such restrictions shall not be more restrictive in any material respect on the Loan Parties than the corresponding restrictions set forth in the Senior Subordinated Notes and the Senior Subordinated Note Indenture, (iv) any restrictions contained in agreements related to Indebtedness of (A) any Borrower or any Subsidiary Guarantor with respect to the disposition of assets securing such Indebtedness (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof) and (B) any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Restricted Subsidiaries), (v) any restrictions regarding licenses or sublicenses by the Borrowers and their respective Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and (xi) such restrictions in effect on the Closing Date and listed on Schedule 7.16, (xii) negative pledges and restrictions on Liens and asset dispositions in favor of any holder of Indebtedness for borrowed money permitted under Section 7.03 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis and (xiii) negative pledges and restrictions on Liens and asset dispositions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.17        Limitation on Hedge Agreements

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business or as required hereby, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates or commodity, raw material, energy or utility prices.

7.18        Financial Covenants.

(a)       Consolidated Fixed Charge Coverage Ratio.  During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each Fiscal Quarter as of the Most Recently Ended period of four Fiscal Quarters, commencing with the Fiscal Quarter ended on or immediately prior to the date that the Covenant Compliance Event occurs, to be less than 1.0:1.0.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrowers or any other Loan Party fails to pay (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations when and as required to be paid, or (ii) any interest, fee or any other amount payable hereunder or under any other Loan Document, in each case within five Business Days after any such interest or other amount becomes due; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.01(a), 6.01(b), 6.02(b), 6.03(a), 6.05(a)(i) or Article VII, (ii) Section 6.02(c) (after a two (2) Business Day grace period), (iii) Section 6.01(c) (after a five (5) Business Day grace period), (iv) Sections 6.07, 6.10(b) or 6.12) provided that, if (A) any such Default described in this clause (b)(iv) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Agent’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the date that such Loan Party receives from the Agent or any Lender notice of the existence of such default; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (including, without limitation, any Borrowing Base Certificate) shall prove to have been inaccurate in any material respect when made or deemed made; or

(e)           Cross-Default.  The Parent, any Borrower or any of their respective Restricted Subsidiaries shall (i) default in making any payment of any principal of any Material Indebtedness (excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that this paragraph (e) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (B) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; provided further that no such event under the Term Facility shall constitute an Event of Default under this clause (e) facility (other than an event of default thereunder which constitutes an independent Event of Default under this Agreement without regard to the provisions of the Term Facility) until the earliest to occur of (x) the date that is ninety (90) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the Term Facility and (z) the Exercise of Secured Creditor Remedies (as defined in the Intercreditor Agreement) by the Term Agent in respect of any Collateral; or

(f)            Insolvency Proceedings, Etc.  The Parent, any Loan Party or any of their respective Restricted Subsidiaries which are not Immaterial Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, monitor, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding, proposal, or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding, proposal, or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           Judgments.  There is entered against the Parent, any Loan Party or any of their respective Restricted Subsidiaries which are not Immaterial Subsidiaries (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (to the extent not paid or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(h)           ERISA.  (i) The Parent, any Borrower or any of their respective Restricted Subsidiaries shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Parent, any Borrower or any of their respective Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent, any Borrower or any of their respective Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Parent, any Borrower or any of their respective Restricted Subsidiaries to pay money that would have a Material Adverse Effect; or

(i)            Canadian Pension Plan.  Any event or condition shall occur or exist with respect to a Canadian Pension Plan that would reasonably be expected to subject any Canadian Loan Party to any tax, penalty or other liabilities under the Pension Benefits Act (Ontario) or any other applicable pension benefits standards legislation or other applicable Requirements of Law, or if a Canadian Loan Party is in default with respect to required payments to a Canadian Pension Plan or any Lien arises on the assets of a Canadian Loan Party (save for contribution amounts not yet due) in connection with any Canadian Pension Plan or if a Canadian Pension Plan us partially or fully terminated or a trustee or other similar official is appointed to monitor, run, or unwind a Canadian Pension Plan, where any of the foregoing events, conditions, defaults or Liens would reasonably be expected to result in a Material Adverse Effect; or

(j)            UK Pension Plan. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Loan Party; or

(k)           Invalidity of Loan Documents.  (i)  Any provision of any Loan Document, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by any Agent or any Lender or the Payment in Full of the Obligations, ceases to be in full force and effect in any material respect, or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of Payment in Full of the Obligations), or purports in writing to revoke, terminate or rescind any Loan Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (i) as a result of the sale, release or other disposition of the applicable Collateral in a Disposition permitted by Section 7.05 or other transaction permitted under the Loan Documents, or (ii) relating to an immaterial amount of Collateral not constituting ABL Priority Collateral, or (iii) as a result of the failure of the Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection of its Liens in accordance with applicable Requirement of Law; or

(l)            Change of Control.  There occurs any Change of Control; or

(m)          Cessation of Business.  Except as otherwise expressly permitted hereunder, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of their assets or Store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ stores; or

(n)           Subordination.  (i)  The subordination provisions of the documents evidencing or governing the Senior Subordinated Notes or any other Subordinated Indebtedness (collectively, the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)           declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)           require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)           whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Requirement of Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other Requirement of Law.

8.03        Application of Funds

(a)       After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any Domestic Loan Party, from the liquidation of any Collateral of any Domestic Loan Party, or on account of the Obligations, shall be applied by the Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities, the Canadian Liabilities, the German Liabilities and the UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities, the Canadian Liabilities, the German Liabilities and the UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Domestic Lenders and the L/C Issuer (on account of Domestic Letters of Credit) (including fees, charges and disbursements of counsel to the respective Domestic Lenders and the L/C Issuer (on account of Domestic Letters of Credit) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Domestic Lenders, to payment to the Domestic Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Domestic Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans made to the Domestic Borrower have not been refinanced by a Domestic Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans made to the Domestic Borrower;

Fifth, to the extent that Swing Line Loans made to the Domestic Borrower have not been refinanced by a Domestic Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal on the Swing Line Loans made to the Domestic Borrower;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Domestic Loans, Domestic L/C Borrowings and other Obligations (other than the Canadian Liabilities, the German Liabilities and the UK Liabilities), and fees (including Letter of Credit Fees), ratably among the Domestic Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Domestic Loans and Domestic L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of Domestic L/C Obligations comprised of the aggregate undrawn amount of Domestic Letters of Credit, ratably among the Domestic Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of all other Obligations (excluding the Other Liabilities, the Canadian Liabilities, the German Liabilities and the UK Liabilities, but including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.04), ratably among the Domestic Lenders in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Obligations of the Domestic Loan Parties arising from Cash Management Services, ratably among the Domestic Lenders and their Affiliates in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of all other Obligations of the Domestic Loan Parties arising from Bank Products, ratably among the Domestic Lenders and their Affiliates in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to the Agent to be held for the benefit of the Canadian Lenders, the German Lenders and the UK Lenders as cash collateral to payment of that portion of the Canadian Liabilities, German Liabilities, and UK Liabilities (excluding the Other Canadian Liabilities, Other German Liabilities and Other UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent in connection therewith and amounts payable under Article III) payable to the Agent, in its capacity as such;

Twelfth, to the Agent to be held for the benefit of the Canadian Lenders, the German Lenders and the UK Lenders as cash collateral to payment of that portion of the Canadian Liabilities, German Liabilities and UK Liabilities (excluding the Other Canadian Liabilities, the Other German Liabilities and the Other UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders, the German Lenders and the UK Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III);

Thirteenth, to the Agent to be held by the Agent, for the benefit of the Canadian Lenders. the German Lenders and the UK Lenders as cash collateral to payment of that portion of the Canadian Liabilities, German Liabilities and UK Liabilities constituting accrued and unpaid interest on the Canadian Loans, German Loans, UK Loans and other Canadian Liabilities, German Liabilities and UK Liabilities and fees;

Fourteenth, to the Agent to be held by the Agent, for the benefit of the Canadian Lenders, the German Lenders, the UK Lenders and the L/C Issuer as cash collateral to payment of that portion of the Canadian Liabilities, German Liabilities and UK Liabilities constituting unpaid principal of the Canadian Loans, German Loans and UK Loans and Canadian L/C Borrowings, German L/C Borrowings and UK L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of Canadian L/C Obligations, the German L/C Obligations and UK L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit, German Letters of Credit and UK Letters of Credit;

Fifteenth, to the Agent to be held by the Agent, for the benefit of Canadian Lenders, the German Lenders and the UK Lenders as cash collateral for the payment of all other Canadian Liabilities, German Liabilities and UK Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.04, but excluding any Other Canadian Liabilities, any Other German Liabilities and any Other UK Liabilities);

Sixteenth, to the Agent to be held by the Agent, for the benefit of the Canadian Lenders, the German Lenders and the UK Lenders to be held as cash collateral for the payment of that portion of the Canadian Liabilities, German Liabilities and UK Liabilities arising from Cash Management Services;

Seventeenth, to the Agent to be held by the Agent, for the benefit of the Canadian Lenders, the German Lenders and the UK Lenders to be held as cash collateral for the payment of all other Canadian Liabilities, German Liabilities and UK Liabilities arising from Bank Products; and

Last, the balance, if any, after all of the Obligations have been Paid in Full, to the Domestic Loan Parties or as otherwise required by Requirement of Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Domestic Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Domestic Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Any amounts received by the Agent pursuant to clauses Eleventh through Seventeenth of Section 8.03(a) shall be held as cash collateral for the applicable Canadian Liabilities, German Liabilities and UK Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the Canadian Loan Parties, the German Loan Parties and the UK Loan Parties, or (ii) such date that the Agent shall otherwise determine. Any amounts received pursuant to clauses Eleventh through Seventeenth of Section 8.03(a) shall, subject to the provisions of Section 9.19, be applied to the Canadian Liabilities, the German Liabilities, and the UK Liabilities in such order and manner as the Agent may reasonably determine.

(b)       After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any Canadian Loan Party, from the liquidation of any Collateral of any Canadian Loan Party, or on account of the Canadian Liabilities, shall be applied by the Agent against the Canadian Liabilities in the following order:

First, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders (including fees, charges and disbursements of counsel to the respective Canadian Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Loans and other Canadian Liabilities (excluding the Other Canadian Liabilities), and fees ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Loans and Canadian L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of Canadian L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Canadian Liabilities (excluding the Other Canadian Liabilities but including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that portion of the Canadian Liabilities arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of all other Canadian Liabilities arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventh held by them; and

Eighth,  to the Agent to be held for the ratable benefit of the German Lenders and the UK Lenders as cash collateral to payment of that portion of the German Liabilities, and UK Liabilities (excluding the Other German Liabilities and Other UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent in connection therewith and amounts payable under Article III) payable to the Agent, in its capacity as such;

Ninth, to the Agent to be held for the benefit of the German Lenders and the UK Lenders as cash collateral to payment of that portion of the German Liabilities and UK Liabilities (excluding the Other German Liabilities and the Other UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the German Lenders and the UK Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III);

Tenth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the UK Lenders as cash collateral to payment of that portion of the German Liabilities and UK Liabilities constituting accrued and unpaid interest on the German Loans, UK Loans and other German Liabilities and UK Liabilities and fees;

Eleventh, to the Agent to be held by the Agent, for the benefit of the German Lenders, the UK Lenders and the L/C Issuer as cash collateral to payment of that portion of the German Liabilities and UK Liabilities constituting unpaid principal of the German Loans and UK Loans and German L/C Borrowings and UK L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of German L/C Obligations and UK L/C Obligations L/C Obligations comprised of the aggregate undrawn amount of German Letters of Credit and UK Letters of Credit;

Twelfth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the UK Lenders as cash collateral for the payment of all other German Liabilities and UK Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.04, but excluding any Other German Liabilities and Other UK Liabilities);

Thirteenth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the UK Lenders to be held as cash collateral for the payment of that portion of the German Liabilities and UK Liabilities arising from Cash Management Services;

Fourteenth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the UK Lenders to be held as cash collateral for the payment of all other, German Liabilities and UK Liabilities arising from Bank Products; and

Last, the balance, if any, after all of the Canadian Liabilities, German Liabilities and UK Liabilities have been Paid in Full, to the Canadian Loan Parties or as otherwise required by Requirement of Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Liabilities, if any, in the order set forth above.

Any amounts received by the Agent pursuant to clauses Eighth through Fourteenth of Section 8.03(b) shall be held as cash collateral for the applicable German Liabilities and UK Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the German Loan Parties and the UK Loan Parties, or (ii) such date that the Agent shall otherwise determine. Any amounts received pursuant to clauses Eighth through Fourteenth of Section 8.03(b) shall, subject to the provisions of Section 9.19, be applied to the German Liabilities and the UK Liabilities in such order and manner as the Agent may reasonably determine.

(c)       After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any UK Loan Party, from the liquidation of any Collateral of any UK Loan Party, or on account of the UK Liabilities, shall be applied by the Agent against the UK Liabilities in the following order:

First, to payment of that portion of the UK Liabilities (excluding the Other UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the UK Liabilities (excluding the Other UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the UK Lenders (including fees, charges and disbursements of counsel to the respective UK Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the UK Liabilities constituting accrued and unpaid interest on the UK Loans and other UK Liabilities and fees ratably among the UK Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the UK Liabilities constituting unpaid principal of the UK Loans and UK L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of UK L/C Obligations comprised of the aggregate undrawn amount of UK Letters of Credit, ratably among the UK Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other UK Liabilities (excluding the Other UK Liabilities but including including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that portion of the UK Liabilities arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of all other UK Liabilities arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventh held by them; and

Eighth,  to the Agent to be held for the ratable benefit of the German Lenders and the Canadian Lenders as cash collateral to payment of that portion of the German Liabilities and the Canadian Liabilities (excluding the Other German Liabilities and Other Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent in connection therewith and amounts payable under Article III) payable to the Agent, in its capacity as such;

Ninth, to the Agent to be held for the benefit of the German Lenders and the Canadian Lenders as cash collateral to payment of that portion of the German Liabilities and Canadian Liabilities (excluding the Other German Liabilities and the Other Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the German Lenders and the Canadian Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III);

Tenth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the Canadian Lenders as cash collateral to payment of that portion of the German Liabilities and Canadian Liabilities constituting accrued and unpaid interest on the German Loans, Canadian Loans and other German Liabilities and Canadian Liabilities and fees;

Eleventh, to the Agent to be held by the Agent, for the benefit of the German Lenders and the Canadian Lenders as cash collateral to payment of that portion of the German Liabilities and Canadian Liabilities constituting unpaid principal of the German Loans and Canadian Loans and German L/C Borrowings and Canadian L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of German L/C Obligations and Canadian L/C Obligations comprised of the aggregate undrawn amount of German Letters of Credit and Canadian Letters of Credit;

Twelfth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the Canadian Lenders as cash collateral for the payment of all other German Liabilities and Canadian Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.04, but excluding any Other German Liabilities and Other Canadian Liabilities);

Thirteenth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the Canadian Lenders to be held as cash collateral for the payment of that portion of the German Liabilities and Canadian Liabilities arising from Cash Management Services;

Fourteenth, to the Agent to be held by the Agent, for the benefit of the German Lenders and the Canadian Lenders to be held as cash collateral for the payment of all other, German Liabilities and Canadian Liabilities arising from Bank Products; and

Last, the balance, if any, after all of the Canadian Liabilities, German Liabilities and UK Liabilities have been Paid in Full, to the UK Loan Parties or as otherwise required by Requirement of Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of UK Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such UK Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all UK Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other UK Liabilities, if any, in the order set forth above.

Any amounts received by the Agent pursuant to clauses Eighth through Fourteenth of Section 8.03(c) shall be held as cash collateral for the applicable German Liabilities and Canadian Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the German Loan Parties and the Canadian Loan Parties, or (ii) such date that the Agent shall otherwise determine. Any amounts received pursuant to clauses Eigthth through Fourteenth of Section 8.03(c) shall, subject to the provisions of Section 9.19, be applied to the German Liabilities and the Canadian Liabilities in such order and manner as the Agent may reasonably determine.

(d)       After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any German Loan Party, from the liquidation of any Collateral of any German Loan Party, or on account of the German Liabilities, shall be applied by the Agent against the German Liabilities in the following order:

First, to payment of that portion of the German Liabilities (excluding the Other German Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the German Liabilities (excluding the Other German Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the German Lenders (including fees, charges and disbursements of counsel to the respective German Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the German Liabilities constituting accrued and unpaid interest on the German Loans and other German Liabilities and fees ratably among the German Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the German Liabilities constituting unpaid principal of the German Loans and German L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of German L/C Obligations comprised of the aggregate undrawn amount of German Letters of Credit, ratably among the German Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other German Liabilities (excluding Other German Liabilities but including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that portion of the German Liabilities arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of all other German Liabilities arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventh held by them; and

Eighth,  to the Agent to be held for the ratable benefit of the UK Lenders and the Canadian Lenders as cash collateral to payment of that portion of the UK Liabilities and the Canadian Liabilities (excluding the Other UK Liabilities and Other Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent in connection therewith and amounts payable under Article III) payable to the Agent, in its capacity as such;

Ninth, to the Agent to be held for the benefit of the UK Lenders and the Canadian Lenders as cash collateral to payment of that portion of the UK Liabilities and Canadian Liabilities (excluding the Other UK Liabilities and the Other Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the UK Lenders and the Canadian Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III);

Tenth, to the Agent to be held by the Agent, for the benefit of the UK Lenders and the Canadian Lenders as cash collateral to payment of that portion of the UK Liabilities and Canadian Liabilities constituting accrued and unpaid interest on the UK Loans, Canadian Loans and other UK Liabilities and Canadian Liabilities and fees;

Eleventh, to the Agent to be held by the Agent, for the benefit of the UK Lenders and the Canadian Lenders as cash collateral to payment of that portion of the UK Liabilities and Canadian Liabilities constituting unpaid principal of the UK Loans and Canadian Loans and UK L/C Borrowings and Canadian L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of UK L/C Obligations and Canadian L/C Obligations comprised of the aggregate undrawn amount of UK Letters of Credit and Canadian Letters of Credit;

Twelfth, to the Agent to be held by the Agent, for the benefit of the UK Lenders and the Canadian Lenders as cash collateral for the payment of all other UK Liabilities and Canadian Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.04, but excluding any Other UK Liabilities and Other Canadian Liabilities);

Thirteenth, to the Agent to be held by the Agent, for the benefit of the UK Lenders and the Canadian Lenders to be held as cash collateral for the payment of that portion of the UK Liabilities and Canadian Liabilities arising from Cash Management Services;

Fourteenth, to the Agent to be held by the Agent, for the benefit of the UK Lenders and the Canadian Lenders to be held as cash collateral for the payment of all other, UK Liabilities and Canadian Liabilities arising from Bank Products; and

Last, the balance, if any, after all of the Canadian Liabilities, German Liabilities and UK Liabilities have been Paid in Full, to the German Loan Parties or as otherwise required by Requirement of Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of German Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such German Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all German Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other German Liabilities, if any, in the order set forth above.

Any amounts received by the Agent pursuant to clauses Eighth through Fourteenth of Section 8.03(d) shall be held as cash collateral for the applicable UK Liabilities and Canadian Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the UK Loan Parties and the Canadian Loan Parties, or (ii) such date that the Agent shall otherwise determine. Any amounts received pursuant to clauses Eighth through Fourteenth of Section 8.03(d) shall, subject to the provisions of Section 9.19, be applied to the UK Liabilities and the Canadian Liabilities in such order and manner as the Agent may reasonably determine.

ARTICLE IX
THE AGENT

9.01        Appointment.

(a)       Each of the Lenders, the Swing Line Lender and the L/C Issuer hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Loan Documents and each such Lender, Swing Line Lender and L/C Issuer irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)       The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, the Swing Line Lender and the L/C Issuer hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender, Swing Line Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Agent, as “collateral agent,” and any agents or attorneys-in-fact appointed by the Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Section 9 (including Section 9.09) and Section 10.04, as though such agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

(c)       Without limiting the generality of the foregoing Section 9.01(b), for the purposes of creating a solidarité active in accordance with article 1541 of the Civil Code of Québec between each Credit Party that is owed any Canadian Liabilities, taken individually, on the one hand, and the Agent, on the other hand, each Canadian Loan Party and each such Credit Party acknowledge and agree with the Agent that such Credit Party and the Agent are hereby conferred the legal status of solidary creditors of the Canadian Loan Parties in respect of all Canadian Liabilities, present and future, owed by any Canadian Loan Party to each such Credit Party and the Agent (collectively, for the purposes of this paragraph, the “solidary claim”).  Accordingly, but subject (for the avoidance of doubt) to article 1542 of the Civil Code of Québec, the Canadian Loan Parties are irrevocably bound towards the Agent and each such Credit Party in respect of the entire solidary claim of the Agent and such Credit Party.  As a result of the foregoing, the Canadian Loan Parties confirm and agree that subject to Section 9.01(b), above, the rights of the Agent and each of the Credit Parties who are owed Canadian Liabilities from time to time a party to this Agreement or any of the other Loan Documents by way of assignment or otherwise are solidary and, as regards the Canadian Liabilities owing from time to time to each such Credit Party, each of the Agent and such Credit Party is entitled, when permitted pursuant to Section 9.01, to: (i) demand payment of all outstanding amounts from time to time in respect of the Canadian Liabilities; (ii) exact the whole performance of such Canadian Liabilities from the Canadian Loan Parties; (iii) benefit from the Agent’s Liens in the Collateral in respect of such Canadian Liabilities; (iv) give a full acquittance of such Canadian Liabilities (each Credit Party that is owed Canadian Liabilities hereby agreeing to be bound by any such acquittance); and (v) exercise all rights and recourses under the Loan Documents with respect to those Canadian Liabilities.  The Canadian Liabilities of the Canadian Loan Parties will be secured by the Agent’s Liens in the Collateral and the Agent and the Credit Parties who are owed Canadian Liabilities will have a solidary interest therein.

(d)       The provisions of this Section 9.01 are for the benefit of the Agents, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).

9.02        Appointment of the Agent as security trustee under the European Security Documents

(a)           (i)  The European Credit Parties appoint the Agent to hold the security interests constituted by the UK Security Documents on trust for the European Credit Parties on the terms of the UK Security Documents and the Agent accepts that appointment, and (ii) the European Credit Parties appoint the Agent to hold and administer the security interests constituted by the German Security Documents as trustee (Treuhänder) for the European Credit Parties on the terms of the German Security Documents and the Agent accepts that appointment.

(b)           The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the European Security Documents; and (ii) its engagement in any kind of banking or other business with any Secured Party.

(c)           Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Secured Party.

(d)           The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by Requirement of Law.

(e)           The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by any of the European Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(f)            The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by any European Security Document as may be conferred by the instrument of appointment of that person.

(g)           The Agent shall notify the European Credit Parties of the appointment of each Appointee (other than a Delegate).

(h)           The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment.  All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement and any Fee Letter, as paid or incurred by the Agent.

(i)            Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the European Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the European Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(j)            Each Secured Party confirms its approval of the European Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the European Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the European Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the European Credit Parties under the European Security Documents.

(k)           The Agent may accept without inquiry the title (if any) which any person may have to the European Collateral.

(l)            Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a European Security Document and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the European Credit Parties; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(m)          Except to the extent that a European Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a European Security Document may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(n)           On a disposal of any of the European Collateral which is permitted under the Loan Documents, the Agent shall (at the cost of the European Credit Parties) execute any release of the European Security Documents or other claim over that European Collateral and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(o)           The Agent shall not be liable for: (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by any European Security Document; any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by the European Security Documents; (ii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or any shortfall which arises on enforcing the European Security Document.

(p)           The Agent shall not be obligated to (i) obtain any authorization or environmental permit in respect of any of the European Collateral or any of the European Security Documents; (ii) hold in its own possession any European Security Document, title deed or other document relating to the European Collateral or the European Security Documents; (iii) perfect, protect, register, make any filing or give any notice in respect of the European Security Documents (or the order of ranking of any European Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or (iv) require any further assurances in relation to any European Security Document.

(q)           In respect of the European Security Documents, the Agent shall not be obligated to (i) insure, or require any other person to insure, the European Collateral; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over the European Collateral.

(r)            In respect of the European Security Documents, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

(s)           Every appointment of a successor Agent under the European Security Documents shall be by deed.

(t)            Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(u)           In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(v)           The perpetuity period under the rule against perpetuities if applicable to this Agreement and the European Security Documents shall be 80 years from the date of this Agreement.

9.03        Parallel Debt Obligations.

(a)           In order to ensure the continuing validity of the security interests governed by German law (i) each Loan Party irrevocably and unconditionally undertakes (that undertaking in respect of any amount, a “Parallel Debt Obligation” and in respect of all of them, the “Parallel Debt Obligations”) to pay to the Agent an amount equal to and in the same currency as all amounts from time to time due and payable by that Loan Party to the Lenders under the Loan Documents (the obligations to the Lenders in respect of any amount and a certain currency, an “Original Obligation” and its obligations to the Lenders in respect of all of them, the “Original Obligations”); (ii) the Parallel Debt Obligations shall be separate from and independent of the Original Obligations, so that the Agent will have an independent right to demand performance of any Parallel Debt Obligation; (iii) the Parallel Debt Obligations shall be owed to the Agent in its own name and any German Security Agreement shall also be expanded to secure the Parallel Debt Obligations; (iv) the Lenders, the Loan Parties and the Agent acknowledge that the Agent acts in its own name and not as an agent or representative of the Lenders and the security interests governed by German law created in favour of the Agent will not be held on trust; (v) other than as set out in Section 9.03(a)(vi), the Parallel Debt Obligations shall not limit or affect the existence of the Original Obligations, for which the Lenders shall have an independent right to demand performance (to the extent permitted by this Agreement); (vi) payment by the Loan Parties of any Parallel Debt Obligation shall to the same extent decrease and be a good discharge of the corresponding Original Obligation owing to the Lenders and payment by the Loan Parties of any Original Obligations to the Lenders shall to the same extent decrease and be a good discharge of the corresponding Parallel Debt Obligation owing by it to the Agent; and (vii) without limiting or affecting the Agent’s right to protect, preserve or enforce its rights under any German Security Agreements, the Agent undertakes to the Lenders not to exercise its rights in respect of any Parallel Debt Obligation without the consent of the Lenders.

(b)           Notwithstanding Section 9.03(a)(vii), no Loan Party may pay any Parallel Debt Obligation other than at the instruction of, and in the manner determined by, the Agent.

(c)           For the avoidance of doubt, the Parallel Debt Obligations will become due and payable at the same time as the corresponding Original Obligations.

9.04        Delegation of Duties.  The Agent may execute any of its duties under the applicable Loan Documents by or through sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys in-fact selected by it with reasonable care.

9.05                        Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall:

(a)                                  be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.06                        Reliance by Agent.

The Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent and the Borrowers), independent accountants and other experts selected by the Agent.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.07                        Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

9.08                        Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender and the L/C Issuer represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender and the L/C Issuer also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.09                        Indemnification.  The Lenders agree to indemnify the Agent in its capacity as such, any sub-agent thereof, the L/C Issuer and any Related Party, as the case may be (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments of such Lender shall have been assigned (but which indemnified claims relate to actions or inactions prior to such assignment) or the date upon which the Obligations shall have been Paid in Full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent’s, any sub-agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Obligations and all other amounts payable hereunder.

9.10                        Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.11                        Successor Agent; Removal of Agent.

(a)                                  The Agent may resign upon 30 days’ notice to the Lenders, the L/C Issuer and the Domestic Borrower effective upon appointment of a successor Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Default shall have occurred and be continuing) be subject to approval by the Domestic Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of the retiring Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Domestic Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the L/C Issuer and with the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be (i) a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000, and (ii) a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Loan Party for purposes of the Income Tax Act (Canada).  After any retiring Agent’s resignation as Agent, the provisions of this Article and Section 10.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.

(b)                                 If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Required Lenders may, to the extent permitted by applicable Requirements of Law, by notice in writing to the Domestic Borrower and such Person remove such Person as Agent and, in consultation with the Domestic Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

9.12                        Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) solely with respect to any Lien on any property of the Canadian Loan Parties, upon Payment in Full of all Canadian Liabilities and all other Obligations guaranteed by the Canadian Loan Parties, (iii) solely with respect to any Lien on any property of the German Loan Parties, upon Payment in Full of all German Liabilities and all other Obligations guaranteed by the German Loan Parties, (iv) solely with respect to any Lien on any property of the UK Loan Parties, upon Payment in Full of all UK Liabilities and all other Obligations guaranteed by the UK Loan Parties, (v) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (vii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g); and

(c)                                  to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.12.  In each case as specified in this Section 9.12, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

9.13                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or the L/C Issuer hereunder.

9.14                        Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent and the other Credit Parties and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.03(i), 2.03(j), 2.09 and 10.04]) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09, 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party or in any such proceeding.

9.15                        Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.16                        Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)                                  agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender and if such notice is received, the Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b)                                 is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Company hereunder

(c)                                  is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d)                                 expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(e)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(f)                                    agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g)                                 without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.17                        Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC, PPSA or any other applicable Requirement of Law can be perfected only by possession or control.  Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.18                        Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.19                        Risk Participation.

(a)                      Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Liabilities have not been repaid in full (other than the Other Canadian Liabilities), then the other Lenders shall purchase from the Canadian Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities (other than the Other Canadian Liabilities) so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities and all other Obligations.

(b)                     Upon the earlier of Substantial Liquidation or the Determination Date, if all German Liabilities have not been repaid in full (other than the Other German Liabilities), then the other Lenders shall purchase from the German Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the German Liabilities (other than the Other German Liabilities) so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding German Liabilities and all other Obligations.

(c)                      Upon the earlier of Substantial Liquidation or the Determination Date, if all UK Liabilities have not been repaid in full (other than the Other UK Liabilities), then the other Lenders shall purchase from the UK Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the UK Liabilities (other than the Other UK Liabilities) so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding UK Liabilities and all other Obligations.

(d)                     Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrower (other those Obligations relating to the Canadian Liabilities,  German Liabilities or UK Liabilities or the Other Domestic Liabilities) have not been repaid in full, then the other Lenders shall purchase from the Domestic Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations of the Domestic Borrower and the Canadian Liabilities.

(e)                      All purchases of Obligations under this Section 9.19 shall be at par, for cash, with no premium, discount or reduction.

(f)                        No Lender shall be responsible for any default of any other Lender in respect of any other Lender’s obligations under this Section 9.19, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender.  Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.

(g)                     Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this Section 9.19 and the purchase of Obligations, the Canadian Liabilities, the German Liabilities or the UK Liabilities, as applicable, as provided herein.

(h)                     The obligations of each Lender under this Section 9.19 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any of the Lenders.

(i)                         No fees required to be paid on any assignment pursuant to Section 10.06 of this Agreement shall be payable in connection with any assignment under this Section 9.19.

ARTICLE X
MISCELLANEOUS

10.01                 Amendments and Waivers.

(a)                      Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agent, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                                     increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(ii)                                  as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender, or (ii) any mandatory termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written Consent of such Lender;

(iii)                               as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(iv)                              as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(v)                                 change any provision of this Section or the definition of “Required Lenders”, “Required Supermajority Lenders” or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(vi)                              except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(vii)                           except for Dispositions permitted under Section 7.04 or Section 7.05 or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(viii)                        increase any advance rate percentage set forth in the definition of “Combined Borrowing Base” or otherwise change the definition of the term “Combined Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written Consent of the Required Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves; and

(ix)                                except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (v) no Consent is required to effect any amendment or supplement to the Intercreditor Agreement, (A) that is solely for the purpose of adding the holders of Indebtedness incurred or issued pursuant to an Amendment or Refinancing of the Term Facility (or any agent or trustee of such holders) as parties thereto, as contemplated by the terms of the Intercreditor Agreement and permitted under Section 7.03(n) (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Intercreditor Agreement with respect to an Amendment or Refinancing  of the Term Facility permitted under Section 7.03(n) (or the comparable provisions, if any, of any successor intercreditor agreement with respect to an Amendment or Refinancing  of the Term Facility permitted under Section 7.03(n); provided further that no such agreement shall, pursuant to this clause (v), amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)                     Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended, supplemented and waived with the consent of the Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Requirement of Law or advice of local counsel, (ii) to cure ambiguities, mistakes or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c)                      If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Company may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                      Notices Generally.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the address, telecopier number, electronic email address or telephone number specified on Schedule 10.02 in the case of the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent, the Lenders, the Parent or the Borrowers shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender, as the case may be. The Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)                     Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                      The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet.

(d)                     Change of Address, Etc.  Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the Company, the Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including the Securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of the Securities Laws.

(e)                      Reliance by Agent, L/C Issuer and Lenders.  The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Credit Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders, the L/C Issuer and the other Credit Parties; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                      Costs and Expenses.  The Borrowers shall (a) pay or reimburse the Agent and the Arrangers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto (whether or not the transactions contemplated thereby shall be consummated), and (b) pay or reimburse the Agent and L/C Issuer only, for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Agent (including one primary counsel, one Canadian counsel, one German counsel, and one United Kingdom counsel and such local counsel as the Agent may reasonably require in connection with collateral matters), outside consultants, appraisers, and commercial finance examiners in connection with all of the foregoing, all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrowers (whether by wire transfer or otherwise), and of the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) pay or reimburse each

Lender, Swingline Lender, L/C Issuer, the Agent and the Arrangers for all their out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents and in connection with the Loans made and Letters of Credit issued under this Agreement, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans and Letters of Credit, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender. Swingline Lender, L/C Issuer and the Agent, and (d) to pay, indemnify, or reimburse each Lender, Swingline Lender, L/C Issuer, and the Agent for, and hold each Lender, Swingline Lender, L/C Issuer, and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Agreement the other Loan Documents and any such other documents.

(b)                     Indemnification. The Borrowers shall pay, indemnify or reimburse each Lender, Swingline Lender, L/C Issuer, the Agent, each Arranger and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, costs, expenses or disbursements incurred or asserted against any such Indemnitee by any Loan Party, any of the directors, officers, shareholders or creditors of any Loan Party or any other Person arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, any Borrower, any of their respective Subsidiaries or any of the Properties, or to any Blocked Account Agreement or other Person who has entered into a control agreement with any Credit Party, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Parent or any Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither the Parent nor any Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons.  All amounts due under this Section 10.04 shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrowers pursuant to this Section 10.04 shall be submitted to the Domestic Borrower at the address thereof set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Domestic Borrower in a written notice to the Agent.

(c)                      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Requirements of Law, each party hereto shall not assert, and hereby waive, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)                     Limitation of Liability.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                      Survival.  The agreements in this Section shall survive the resignation of any Agent, the L/C Issuer or the Swing Line Lender, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer, or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Credit Party severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect (or at the Bank of Canada Overnight Rate with respect to amounts due to the Agent in Canadian Dollars or other Optional Currency).  The obligations of the Credit Parties under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations.

10.06                 Successors and Assigns.

(a)                      Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                     Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A)of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Specified Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to all of its the Loans or the Commitments, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(B)                                the consent of the Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural

Person.  Unless otherwise agreed by the Agent, no Person may be a Canadian Lender, German Lender or UK Lender unless it (or any of its Affiliates) also has a Domestic Commitment in an amount at least equal to its Canadian Commitment, German Commitment or UK Commitment, as applicable.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirement of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                      Register.  The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                     Participations.  (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any  provision of this Agreement or any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) of the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the limitations and requirements of such Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.02 as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish in connection with a Tax audit or other proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)                      Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such

Participant and such Participant agrees, for the benefit of the Loan Parties, to comply and in fact complies with Section 3.01(e) as though it were a Lender.

(f)                        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                     Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, or resigns as Agent in accordance with the provisions of Section 9.09, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.09, upon 30 days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If  Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be,  (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit, and (c) the successor Swing Line Lender shall repay all outstanding Obligations with respect to Swing Line Loans due to the resigning Swing Line Lender. Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Requirement of Laws or regulations or by any subpoena or similar legal process, provided that the Agent or such Lender, as applicable, agrees that it will notify the Domestic Borrower as soon as practicable in the event of any such disclosure by such person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this

Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Commitment Lender; or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to any Loan Party and its obligations, (g) with the consent of the Company, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of any of the Credit Parties or any Affiliate of the Credit Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Requirement of Law, including the Securities Laws.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Requirement of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the other Credit Parties, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Company and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Requirement of Law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Requirement of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration of the Letters of Credit or the termination of the Commitments or the termination of this Agreement or any provision hereof.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or ceases to make LIBOR Rate Loans as a result of any condition described in Section 3.02 or 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.05) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with Requirement of Laws; and

(e)           in the case of an assignment resulting from a Lender being a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14      GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.15      SUBMISSION TO JURISDICTION; WAIVERS.  Each Loan Party hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.  Nothing herein shall limit the right of the Agent or any Lender to bring proceedings against any Loan Party in any other court;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Schedule 10.02 or at such other address of which the Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.16      Waivers of Jury Trial.  EACH OF THE PARENT, EACH BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.18      USA PATRIOT Act; Proceeds of Crime Act.  Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and all applicable “know your customer” rules, regulations and procedures applicable to such Lender in Canada), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “Proceeds of Crime Act”).  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.19      Foreign Asset Control Regulations.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to

(a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.20      Time of the Essence.  Time is of the essence of the Loan Documents.

10.21      Designation as Senior Debt.  All Obligations shall be “Designated Senior Indebtedness” for purposes of and as defined in the Senior Subordinated Note Indenture and all supplemental indentures thereto.

10.22      Press Releases.

(a)       Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Requirement of Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)       Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark.  The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Company prior to the publication thereof for review and comment by the Company.  The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.23      Additional Waivers.

(a)       Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.01, (i) the Obligations (including, for avoidance of doubt, the Canadian Liabilities, the German Liabilities and the UK Liabilities) are the joint and several obligation of each Domestic Loan Party; (ii) the Canadian Liabilities, the German Liabilities and the UK Liabilities are the joint and several obligation of each Canadian Loan Party; German Loan Party and UK Loan Party.  To the fullest extent permitted by applicable Requirement of Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any release of any other Loan Party from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of any Agent, the Collateral Agent or any other Credit Party.

(b)       Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.01, the Obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the Payment in Full of all of the Obligations).

(c)       To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the Payment in Full of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been Paid in Full.  To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Requirement of Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party.

(d)       Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior Payment in Full of all of the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior Payment in Full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness until Payment in Full of the Obligations.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.24      Judgment Currency.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice for the applicable currency conversion in the wholesale market.  In the event that there is a change in the rate of exchange prevailing there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Loan Parties will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Currency Due which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the conversion date.  If the amount of the Currency Due which the applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Loan Party shall indemnify and save the Agents, the L/C Issuer and the Lenders harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

10.25      No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.26      Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.27      Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.28      Obligations and Collateral of the Canadian Loan Parties, the UK Loan Parties, and the German Loan Parties.

Notwithstanding anything contained herein or in the other Loan Documents to the contrary, none of the Canadian Loan Parties, the German Loan Parties or the UK Loan Parties shall be liable or jointly and severally liable for any Obligations (other than the Canadian Liabilities, the German Liabilities and the UK Liabilities) of the Parent or any Domestic Loan Party (collectively, the “Domestic Obligations”), and none of the Collateral pledged by the Canadian Loan Parties, the German Loan Parties or the UK  Loan Parties shall secure any Domestic Obligations (other than the Canadian Liabilities, the German Liabilities and the UK Liabilities).  In addition, any insurance proceeds from any Collateral pledged by the Canadian Loan Parties, the German Loan Parties or the UK Loan Parties shall not be available to pay any Domestic Obligations (other than the Canadian Liabilities, the German Liabilities and the UK Liabilities).

10.29      Language.

The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language.  A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

THE YANKEE CANDLE COMPANY, INC.

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Executive Vice President, Chief Financial Officer and Treasurer

YANKEE CANDLE CANADA INC.

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Treasurer

YANKEE CANDLE COMPANY (EUROPE) LIMITED

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Treasurer

YANKEE CANDLE DEUTSCHLAND GmbH

By:	/s/ Clive Harper
Name:	Clive Harper
Title:	Managing Director

YANKEE HOLDING CORP.

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Treasurer

YANKEE CANDLE RESTAURANT CORP.

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Treasurer

YANKEE CANDLE ADMIN LLC

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Treasurer

1

YANKEE CANDLE BRAND MANAGEMENT, INC.

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Treasurer

CREATIVE FRAGRANCE CONCEPTS LLC

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Treasurer

2

BANK OF AMERICA, N.A., as Agent

By:	/s/ Andrew Cerussi

Name:	Andrew Cerussi

Title:	Senior Vice President

1

BANK OF AMERICA, N.A., as a Domestic Lender, UK Lender, German Lender, L/C Issuer and Swing Line Lender

By:	/s/ Andrew Cerussi

Name:	Andrew Cerussi

Title:	Senior Vice President

2

BANK OF AMERICA, N.A. (Acting through its Canada Branch), as Agent and as a Canadian Lender

By:	/s/ Medina Sales de Andrade

Name:	Medina Sales de Andrade

Title:	Vice President

1

U.S. BANK NATIONAL ASSOCIATION, as a Domestic Lender

By:	/s/ Scot Turner

Name:	Scot Turner

Title:	Senior Vice President

2

U.S. BANK NA, CANADA BRANCH, as a Canadian Lender

By:	/s/ Joseph Rauhala

Name:	Joseph Rauhala

Title:	Principal Officer

3

WELLS FARGO BANK, N.A., as a Domestic Lender

By:	/s/ Robert C. Chakarian

Name:	Robert C. Chakarian

Title:	Vice President

4

WELLS FARGO BANK, N.A. (LONDON BRANCH), as a UK Lender and as a German Lender

By:	/s/ Moubeen Korimbocus

Name:	Moubeen Korimbocus

Title:	Portfolio Manager

5

HSBC BANK USA, N.A., as a Domestic Lender, as a German Lender and as a UK Lender

By:	/s/ Manuel Burgueño

Name:	Manuel Burgueño

Title:	Vice President

6

HSBC BANK CANADA, as a Canadian Lender

By:	/s/ Ryan Corkum

Name:	Ryan Corkum

Title:	Senior Account Manager

By:	/s/ Steve Reichenbach

Name:	Steve Reichenbach

Title:	Assistant Vice-President

7

RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as a Domestic Lender and as a Canadian Lender

By:	/s/ Steven A. Samson

Name:	Steven A. Samson

Title:	Vice President

8

BARCLAYS BANK PLC, as Syndication Agent and as a Domestic Lender, as a Canadian Lender, as a German Lender and as a UK Lender

By:	/s/ Ronnie Glenn

Name:	Ronnie Glenn

Title:	Vice President

9

CIT BANK, as a Domestic Lender

By:	/s/ Kelly Hartnett

Name:	Kelly Hartnett

Title:	Authorized Signatory

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